UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Elanco Animal Health Incorporated
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2022 Notice of Annual Meeting of Shareholders and Proxy Statement

Elanco™

Letter from our President and CEO
Dear Fellow Elanco Shareholders:
Thank you for your continued investment in Elanco. This past year was a transformational year for Elanco as we continued to build on our position as a global animal health leader, while delivering on our commitments and taking actions to further strengthen our company and our value proposition. In 2021, our first full year including the acquired Bayer Animal Health business, Elanco grew revenue by 46%, or 7% on a pro forma combined company basis, with pet health up 10% and farm animal increasing 6%. We delivered $1.057 billion in adjusted EBITDA, representing 22.2% of revenue. We reached our target net leverage ratio of five and half times, while also funding the KindredBio acquisition. Importantly, we achieved five consecutive quarters of outperformance for revenue, adjusted EBITDA and adjusted EPS, demonstrating our consistent delivery.
We strengthened our Innovation, Portfolio and Productivity strategy. We launched eight new products balanced across pet health and farm animal and advanced our pipeline to expand potential access to the fast-growing pet dermatology market through the acquisition of KindredBio. As a result, we added $100 million to our expected 2025 innovation sales, which are now expected to total $600 million to $700 million. We optimized our size and footprint, announcing the exit of six R&D and Manufacturing sites. We believe these actions have delivered greater clarity and direction to our teams and now create stability moving forward.
Today, Elanco is a more diverse, durable, global company with greater reach and scale, with an important balance between pet health and farm animal, and U.S. and international. We have added capabilities, built more comprehensive portfolios and now stand as an omnichannel leader in our industry with significant presence both in the veterinary clinic and in retail, including e-commerce. Importantly, Elanco is one of the only companies that can reach the world’s animals – with access to 19 species in more than 100 countries, ranging from tilapia in China to salmon in Chile, water buffalo in India and cats in Chicago. We remain committed to achieving the targets communicated during our December 2020 Investor Day.
We believe Elanco’s outperformance in 2021 was a result of the ownership mindset in our nearly 10,000 employees. To further strengthen this culture of ownership, for 2022 we have adjusted our Elanco Corporate Bonus to a more EVA-like compensation metric, and we have added stock options into the mix of equity awards granted to our executive leadership. We believe these actions will further incentivize our team to generate enhanced shareholder value. Second, as you will see in this proxy statement, we are requesting shareholder approval of an Employee Stock Purchase Plan, as we seek to further increase broader employee alignment with shareholder interests.
Amid some of the world’s most challenging days, more than ever we need companies who believe in doing well by doing good. As a company, we are driven by our purpose: protecting the health of animals, people and our planet. These activities and impact include:
•
Our work in Africa, through our East Africa Growth Accelerator (EAGA), which has been critical in improving the health and productivity of millions of animals, positively impacting the livelihoods of thousands of smallholder farmers, while growing our business.

•
Our efforts in livestock sustainability, which are already contributing to reducing the footprint of livestock production, including the reduction of beef production’s environmental footprint by 10%. Ultimately, I believe we will provide critical solutions and take a leadership role in livestock sustainability that will both help feed the world more nutritiously while helping to cool the climate.

•
And in recent weeks, I am in awe at the many ways our teams around the world have worked to support our customers and others in Ukraine at this time of need – all ensuring the critical flow of animal medicines and our continued operations, which support food security.

Being named number 19 on Fortune’s 2021 Change the World list was a highlight for the Elanco team and me this past year and an acknowledgement of our efforts. Our team strives daily to improve the health and wellbeing of animals, because we know when we make animals’ lives better, we can make life better.
This proxy statement provides greater detail on Elanco’s additional sustainability commitments and actions, as well as the corporate governance policies and practices that we believe foster effective oversight. In 2021, we undertook our first ESG roadshow, engaging in dialogue and listening to feedback from our investors. In part as a result of this feedback, we have introduced several important changes, including the adoption of a proxy access bylaw and a proposal to eliminate supermajority voting from our Articles of Incorporation, which we are asking you to vote on at the 2022 annual shareholders meeting.
We ended 2021 with strong momentum, executing against what we believe is the most significant value proposition in the animal health industry – even more substantial and durable than when we became public back in September of 2018. We value your investment in Elanco and take seriously our responsibility to consistently deliver against our commitments, creating significant value for you, our shareholders. We appreciate your voting support.
Sincerely,
Jeffrey N. Simmons
President and Chief Executive Officer

Letter from our Independent Chairman
Dear Fellow Elanco Shareholders:
On behalf of the Elanco Board of Directors, I want to thank you for your investment in Elanco.
As a young public company, we have built an experienced, highly engaged Board of Directors, purposely designed with the skills and expertise necessary to support Elanco’s long-term strategy. Importantly, I am pleased with the progress the Board has made in the past year, particularly with respect to continuing to evolve our corporate governance policies and practices.
To ensure our Board has the right skills, we have added three new directors since December 2020 who bring important insights, including strong innovation experience, financial and operations expertise in the animal health industry, and a shareholder perspective that we believe has made us stronger. Two of those members are nominated for re-election this year, in addition to the chairs of our Audit, Compensation, and Finance and Oversight Committees. In all, we have added eight new independent directors since the beginning of 2019.
Additionally, we have expanded the Board’s responsibilities by increasing the scope of the Finance and Oversight Committee to include operational oversight of the company’s productivity and margin expansion commitments. Further, we have added an Innovation, Science and Technology Committee to support pipeline delivery, enable connection to innovators and help scan the horizon for opportunities and new technology platforms.
While we have seen significant change both internally and in the world in the past year, we are pleased with Elanco’s agility in mitigating the impacts related to the COVID-19 pandemic, inflation, and supply chain. Additionally, Elanco has generated strong operational progress toward its commitments, while continuing to build the foundation of the company and advancing important areas related to ESG. Elanco’s strong management team, led by Jeff Simmons, brings decades of experience and a proven track record of success. The Board is confident in the management team’s plans for the continued successful execution of the company’s strategy and shareholder value creation.
We take the views of Elanco shareholders seriously and regularly engage across our investor base. We encourage your communication with us and thank you for investing in Elanco. We request your support on the matters described in the proxy statement.
R. David Hoover
Chairman of the Board

Notice of 2022 Annual Meeting of Shareholders
ELANCO
ANIMAL HEALTH INCORPORATED
2500 Innovation Way
Greenfield, Indiana 46140

Date & Time
8:00 a.m., Eastern Time, Wednesday, May 18, 2022

Location
Audio webcast at www.virtualshareholdermeeting.
com/ELAN2022

Record Date
Close of business
on March 21, 2022
The 2022 Annual Meeting of Shareholders of ELANCO ANIMAL HEALTH INCORPORATED, an Indiana corporation, will be a virtual meeting of shareholders, conducted via live audio webcast at www.virtualshareholdermeeting.com/ELAN2022 on Wednesday, May 18, 2022, at 8:00 a.m., Eastern Time, to consider and act upon the following matters:
Voting Matters
Items of Business
1	Election of the five director nominees to serve three-year terms.
2	Ratification of the appointment of Ernst & Young LLP as Elanco’s independent registered public accounting firm for 2022.
3	Advisory vote on the compensation of Elanco’s named executive officers.
4	Approval of the Elanco Animal Health Incorporated Employee Stock Purchase Plan.
5	Management proposal to amend Elanco’s Articles of Incorporation to eliminate supermajority voting.
6	Management proposal to amend Elanco’s Articles of Incorporation to eliminate legacy parent provisions.
7	Transaction of such other business as may properly come before the meeting.
By Order of the Board of Directors,
Marcela A. Kirberger
Executive Vice President, General Counsel and Corporate Secretary
•, 2022
Even though you may plan to participate in the meeting online, please vote by telephone or the Internet, or execute the proxy card and mail it promptly. Telephone and Internet voting information is provided on the notice mailed to you or in this proxy statement. If you participate in the virtual meeting, you may revoke your proxy and vote your shares electronically during the meeting.
The Notice of 2022 Annual Shareholders Meeting, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

In this Proxy Statement (this “Proxy Statement”), the terms “Elanco,” “we,” “us” and “our” refer to Elanco Animal Health Incorporated, an Indiana corporation. We were incorporated in September 2018, prior to which we were a business unit and wholly-owned subsidiary of Eli Lilly and Company (“Lilly”).
Our Board of Directors (our “Board”) solicits your proxy for our 2022 Annual Shareholders Meeting (and any postponement or adjournment of the meeting) (the “Annual Meeting”) for the matters set forth in the “Notice of 2022 Annual Shareholders Meeting” above.
These materials were first sent or made available to shareholders on ·, 2022.

Proxy Statement Summary
This summary highlights information contained in this proxy statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement before voting.
Annual Meeting of Shareholders
•	Time and Date: 8:00 a.m., Eastern Time, Wednesday, May 18, 2022
•	Place: Audio webcast at www.virtualshareholdermeeting.com/ELAN2022
•	Record Date: Close of business on March 21, 2022
•	Voting: Shareholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals
Voting Matters and Recommendations
Items of Business		Board Recommendation	Page
1	Election of the five director nominees to serve three-year terms.	“FOR” Each Nominee	5
2	Ratification of the appointment of Ernst & Young LLP as Elanco’s independent registered public accounting firm for 2022.	“FOR”	41
3	Advisory vote on the compensation of Elanco’s named executive officers.	“FOR”	44
4	Approval of the Elanco Animal Health Incorporated Employee Stock Purchase Plan.	“FOR”	68
5	Management proposal to amend Elanco’s Articles of Incorporation to eliminate supermajority voting.	“FOR”	71
6	Management proposal to amend Elanco’s Articles of Incorporation to eliminate legacy parent provisions.	“FOR”	72
1 2022 Proxy Statement

Director Nominees
					Committee Memberships
Name	Primary Occupation	Age	Director Since	Independent	AC	CC	FOC	ISTC	NCGC
Class I Director Nominees
Kapila Kapur Anand	Retired Partner, KPMG LLP	68	2018
John P. Bilbrey	Former Chairman and CEO, The Hershey Company	65	2019
Scott D. Ferguson	Founder and Managing Partner, Sachem Head Capital Management	47	2020
Paul Herendeen	Former Chief Financial Officer, Bausch Health	66	2020
Lawrence E. Kurzius	Chairman and CEO, McCormick & Company	64	2018
Class II Directors — Terms Expiring in 2023
Michael J. Harrington	Former General Counsel, Eli Lilly and Company	59	2018
R. David Hoover (Chairman)	Former Chairman and CEO, Ball Corporation	76	2018
Deborah T. Kochevar	Senior Fellow, Fletcher School of Law and Diplomacy, Tufts University	65	2019
Kirk P. McDonald	CEO, Group M North America	55	2019
Class III Directors — Terms Expiring in 2024
William F. Doyle	Executive Chairman, Novocure Ltd.	59	2020
Art A. Garcia	Former CFO, Ryder System, Inc.	60	2019
Denise Scots-Knight	Co-Founder and CEO, Mereo BioPharma Group plc	62	2019
Jeffrey N. Simmons	President and CEO, Elanco Animal Health Incorporated	54	2018
Board Highlights

Data as of March 15, 2022.
AC = Audit Committee; CC = Compensation Committee; FOC = Finance and Oversight Committee; ISTC = Innovation, Science and Technology Committee; NCGC = Nominating and Corporate Governance Committee
2 2022 Proxy Statement

Our Corporate Governance Highlights
We are committed to the values of effective corporate governance and high ethical standards. As a young public company, we continue to evolve our Board and our corporate governance practices. Many of our changes have been influenced by the valuable feedback we have received from our shareholders and other stakeholders, who provide important external viewpoints that help inform our decisions. For more information about our corporate governance practices, including several enhancements we have made since December 2020, see “Corporate Governance” beginning on page 22 below.
Independent Oversight	•	All directors, including our Board Chairman, are independent except for our CEO
	•	Four Board Committees – Audit, Compensation, Nominating and Corporate Governance, and Innovation, Science and Technology – are composed entirely of independent directors
•
Regular executive sessions of independent directors at Board meetings (chaired by the independent Board Chairman) and Committee meetings (chaired by the independent Committee chairs) without management present

	•	Active Board and committee oversight of our strategy and risk management, including ESG risks, cybersecurity and human capital management
Board Refreshment and Practices	•	Eight new independent directors since 2019
	•	Recently created new Innovation, Science and Technology Committee to oversee product innovation and expanded responsibilities of Finance and Oversight Committee
	•	Comprehensive, ongoing Board succession planning process
	•	Annual Board and committee self-assessments led by the independent Nominating and Corporate Governance Committee
	•	Board policy limits director membership on other public company boards
	•	Continuing director education on key topics and issues
Shareholder Rights	•	3%/3 years proxy access right for shareholders
	•	One class of outstanding shares with each share entitled to one vote
Governance Practices	•	Prohibition on hedging or pledging Elanco stock
	•	Clawback policy applicable to directors and executives
	•	Rigorous executive stock ownership requirements
	•	Code of Conduct for directors
	•	Regular review of succession planning for CEO and other key executives
	•	Annual ESG reporting aligned to key reporting frameworks
	•	Comprehensive shareholder engagement program with independent director participation
3 2022 Proxy Statement

Our Executive Compensation Highlights
Our executive compensation programs are designed to help achieve the goals of attracting, engaging, and retaining highly talented individuals who are committed to our core values of integrity, excellence, and respect for people, while balancing the long-term interests of shareholders and customers. We accomplish this, in part, by delivering senior executive pay with a greater emphasis on equity and lower weighting on cash to promote an ownership mentality and help ensure shareholder alignment.

2021 was a transformational year for Elanco. Notwithstanding challenges from inflation, supply chain disruptions, the COVID-19 pandemic, and competition, we continued to build a global animal health leader while taking actions to further strengthen our company and our value proposition. In our first full year combined with Bayer Animal Health, our executive compensation was measured against the following key metrics as well as our innovation progress(2):

Given our strong operating performance for the year, for our participating named executive officers, our annual cash incentive payout for 2021 was 132% of target, and our long-term performance awards paid out at 124% of target. For more information, see “Compensation Discussion and Analysis” beginning on page 45.
(1)	Excludes Mr. Schacht and Ms. Lee, who exited Elanco as of December 31, 2021.
(2)
Includes non-GAAP financial measures. Year-over-year revenue growth is on a pro forma combined company basis. See Appendix A to this Proxy Statement for more information, including GAAP to non-GAAP reconciliations.

4 2022 Proxy Statement

Proposal No. 1: Election of Directors
Under our Amended and Restated Articles of Incorporation (our “Articles of Incorporation”), our Board is divided into three classes with approximately one-third of the directors standing for election each year. Our Board currently consists of thirteen directors. The directors hold office for staggered terms of three years (and until their successors are elected and qualified, or until their earlier death, resignation, or removal). One of the three classes is elected each year to succeed the directors whose terms are expiring.
The “Class I” directors whose terms expire at the Annual Meeting are Kapila K. Anand, John P. Bilbrey, Scott D. Ferguson, Paul Herendeen, and Lawrence E. Kurzius. Each of these directors has been re-nominated by our Board upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”). All directors elected at the Annual Meeting will continue in office until the annual meeting of our shareholders to be held in 2025 and until their successors are elected and qualified.
The five nominees contribute significantly to our Board, including as follows:
•	All nominees are independent directors;
•	Two of the five nominees were nominated in December 2020 by Sachem Head Capital Management LP (“Sachem Head”), a holder of over 5% of our common stock;
•	Three of the five nominees are or were public company CEOs or CFOs in the pharmaceuticals or consumer products industries;
•	Four of the five nominees have served on other public company boards; and
•
One of the nominees currently serves as the Chair of the Audit Committee of our Board (the “Audit Committee”) and brings deep financial reporting and audit expertise together with knowledge of our financial systems and processes.

Each of the directors nominated by our Board has consented to serving as a nominee for the term listed above, to being named in this Proxy Statement, and to serving on our Board if elected. The persons named as proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of each of our Board’s five nominees. If any nominee is unable to serve, our Board can either designate a substitute nominee to serve in his or her place as a director or reduce the size of our Board. If our Board nominates another individual, the persons named as proxies may vote for such substitute nominee. Proxies cannot be voted for a greater number of individuals than the five nominees named in this Proxy Statement.
Our Board has determined that all director nominees are independent of Elanco and management. See “Corporate Governance—Director Independence” below for more information.
Board Membership Criteria
Subject to our organizational documents and any operative agreements we may enter into, our Board is responsible for selecting candidates for Board membership and for establishing the general criteria to be used in identifying potential candidates. The Nominating and Corporate Governance Committee leads our director succession planning process and regularly considers the criteria necessary to achieve a diverse Board that provides effective oversight of Elanco.
The Nominating and Corporate Governance Committee believes that all directors should display the personal attributes necessary to be effective directors: integrity, sound judgment, intellectual prowess and versatility, confidence, independence in fact and mindset, ability to operate collaboratively, willingness to ask difficult questions, willingness to listen, the ability to commit the necessary time to
5 2022 Proxy Statement

Proposal No. 1
duties as a director, and commitment to the company, its shareholders and other constituencies. As discussed in “—Board Diversity and Tenure” below, the Nominating and Corporate Governance Committee also seeks to select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions and believes that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity.
Our Corporate Governance Guidelines state that directors shall ensure that existing or future commitments do not materially interfere with their ability to fulfill their responsibilities as Elanco directors, given that serving on our Board requires significant time and attention. In general, directors who are not Elanco employees (“Non-Employee Directors”) may not serve on more than three other public company boards, and our Chief Executive Officer may not serve on more than one other public company board.
In addition to the above criteria, the Nominating and Corporate Governance Committee considers, on an ongoing basis, the additional skills, experiences, and backgrounds that it seeks in members of our Board in the context of our business and the existing composition of our Board. The directors’ biographies under “—Our Director Nominees” and “—Other Continuing Directors” below note each director’s relevant skills, experiences, and backgrounds that makes them suited to contribute to our Board.
Board Matrix

*	Data is as of March 15, 2022.
6 2022 Proxy Statement

Proposal No. 1
Our Director Nominees
Our Board and the Nominating and Corporate Governance Committee believe that each of our nominees brings a strong and diverse set of skills, experiences, and perspectives that, when combined with the other continuing directors, creates a high-performing Board that is aligned with our business strategy, and which contributes to the effective oversight of Elanco. The ages, principal occupations, public directorships held, and other information about our nominees and continuing directors are shown below as of March 15, 2022.

The Board unanimously recommends a vote “FOR” ALL Board nominees listed below.
CLASS I DIRECTORS – TERMS EXPIRING AT THE ANNUAL MEETING
Age: 68 Director Since: September 2018 Board Committees: Audit (Chair) Nominating and Corporate Governance Independent
Kapila Kapur Anand

Experience

 • Senior advisor, KPMG LLP, one of the world’s leading accounting firms (2016 – 2020); Audit Partner and Advisory Partner (1989 – 2016)
 • Elected to KPMG’s U.S. and Americas boards (2005 – 2010) and Chair of the KPMG Foundation

Other Current and Prior Public Company Boards • Omega Healthcare Investors Inc. (2018 – present) • Extended Stay America, Inc. and its REIT subsidiary, ESH Hospitality, Inc. (2016 – 2021)

Qualifications

 • Deep finance and accounting experience due to over 30 years of service to KPMG, as well as her prior service on the Audit Committees of multiple public companies
 • Strong understanding of public company oversight responsibilities, specifically with respect to risk, information security and human capital management developed from her service on public company boards, her engagement as the Chair and Lead Director of the non-profit Women Corporate Directors organization through 2020, and her work as an advisory partner to KPMG’s risk and governance services practice
 • Gained business leadership and public policy experience by playing a leading role in the development of KPMG’s private equity and regulatory businesses, as well as acting as an advisory partner to KPMG’s M&A and integration services practices
 • Certified Public Accountant

7 2022 Proxy Statement

Proposal No. 1
Age: 65 Director Since: March 2019 Board Committees: Audit Finance and Oversight (Chair) Independent
John P. Bilbrey

Experience

 • Chairman, The Hershey Company, a global consumer food company (2015 – 2018); Chief Executive Officer and President (2011 – 2017), held other roles of increasing responsibility including as EVP, Chief Operating Officer; President of North America; and President of its International Commercial group
 • Held leadership positions at Mission Foods; Danone Waters of North America, Inc.; Bilbrey Farms and Ranch; and Procter & Gamble Company

Other Current and Prior Public Company Boards • Tapestry, Inc. (2020 – present) • Campbell Soup Company (2019 – present) • Colgate-Palmolive Company (2015 – present)

Qualifications

 • Long history of successfully building and marketing brands, buying and integrating companies, and growing and leading businesses in the consumer products industry, including 15 years of leadership experience at Hershey and 22 years at The Procter & Gamble Company
 • Expertise in overseeing a company’s financial and accounting practices, human capital management, and enterprise risk management developed as Chairman and Chief Executive Officer of a global food products leader
 • Unique combination of livestock production, food industry, and consumer insights experience, all of which are highly relevant to our industry, due to service as an owner and operator of commercial cattle operations for Bilbrey Farms and Ranch
 • Board-level experience with financial and strategy oversight, corporate governance best practices, and risk and human capital management from service on the Audit Committee at Tapestry, Inc. and the Compensation Committee at Campbell’s Soup Company

8 2022 Proxy Statement

Proposal No. 1
Age: 47 Director Since: December 2020 Board Committees: Finance and Oversight Independent
Scott D. Ferguson

Experience

 • Founder and Managing Partner, Sachem Head, a private investment management firm (2012 – present)
 • Served as the first investment professional at Pershing Square Capital Management, L.P., a private investment management firm (2001 – 2012)
 • Vice President, American Industrial Partners, a private equity firm (1999 – 2001)
 • Business analyst, McKinsey & Company (1996 – 1999)

Other Current and Prior Public Company Boards • Olin Corporation (2020 – present) • Autodesk Inc. (2016 – 2017)

Qualifications

 • Extensive finance and accounting skills and the perspective of one of our largest shareholders gained as the founder of Sachem Head
 • Strong relationships in the investment community
 • Track record of working collaboratively with management teams, including at Zoetis Inc., an animal health company
 • Critical insight on our business and operations as well as the issues we face
 • Significant experience with strategy and risk management oversight as well as with corporate governance gained through service on other public company boards

9 2022 Proxy Statement

Proposal No. 1
Age: 66 Director Since: December 2020 Board Committees: Finance and Oversight Independent
Paul Herendeen

Experience

 • Advisor to the Chairman and Chief Executive Officer, Bausch Health Companies Inc., a global health care products company (2021 – 2022); Executive Vice President and Chief Financial Officer (2016 – 2021)
 • Executive Vice President and Chief Financial Officer, Zoetis Inc., an animal health company (2014 – 2016)
 • Chief Financial Officer, Warner Chilcott, a specialty pharmaceuticals company
(1998 – 2001; 2005 – 2013)
 • Executive Vice President and Chief Financial Officer, MedPointe Pharmaceuticals, a privately-held pharmaceutical company
 • Principal investor, Dominion Income Management and Cornerstone Partners
 • Held various positions with the investment banking group of Oppenheimer & Company and the capital markets group of Continental Bank Corporation
 • Senior auditor, Arthur Andersen & Company

Qualifications

 • Extensive understanding of complex financial and accounting issues and reporting relevant to a global business in our industry developed through decades of experience in finance and accounting in the life sciences industry, including service as the Chief Financial Officer of Zoetis Inc.
 • Substantial expertise with budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis, and capital expenditure management gained while at Bausch Health Companies Inc., where his disciplined financial approach and strong operational focus helped the company reduce its debt and strengthen its balance sheet
 • Significant M&A and business development experience from his tenure at Warner Chilcott, Zoetis, and Bausch Health as well as his nearly decade of experience as a principal investor at Dominion Income Management and Cornerstone Partners, where he worked on investments as well as mergers & acquisitions for the firms and their portfolio companies
 • Institutional investor perspective developed through his more than 15 years of experience engaging with the financial community as a public company Chief Financial Officer and leader of award-winning investor relations programs

10 2022 Proxy Statement

Proposal No. 1
Age: 64 Director Since: September 2018 Board Committees: Compensation (Chair) Nominating and Corporate Governance Independent
Lawrence E. Kurzius

Experience

 • President and Chief Executive Officer, McCormick & Company, a global Fortune 500 food company (2016 – present); Chairman of the Board (2017 – present)
 • Has held various leadership roles, including as President and Chief Operating Officer; Chief Administrative Officer; President, International Businesses; President, Europe, Middle East and Africa; and President, U.S. Consumer Foods

Other Current and Prior Public Company Boards • McCormick & Company (2015 – present)

Qualifications

 • Valuable mix of global business expertise and risk management and sustainability oversight gained from broad executive experience at McCormick
 • Deep understanding of human capital management issues developed through leadership of a company with over 14,000 employees globally
 • Marketing and brand building insights gained from experience at McCormick as well as prior leadership roles at Mars Inc. and the Quaker Oats Co.
 • Significant corporate governance experience from which he provides a broad perspective on issues facing public companies, especially in the areas of executive compensation and leadership development
 • Serves on the boards of multiple not-for-profit industry groups, including The Consumer Goods Forum, The Consumer Brands Association, and The National Association of Manufacturers
 • Member of Business Roundtable, an association of chief executive officers of leading companies working to promote a thriving U.S. economy and expanded opportunity through sound public policy

11 2022 Proxy Statement

Proposal No. 1
Other Continuing Directors
CLASS II DIRECTORS – TERMS EXPIRING IN 2023
Age: 59 Director Since: September 2018 Board Committees: Innovation, Science and Technology Independent
Michael J. Harrington

Experience

 • Senior Vice President, General Counsel, Lilly (2013 – 2020); Vice President and Deputy General Counsel of Global Pharmaceutical Operations (2010 – 2012); Vice President and General Counsel, Corporate (2004 – 2010); managing director of Lilly’s New Zealand affiliate

Qualifications

 • Operational and strategic acumen in the animal health industry with expertise in legal and public policy issues, government and regulatory affairs, intellectual property, risk management, corporate governance, and compliance gained from experience at Lilly, one of the world’s leading global pharmaceutical companies and our former parent company
 • Digital and cybersecurity expertise developed through his prior oversight of Lilly’s information security program
 • Ability to oversee M&A and business development activities due to prior experience executing numerous transactions while at Lilly, including playing a leading role in the separation of Elanco from Lilly and subsequent listing of Elanco on the New York Stock Exchange (the “NYSE”) as an independent public company solely dedicated to animal health

12 2022 Proxy Statement

Proposal No. 1
Age: 76 Director Since: September 2018 Board Committees: Compensation Nominating and Corporate Governance (Chair) Independent
R. David Hoover

Experience

 • 41-year leadership career at Ball Corporation, one of the world’s leading suppliers of aluminum packaging for the beverage, personal care and household products industries as well as a provider of aerospace and other technologies, where he served as Chairman (2002 – 2011); Chief Executive Officer (2001 – 2011); President (2000 – 2010); Chief Operating Officer (2000 – 2001); and Vice Chairman and Chief Financial Officer
(1998 – 2000)

Other Current and Prior Public Company Boards

 • Edgewell Personal Care (and its predecessor company, Energizer Holdings, Inc.)
(2000 – 2021)
 • Eli Lilly and Company (2009 – 2018)
 • Ball Corporation (1996 – 2018)
 • Steelcase Inc. (2012 – 2016)

Qualifications

 • Deep understanding of leading global businesses, human capital management, financial and accounting practices, risk management, and business development gained from leading Ball Corporation for over four decades
 • Effective oversight of the company’s strategy and significant risks and leadership skills developed during service on numerous public company boards, including on audit and governance committees
 • Insight into the animal health industry as well as life sciences and consumer products companies generally gained from his tenure on the boards of directors of Lilly, Ball Corporation and Edgewell Personal Care (Energizer Holdings)

13 2022 Proxy Statement

Proposal No. 1
Age: 65 Director Since: March 2019 Board Committees: Innovation, Science and Technology (Chair) Nominating and Corporate Governance Independent
Deborah T. Kochevar, D.V.M., Ph.D, DACVCP

Experience

 • Senior Fellow, The Fletcher School of Law and Diplomacy and Dean Emerita, Cummings School of Veterinary Medicine; Tufts University (2019 – present); Provost and Senior Vice President ad interim (2018 – 2019); Dean of the Cummings School of Veterinary Medicine (2006 – 2018)
 • Long-time faculty member and administrator, College of Veterinary Medicine and Biomedical Sciences at Texas A&M University, held the Wiley Chair of Veterinary Medical Education

Other Current and Prior Public Company Boards • Charles River Laboratories International, Inc. (2008 – present)

Qualifications

 • Valuable insights due to medical and scientific expertise, knowledge of the animal health industry, and the scientific nature of our key research and development initiatives gained through her distinguished academic career, including as Dean of one of the world’s leading veterinary schools and her track record of publications in peer-reviewed research and teaching journals
 • Public policy acumen due to her experience with various government entities and her expertise in articulating evidence-based science with international aspects of inter-professional education, clinical and translational research, and global One Health diplomacy
 • Public company corporate governance experience due to her service on the board of Charles River Laboratories, where she chairs the company’s Nomination and Corporate Governance Committee and serves as a member of the Science and Technology Committee
 • Understanding of quality veterinary practices and the needs of scientists and the research and development community helps us mitigate and manage key risks, including those identified as most relevant to our industry under the Sustainability Accounting Standards Board (“SASB”) standards

14 2022 Proxy Statement

Proposal No. 1
Age: 55 Director Since: March 2019 Board Committees: Compensation Innovation, Science and Technology Independent
Kirk P. McDonald

Experience

 • Chief Executive Officer and member of Global Leadership Team, GroupM North America, a global provider of media and advertising solutions through the development of technology-enabled services (August 2020 – present)
 • Chief Business Officer, AT&T's advertising division, Xandr (September 2019 – August 2020); Chief Marketing Officer (November 2018 - September 2019)
 • Leadership roles at several other leading companies, including President, PubMatic; President of Digital, Time Inc.; Chief Advertising Officer, Fortune|Money Group; and Senior Vice President of Network Sales, DRIVEpm and Atlas (both units of Microsoft's advertising business)

Qualifications

 • Significant marketing, brand management, innovation, and consumer products experience, as well as experience with digital and emerging technologies provided by more than 30 years of experience in marketing and general management leadership roles
 • Insights into managing talent in large organizations in fast-growing industries gained as Chief Executive Officer of GroupM North America, an organization of approximately 6,500 people
 • Deep domain expertise in the intersection between marketing and technology recognized by AdWeek who named him one of the “50 vital leaders in tech, media and marketing”
 • Member of the Executive Leadership Council and serves as a director of several private and non-profit companies

15 2022 Proxy Statement

Proposal No. 1
CLASS III DIRECTORS – Terms Expiring in 2024
Age: 59 Director Since: December 2020 Board Committees: Finance and Oversight Innovation, Science and Technology Independent
William F. Doyle

Experience

 • Executive Chairman, Novocure Ltd., a commercial stage oncology company (2016 – present)
 • Managing director, WFD Ventures LLC, a private venture capital firm he co-founded (2002 – present)
 • Member of the investment team, Pershing Square (2014 – 2016)
 • Member of Medical Devices and Pharmaceutical Group Operating Committee, Johnson & Johnson; Vice President, Licensing and Acquisitions; Chairman of the Medical Devices Research and Development Council, Worldwide President of Biosense-Webster, Inc., member of the boards of Cordis Corporation and Johnson & Johnson Development Corporation, Johnson & Johnson’s venture capital subsidiary
 • Served as a management consultant, McKinsey & Company

Other Current and Prior Public Company Boards • Minerva Neurosciences, Inc. (2017 – pre sent) • Novocure Ltd. (2004 – present) • OptiNose, Inc. (2004 – 2020) • Zoetis Inc. (2015 – 2016)

Qualifications

 • Strategic and operational experience, particularly in the animal health and life sciences industries, gained through his service as a director of Zoetis and in roles of increasing responsibility at Johnson & Johnson
 • Experience with growing a company’s revenue illustrated by Novocure revenue growth to over $500 million and increased adjusted EBITDA by hundreds of millions of dollars since its initial public offering in 2015 while he served as Executive Chairman
 • Broad understanding of new technologies and emerging business models and risks through his service as managing director of WFD Ventures
 • Deal making oversight and experience managing innovation programs gained through his tenure at Johnson & Johnson
 • Valuable board-level experience from his years of service on the boards of Zoetis Inc. and several other public and private companies

16 2022 Proxy Statement

Proposal No. 1
Age: 60 Director Since: May 2019 Board Committees: Audit Finance and Oversight Independent
Art A. Garcia

Experience

 • Served in various leadership roles, Ryder System, Inc., primarily a North American provider of transportation and supply chain management products known for its fleet of rental trucks, including as its Executive Vice President and Chief Financial Officer
(2010 – April 2019); Senior Vice President and Controller (2005 – 2010); Vice President and Controller (2002 – 2005)

Other Current and Prior Public Company Boards • American Electric Power Company, Inc. (2019 – present) • ABM Industries Incorporated (2017 – present)

Qualifications

 • Senior leadership, financial, operational, and human capital management expertise through his experience leading the finance organization at Ryder, where he led the re-engineering of the organization to help drive efficiency, established a new business model, and implemented strategies to revitalize growth and improve profitability
 • Experience with financial risk issues and public company governance practices developed from roles at Ryder, as well as his service to the audit, risk management and governance committees of other public companies
 • Oversaw corporate strategy and business development functions and managed the financial integration of 12 acquisitions, which allows him to assist with the oversight of these areas at Elanco

17 2022 Proxy Statement

Proposal No. 1
Age: 62 Director Since: March 2019 Board Committees: Compensation Innovation, Science and Technology Independent
Denise Scots-Knight

Experience

 • Co-Founder, Chief Executive Officer and Director, Mereo BioPharma Group plc, an international biopharmaceutical company focused on oncology and rare diseases
(2015 – present)
 • Managing Partner, Phase4 Partners Ltd., a privately held, global life science venture capital firm (2010 – 2015)
 • Head, Nomura Phase4 Ventures, a venture capital affiliate of Nomura International plc, a leading Japanese financial institution (2004 – 2010)

Other Current and Prior Public Company Boards • Mereo BioPharma Group plc (2015 – present)

Qualifications

 • Experience with global strategic oversight and talent and leadership development in a growth-oriented industry gained through her service as Co-Founder and Chief Executive Officer of Mereo BioPharma Group plc, a United Kingdom-based, NASDAQ-listed company with operations in the U.S., as well as through leadership roles in other non-U.S. organizations
 • Named one of the 15 leading women in European biotech by Labiotech UG
 • Helps communicate shareholder perspectives to our Board through her extensive experience in the life sciences venture capital and investment industry
 • Keen acumen and technical expertise to the oversight of our research and development activities developed through career track record building new innovation models and strategic partnerships for emerging technologies
 • Served as a director of several public and privately held biotech and life sciences companies

18 2022 Proxy Statement

Proposal No. 1
Age: 54 Director Since: September 2018 Board Committees: Finance and Oversight
Jeffrey N. Simmons

Experience

 • President and Chief Executive Officer, Elanco (July 2018 – present), Senior Vice President and President of the Elanco Animal Health division at Lilly (2008 – 2018); held various leadership roles in Elanco Animal Health as a division of Lilly, including International Marketing Manager, Country Director for Brazil, Area Director for Western Europe, and Executive Director for U.S. and Global Research & Development

Qualifications

 • Proven, purpose-driven leader with 30 years of industry and life sciences experience, including as the head of Elanco for the past decade, where he directed our transformation from a primarily US feed additive company to a premier global leader with a diversified business, more than quadrupled our revenue, created a unique innovation engine, and built five new businesses, including a $2.5 billion pet health business and a leading aquaculture business
 • Top-tier M&A and business development experience, having orchestrated our separation from Lilly and subsequent listing on the NYSE, as well as the industry’s largest acquisition, our 2020 acquisition of Bayer Animal Health
 • Significant business leadership, strategic insights, product marketing expertise, risk management and human capital management skills. Under his leadership, we have become a more diverse, durable, and global company with greater reach and scale, with an important balance between pet health and farm animal and US and international markets. We have added capabilities, built more comprehensive portfolios, and stand as an omnichannel leader with significant presence both in the veterinary clinic and in retail, including e-commerce
 • With his commitment to sustainability, under his leadership, we deepened our commitment to sustainability and, in October 2020, became the first independent animal health company to launch sustainability commitments connected to the United Nations Sustainable Development Goals
 • Decades of experience overseeing research and development programs, including the successful product launch of numerous animal health blockbuster drugs gained through his service as Executive Director for U.S. and Global Research & Development as well as other senior leadership roles within Elanco
 • International perspective developed through both his global management across our business and in his role as the former President of the International Federation for Animal Health (IFAH), the worldwide organization representing the manufacturers of veterinary medicines

19 2022 Proxy Statement

Proposal No. 1
Director Nomination Process
The Nominating and Corporate Governance Committee makes recommendations to our Board for nominations; identifies and screens potential new candidates, including by reviewing recommendations from other directors, management and shareholders; and assesses the ongoing contributions of incumbent directors whose terms are expiring with input from all other directors. The Nominating and Corporate Governance Committee may also retain search firms to assist in identifying and screening candidates.
The Nominating and Corporate Governance Committee will consider director candidates recommended by a shareholder in the same manner as all other candidates recommended by other sources. A shareholder may recommend a candidate at any time of the year by writing to our Corporate Secretary at the contact details set forth in “Other Information—Communicating With Us” set forth below.
Beginning with our 2023 annual meeting of shareholders (the “2023 Annual Meeting”), a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, may submit director nominees for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws. See “Submission of Shareholder Proposals or Nominations–Director Nominations (Including Proxy Access Nominations) or Other Proposals for Presentation at the 2023 Annual Meeting” below for more information.
Board Diversity and Tenure
Our Board is committed to building a Board with diverse experiences and backgrounds. Our Corporate Governance Guidelines state that our Board will select director candidates who represent a mix of backgrounds and experiences that will enhance the quality of our Board’s deliberations and decisions, and that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. Additionally, the charter of our Nominating and Corporate Governance Committee states that the committee will actively consider for selection as directors those persons who are diverse in experience, ideas, gender, race and ethnicity.
Given that we only recently became a stand-alone public company after our separation from Lilly, our Board is relatively short-tenured. Five of our directors joined our Board just prior to our initial public offering in September 2018, with five additional directors joining in March 2019, when Lilly exited its remaining ownership in Elanco. In December 2020, we added William Doyle, Scott Ferguson, and Paul Herendeen to our Board to strengthen the financial and industry-specific expertise on our Board and to help drive our innovation and improve our operations. Consequently, as of March 15, 2022, the five directors we have nominated for election at the Annual Meeting have an average tenure of 2.5 years, and our full Board has an average tenure of 2.8 years.
Our Corporate Governance Guidelines state that there is no limit on the number of terms for which a director may be elected, and that our Board does not endorse arbitrary term limits on directors’ service. However, our Corporate Governance Guidelines also states that our Board does not believe in automatic re-nomination of directors, and that the annual self-evaluation process described in “—Board Evaluations” below will be an important determinant for continuing service.

20 2022 Proxy Statement

Proposal No. 1
Board Evaluations
In the spirit of our values of excellence and continuous improvement, our Board is committed to regular assessments of itself and its committees. This helps ensure that our Board’s governance and oversight responsibilities are well executed and updated to reflect best practices.
At the end of each quarterly Board meeting, our Board meets in executive session, both with and without our Chief Executive Officer, to discuss whether the meeting’s objectives were satisfied and to identify issues that might require additional dialogue. Each of our Board’s standing committees also regularly meets in executive session for the same purposes.
Each year, our Board conducts an annual self-evaluation process, which is led by the Chairman of our Board and the Nominating and Corporate Governance Committee. Each director completes a comprehensive questionnaire evaluating the performance of our Board as a whole and the committees on which the director serves. The directors’ responses are aggregated and anonymized to encourage the directors to respond candidly and maintain the confidentiality of their responses. The full results are reviewed by the Nominating and Corporate Governance Committee and summarized for the full Board, which reviews the results in executive session. Each Board committee also separately reviews the feedback received for such committee in executive session.
We believe this annual evaluation process provides our Board and its committees with valuable insight regarding areas where our Board believes it functions effectively as well as areas where our Board can improve. Recommendations for improvement derived from the annual evaluation process are used to adjust our Board’s future agendas and practices.
21 2022 Proxy Statement

Corporate Governance
We are committed to the values of effective corporate governance and high ethical standards. We believe these values are conducive to long-term performance. We believe our key corporate governance and ethics policies help enable us to manage our business in accordance with the highest standards of business practice and in the best interests of our shareholders.
Our Corporate Governance Guidelines and committee charters help govern the operation of our Board and its committees in executing their responsibilities. These are reviewed at least annually by the Nominating and Corporate Governance Committee and the full Board and are updated periodically in response to changing regulatory requirements, evolving practices, issues raised by our shareholders and other stakeholders, and otherwise as circumstances warrant.
Recent Corporate Governance Enhancements
In the spirit of our values of excellence and continuous improvement, our Board is committed to regular assessments of itself and its committees. This helps ensure that our Board’s governance and oversight responsibilities are well executed and updated to reflect best practices.
Our Board continuously evaluates our governance-related practices, taking into account evolving best practices, the needs of our business, and feedback we receive from our shareholders and other stakeholders, including as described in “—Shareholder Feedback” below. Since December 1, 2020, due in part in response to this feedback, we have made the following enhancements:
•
We established a new Board committee, the Innovation, Science and Technology Committee (the “Innovation, Science and Technology Committee”), to focus on advancing and augmenting our product pipeline innovation and driving research and development optimization. This committee is chaired by Dr. Deborah T. Kochevar, Dean Emerita of Cummings School of Veterinary Medicine at Tufts University, one of the world’s leading veterinary schools.

•
We expanded the responsibilities of the Finance and Oversight Committee of our Board (the “Finance and Oversight Committee”) to focus on M&A integration, financial matters and margin expansion, operational initiatives, and related areas of oversight.

•
We continued to refresh our Board by appointing three new independent directors: William F. Doyle, a distinguished health care executive, animal health director and investor; Scott Ferguson, the managing director of Sachem Head, one of our largest shareholders; and Paul Herendeen, the former chief financial officer of Bausch Health. These directors have strengthened our Board through a willingness to provide a shareholder perspective, constructive engagement and commitment to our progress, and operational and industry-specific expertise. In all, we have added eight new independent directors since the beginning of 2019.

•
In June 2021, we enhanced our governance reporting related to environmental, social and governance (“ESG”) matters through the release of our 2020 Environmental, Social & Governance Summary (the “2020 ESG Summary Report”), which is aligned with SASB standards and the Task Force on Climate-related Financial Disclosures (“TCFD”) reporting frameworks and includes other topics we believe are relevant to our key stakeholders.

•
We expanded our shareholder engagement program through an ESG roadshow in the second half of 2021, through which members of our Board and executive leadership engaged with shareholders holding 45% of our shares (as of June 30, 2021) on a variety of topics related to executive compensation and ESG matters.

22 2022 Proxy Statement

Corporate Governance
•
In 2022, we adopted a “proxy access” bylaw, whereby beginning with the 2023 Annual Meeting, a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, can submit director nominees for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our proxy statement subject to certain customary limitations.

•
We are submitting two management proposals, for shareholder approval at the Annual Meeting, to eliminate the supermajority provisions and certain other legacy provisions in our Articles of Incorporation (Proposal No. 5 and Proposal No. 6).

We believe these enhancements help demonstrate our responsiveness to shareholder feedback and commitment to good governance. We and our Board are committed to continuing to drive progress regarding our governance and look forward to continuing our dialogue with our shareholders and other stakeholders on these topics.
Board Leadership Structure
Since our spin-off from Lilly, we have always separated the roles of Board Chairman and Chief Executive Officer. As described in our Corporate Governance Guidelines, our Board currently has a strong, independent, non-executive chairman, R. David Hoover, which we believe helps further strengthen our governance structure. Our Board believes this provides an effective leadership model for Elanco and our Board to help assure effective independent oversight at this time.
However, our Board also believes that no single leadership model is right for all companies and at all times. Depending on the circumstances, other leadership models, such as combining the roles of the Board Chairman and Chief Executive Officer, might be appropriate. Our Board periodically reviews its leadership structure and will continue to evaluate and implement the leadership structure that it concludes most effectively supports our Board in fulfilling its responsibilities.
In addition to the leadership of our Board Chairman, our independent directors have ample opportunity to, and regularly do, assess the performance of our Chief Executive Officer and provide meaningful direction to him. Our Board has strong and effective independent oversight of management:
•	92% of our Board members (including all director nominees) are independent;
•	Each member of the Audit Committee and Nominating and Corporate Governance Committee, as well as the Compensation Committee of the Board (the “Compensation Committee”), is independent;
•	Each of the chairs of our Board’s five standing committees is independent;
•	Board and committee agendas are prepared by their independent chairs, based on discussions with all directors and recommendations from senior management; and
•	All directors are encouraged to request agenda items, additional information and/or modifications to schedules as they deem appropriate.
Board Oversight
OUR BOARD’S OVERSIGHT OF RISK MANAGEMENT
We have an enterprise risk management program overseen by our Chief Compliance Officer, who is supported by our internal General Auditor. Material enterprise risks, which include competitive, strategic, operational, financial, legal, regulatory, and ESG risks, are identified and prioritized by management through both top-down and bottom-up processes. Our management is charged with managing these risks through robust internal processes and controls.
23 2022 Proxy Statement

Corporate Governance
Our full Board has responsibility for oversight of our management’s planning for material risks. Our enterprise risk management program is reviewed annually at a full Board meeting, and enterprise risks are also addressed in periodic business function reviews. Reviews of certain risk areas are also conducted by relevant Board committees, as described below.
Our Board:
Our Board considers significant enterprise risk topics, including, among others, risks associated with competition, innovation, market access, corporate and brand reputation management, information security and data privacy, and business continuity.

In addition, our Board receives regular reports from members of our senior leadership team that includes discussions of the risks involved in their respective areas of responsibility.

Our Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Our Board is kept informed of its committees’ risk oversight and other activities through reports by the committee Chairs to the full Board, which occur at each regularly-scheduled quarterly Board meeting.

Audit Committee:
The Audit Committee oversees the management of risks related to financial matters, particularly financial reporting and disclosure, accounting, and internal controls, as well as risks related to our audit and regulatory functions.

The Audit Committee also oversees our program, policies, and procedures related to information asset security, and data protection as it relates to financial reporting and internal controls, including data privacy and network security. See “—Our Board’s Oversight of Cybersecurity” below for more information.

Compensation Committee:
The Compensation Committee oversees the management of risks related to our compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Elanco.

Finance and Oversight Committee:
The Finance and Oversight Committee oversees issues related to financial risk management, including oversight of our financial risk management policies, as well as oversight of risks associated with liquidity, the investment performance of benefit plans, tax strategies, currency and interest rate exposures.

Innovation, Science and Technology Committee:
The Innovation, Science and Technology Committee oversees the management of risks associated with our research and development program, risks related to competitive or disruptive technologies, and risks related to technologies which we are acquiring or in which we are investing.

Nominating and Corporate Governance Committee:
The Nominating and Corporate Governance Committee oversees risks relating to public policy issues, including our lobbying priorities and activities. The committee also oversees risks arising from our ESG practices as well as corporate responsibility and sustainability initiatives. For more information about the role of this Committee and our Board in providing oversight and guidance for our sustainability program, see “—Sustainability and ESG Program—ESG Program Governance” below.

Management:
Management is primarily responsible for identifying risk and risk controls related to significant business activities and mapping the risks to our strategy. Management is also responsible for developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk.

24 2022 Proxy Statement

Corporate Governance
OUR BOARD’S OVERSIGHT OF STRATEGY
Our Board and its committees are involved in overseeing our corporate strategy, including major business, organizational and transformational initiatives; capital allocation priorities; and significant acquisitions and other transactions as well as related integration issues. Our Board engages in robust discussions regarding our corporate strategy at nearly every Board meeting. Our Board’s committees oversee elements of our strategy associated with their respective areas of responsibility.
Additionally, our Board and management continue to evaluate risks to our business, employee and customers related to the ongoing COVID-19 pandemic. We continue to prioritize the safe, continued operation of our manufacturing sites and research and development facilities, as well as ensuring there are no material constraints to our ability to obtain the raw materials, distribute products, or otherwise operate our business in light of ongoing travel and other restrictions.
OUR BOARD’S OVERSIGHT OF HUMAN CAPITAL AND SUCCESSION PLANNING
Our approximately 9,000 global employees help shape the Elanco culture and everything we do for our customers. The Elanco Employee Promise states that together, we foster an inclusive culture where everyone can make a difference, encouraging ownership, growth, and well-being, while focusing on customers and the animals in their care.
Our Board’s committees oversee elements of our culture associated with their area of responsibility. For instance, the Compensation Committee is kept informed of our compensation practices, including pay equity, through recurring updates. The Compensation Committee is responsible for periodically discussing with our management and evaluating our performance in the development, implementation, and effectiveness of our policies and strategies related to human capital management and diversity in our workforce. The Audit Committee is responsible for oversight of our ethics and compliance program and regularly receives updates on our culture of integrity and the tone set by leaders throughout the organization.
Succession planning for our senior leadership positions is critical to our success. The Compensation Committee reports to our Board on succession planning and leadership development for our Chief Executive Officer as well as certain other executive positions. This topic is discussed formally at least once per year and is also discussed regularly in executive session. The Nominating and Corporate Governance Committee is tasked with focusing on director succession planning. In performing this function, the committee is responsible for recruiting and identifying nominees for election as directors to our Board.
OUR BOARD’S OVERSIGHT OF CYBERSECURITY
We prioritize the trust and confidence of our customers and workforce. Our dedicated Chief Information Security Officer is responsible for leading an information security team that helps prevent, identify, and appropriately address cybersecurity threats. The team focuses on developing and implementing strategies and processes to protect the confidentiality, integrity, and availability of our assets.
As a stand-alone company since our spin-off from Lilly in 2018, we have been building a risk-based, fit-for-purpose, and innovative information security program. Our information security architecture is designed to accept and embrace the realities of modern working with a cloud heavy footprint and extended remote workforce. Overall, our program leverages and aligns with various frameworks and good practices including the National Institute of Standards and Technology (NIST) Cyber Security Framework, ISO 27000 family of Standards, Information Technology Infrastructure Library (ITIL) Processes, and other good practice control methods. We expect to continue to mature and enhance our information security program as we progress.
The Audit Committee oversees our program, policies, and procedures related to information asset security, and data protection as it relates to financial reporting and internal controls, including data privacy and network security. Broad oversight is maintained by our full Board. The Audit Committee and our full Board regularly receives reports from our Chief Information Security Officer on, among other things, assessments of risks and threats to our security systems and processes to maintain and strengthen information security systems. Our Chief Information Security Officer also meets with the Audit Committee at least annually in executive session without other members of our management present.
25 2022 Proxy Statement

Corporate Governance
Board and Committee Information
During 2021, our Board met eight times. Each of our directors attended at least 75% of the total meetings of our Board and the Board committees on which he or she served. Consistent with the expectations in our Corporate Governance Guidelines, each of our directors attended our 2021 annual meeting of shareholders. The table below provides the current membership of each of the standing Board committees.
	Audit Committee	Compensation Committee	Finance and Oversight Committee	Innovation, Science and Technology Committee	Nominating and Corporate Governance Committee
Kapila K. Anand
John P. Bilbrey
William F. Doyle
Scott D. Ferguson
Art A. Garcia
Michael J. Harrington
Paul Herendeen
R. David Hoover
Deborah T. Kochevar
Lawrence E. Kurzius
Kirk P. McDonald
Denise Scots-Knight
Jeffrey N. Simmons
 Chairperson      Member
26 2022 Proxy Statement

Corporate Governance
BOARD COMMITTEES
Audit Committee
Members Kapila K. Anand (Chair) John P. Bilbrey Art Garcia
Key Responsibilities
Assist our Board in its oversight of:
•  the integrity of our financial statements and any other financial information which is provided to our shareholders and others;
•  the independent auditor’s qualifications and independence;
•  the systems of internal controls and disclosure controls which our management has established;
•  the performance of our internal and independent audit functions;
•  our compliance with legal and regulatory requirements;
•  the political, social, and legal trends and issues, and compliance and quality matters that may have an impact on our business operations, financial performance or public image;
•  our compliance with corporate policies and practices that relate to public policy; and
•  information security and data privacy matters as it relates to financial reporting and internal controls.

The Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by Elanco regarding its accounting, internal controls, and auditing matters. Further details of the role of the Audit Committee, as well as the Audit Committee Report, can be found in “Proposal
No. 2: Ratification of Selection of Independent Auditor” below.

The Audit Committee’s charter is available on our website at
www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Audit Committee Charter”
link.

Our Board has determined that each member of the Audit Committee is independent within the meaning of our independence standards and applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and applicable NYSE listing standards. Each member is also financially literate, and Ms. Anand qualifies as an “audit committee financial expert.”

Meetings in 2021: 9

27 2022 Proxy Statement

Corporate Governance
Compensation Committee
Members Lawrence E. Kurzius (Chair) R. David Hoover Kirk P. McDonald Denise Scots-Knight
Key Responsibilities
•  Assist our Board in its oversight of our management compensation policies and practices, including determining and approving the compensation of our executive officers and overseeing our compensation plans, including by reviewing and approving incentive compensation and equity compensation policies and programs.
•  Review our compensation program for Non-Employee Directors.
•  Review the Elanco stock ownership of executive officers and, if appropriate, establish and oversee stock ownership and/or retention guidelines for executive officers.
•  Annually review and report to our Board on the succession plans and leadership development for the Chief Executive Officer position and other executive officer positions, including a broad review of our succession management.
•  Evaluate our performance in the area of diversity in our workforce.

Each Compensation Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Compensation Committee’s charter is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Compensation Committee Charter” link.

Compensation Committee Interlocks and Insider Participation: During 2021 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of Elanco, and none of our executive officers served or serves on the compensation committee or board of directors of any company that employed or employs any member of our Compensation Committee or Board.

Our Board has determined that each member of the Compensation Committee is independent within the meaning of our independence standards and applicable NYSE listing standards. Meetings in 2021: 6
Finance and Oversight Committee
Members John P. Bilbrey (Chair) William F. Doyle Scott D. Ferguson Art Garcia Paul Herendeen Jeffrey N. Simmons
Key Responsibilities
Assist our Board in its oversight of:
•  certain of our financial policies, plans, and transactions, including mergers and acquisitions (including the effective integration of acquired businesses), divestitures, and strategic partnerships, and capital, foreign exchange and debt transactions;
•  matters of balance sheet management, capital structure, leverage and financial strategy; and
•  our progress towards achieving our margin, growth and operational goals.

The Finance and Oversight Committee’s charter is available on our website at
www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Finance and Oversight
Committee Charter” link.

Meetings in 2021: 5
28 2022 Proxy Statement

Corporate Governance
Innovation, Science and Technology Committee
Members Deborah T. Kochevar (Chair) William F. Doyle Michael J. Harrington Kirk P. McDonald Denise Scots-Knight
Key Responsibilities
Assist our Board in its oversight of:
•  our strategy, activities, results and investment in research, development, external innovation/business development and innovation initiatives; and
•  strategic, tactical and policy matters related to science and technology and any changes to the development and regulatory landscape.

The Innovation, Science and Technology Committee’s charter is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Innovation, Science and Technology Committee Charter” link.

Meetings in 2021: 5
Nominating and Corporate Governance Committee
Members R. David Hoover (Chair) Deborah T. Kochevar Kapila K. Anand Lawrence E. Kurzius
Key Responsibilities
Assist our Board in its oversight of:
•  recommending qualifications required for membership on our Board and its committees;
•  identifying and recommending candidates for membership on our Board and its committees;
•  developing and recommending criteria and policies relating to the services of directors; and
•  overseeing matters of corporate governance, including review of activities and practices regarding ESG issues.

The Nominating and Corporate Governance Committee’s charter is available on our website at
www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Nominating and Corporate
Governance Committee Charter” link.

Our Board has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of our independence standards. Meetings in 2021: 4
29 2022 Proxy Statement

Corporate Governance
Shareholder Outreach
Our relationship with our shareholders is an important part of our success. We are engaged in active discussions with our shareholders to facilitate investor understanding around a broad range of subjects, such as strategy initiatives, business performance, corporate governance, risk and compensation practices, and other ESG metrics. We believe this approach to engagement drives increased corporate accountability, improves our decision making, and ultimately helps create long-term value. We pursue multiple avenues for shareholder engagement, including video and teleconference meetings with our shareholders and issuing periodic reports on our activities. During 2021, we continued our extensive outreach efforts through an integrated team featuring our President and Chief Executive Officer, Chief Financial Officer, General Counsel and Corporate Secretary, Head of Investor Relations, and senior leaders in our Human Resources department.
In addition to our regular outreach efforts, in the fourth quarter of 2021, we held a series of meetings with many of our institutional shareholders specifically focused on ESG performance and disclosure. As part of this, we initiated outreach to investors representing an aggregate of approximately 63% of our outstanding shares, and subsequently met with investors representing an aggregate of approximately 45% of our outstanding shares. Several of our directors, including the Chairman of our Board, engaged with investors as part of these discussions. Through these discussions, we discussed and received input and addressed questions on our corporate strategy, executive compensation program, and governance practices. These engagement efforts allowed us to better understand our shareholders’ priorities and perspectives and provided us with useful input concerning these topics.
Shareholder and other stakeholder feedback is regularly communicated to the Nominating and Corporate Governance Committee and the Compensation Committee and is integrated into Board and committee discussions and decisions. This feedback is used, in part, to determine whether enhancements to our policies and practices are desirable to meet shareholder expectations to address new issues or emerging trends, such as those described in “—Recent Corporate Governance Enhancements” above.
Below is a summary of certain feedback we received through our 2021 shareholder engagement program and how we responded.
What We Heard From Investors	Our Perspective/How We Responded
Board Composition: Would like to see continued focus on our priorities for future director recruitment and better understand our efforts to increase director gender and ethnic diversity.	•	We discussed our recent Board refreshment, which included eight new independent directors since 2019.
	•	We shared investor feedback with the Nominating and Corporate Governance Committee.
•
We provided substantial disclosure in this Proxy Statement regarding the composition of our current Board and the skills and characteristics we consider important for our directors to have, as well as our process for identifying and evaluating director candidates.

Corporate Governance: Would like to see us continue to evolve our Board structure and governance practices to enhance accountability to shareholders.	•
We adopted a “proxy access” bylaw whereby, beginning with the 2023 Annual Meeting, a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, can submit director nominees for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our proxy statement subject to certain customary limitations.

•
We are submitting two management proposals, for shareholder approval at the Annual Meeting, to eliminate the supermajority provisions in our Articles of Incorporation and certain other legacy provisions (Proposal No. 5 and Proposal No. 6).

	•	We will continue to evaluate whether further enhancements to our policies and practices are desirable to meet shareholder expectations to address new issues or emerging trends.

ESG Metrics: Appreciated the publication of our 2020 ESG Summary Report as strong progress but would like to see continued focus on setting targets, tracking ESG and human capital metrics and showing progress.
•
We have worked, and are continuing to work, to improve our data collection practices and enhance our public disclosures on our ESG efforts. We expect to continue aligning our disclosures with widely-adopted external frameworks, such as SASB and TCFD.

	•	In our 2021 ESG Summary Report, which we expect to publish later this year, we intend to provide more information on progress made in the prior year and introduce targets for key metrics.
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Corporate Governance
What We Heard From Investors	Our Perspective/How We Responded
ESG Governance: Would like to see more disclosure around how our Board oversees ESG, including with respect to human capital management and culture.	•
We added more information to this Proxy Statement about our Board processes for overseeing ESG and other risk-related activities. See “—Board Oversight” above and “—Sustainability and ESG Program—ESG Program Governance” below for more details.

	•	We intend to provide more information in our 2021 ESG Summary Report, which we expect to publish later this year, on our Board’s approach to oversight of these matters.
Sustainability and ESG Program
We are committed to being a unique force for good for all in society, and we believe that starts with animals. Our approach to sustainability – called Elanco’s Healthy Purpose™ – is a framework of commitments and actions focused on advancing the well-being of animals, people, and the planet. Elanco’s Healthy Purpose is built on the four interconnected pillars of Healthier Animals, Healthier People, Healthier Planet, and Healthier Enterprise, which represent the areas that we believe are most important to our customers, employees, investors, and other stakeholders, helping to bring to life sustainable solutions for generations to come.
In October 2020, we launched our 2030 sustainability commitments aligned to the 2030 United Nations Sustainable Development Goals (SDGs) – the Elanco Healthy Purpose Pledges: Protein Pledge, Planet Pledge, and Pet Pledge. We are progressing our pledges and expect to include updates on our efforts in our 2021 ESG Summary Report.
ELANCO’S HEALTHY PURPOSE: OUR APPROACH TO SUSTAINABILITY

We are driving a Healthier Enterprise by managing our own environmental footprint and governing our business with the highest ethical standards, while creating a space where all employees feel safe, respected, empowered, and invested to make a difference in society.
ESG PROGRAM GOVERNANCE
Our Board and senior leadership have identified Elanco’s Healthy Purpose, including our sustainability and ESG efforts, as an important priority for Elanco. Leadership from across Elanco guides these efforts, including through our Executive Committee and employee-led committees related to our ESG program, diversity, equity and inclusion (“DEI”) initiatives, employee health and safety, and other matters.
Our ESG program is led by a cross-functional steering committee, which is chaired by Marcela A. Kirberger, our Executive Vice President, General Counsel and Corporate Secretary, and which includes senior representation from our business and our Communications, Finance, Investor Relations, Regulatory and Supply Chain functions. This steering committee meets regularly and, among other obligations, is charged with reviewing our ESG program and monitoring progress against our ESG commitments and targets. This steering committee is also responsible for oversight of the production of our annual ESG summary report.
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Corporate Governance
Aligned with its charter, the Nominating and Corporate Governance Committee provides oversight and guidance for our overall sustainability program. On an annual basis, the Nominating and Corporate Governance Committee reviews our activities and practices regarding ESG matters significant to Elanco. This includes our top initiatives and policies related to these matters and the progress of Elanco’s Healthy Purpose-related sustainability and broader ESG commitments. Additionally, the Audit Committee reviews policies and practices related to environmental protection and the health and safety of our employees.
The Elanco’s Healthy Purpose framework and sustainability goals continue to be embedded in our everyday work, beginning with our senior leadership, who drive the necessary mindset throughout their respective areas of the organization. In early 2021, we implemented our formal sustainability governance structure to strengthen its integration into our business and coordinate efforts across our organization. Senior leadership members appointed functional representatives to serve on the Healthy Purpose Sustainability Committee, our central accountability group.
To further support our Elanco Healthy Purpose Pledges described above, we established workgroups aligned with the pledges to foster cross-functional collaboration and tracking of key performance indicators toward achievement our long-term goals. These workgroup members are key advocates helping to integrate our sustainability initiatives into our everyday business decisions.
In June 2021, we published our 2020 ESG Summary Report, which was our first annual sustainability report. This report provides a look into our Healthier Enterprise efforts and is aligned with the SASB and TCFD reporting frameworks. The report also considers additional topics deemed relevant by Elanco and our key stakeholders and includes extensive information on specific ESG areas. Please view our 2020 ESG Summary Report at www.elanco.com/en-us/sustainability/esg for further information on our ESG efforts, and see “—Shareholder Outreach” above for further information about shareholder feedback regarding these efforts.
DIVERSITY, EQUITY AND INCLUSION
We have a broad view on diversity, including gender, race, ethnicity, sexual orientation, religion, nationality, skill set, educational background, and disability/ability, among other aspects. Our employees’ unique experiences and backgrounds allow us to meet challenges effectively and perform efficiently at a global level.
Our DEI strategy is led by our Executive Director of Global Talent Management, who reports to our Executive Vice President of Human Resources, Corporate Communications, and Administration. Within this team we have established a position solely focused on advancing our DEI efforts across the company.
In partnership with our dedicated team members, the Elanco Global DEI Council promotes a healthy enterprise by helping to make our Employee Promise of an inclusive culture come to life at Elanco. This employee-led and leadership-supported group influences the strategic direction of diversity, equity, and inclusion efforts at Elanco. By serving as a key partner and advocate for all employees, the Council serves as an internal business consultant and DEI Champion, builds DEI partnerships across Elanco, furthers community building through the annual Multicultural Summit and other events, and acts as a recruiting and retention resource for diverse talent. Additionally, nine Elanco Employee Resource Groups serve as communities to celebrate dimensions of difference, resources for groups’ unique needs, and change catalysts to drive our promise of an inclusive culture.
Our comprehensive DEI strategy starts with targeted recruitment efforts, equity and inclusion learning opportunities for leaders and all employees, dedicated mentorship, and development opportunities for individuals from underrepresented groups. We also acknowledge the continued needs of our diverse workforce through the evolution of our benefits, including holidays and parental leave.
Our DEI strategy is reviewed annually by the Nominating and Corporate Governance Committee, and the Compensation Committee is also responsible for evaluating the effectiveness of our policies and strategies relating to human capital management and diversity in our workforce. Our management Executive Committee, which consists of our President and Chief Executive Officer and other members of senior leadership, reviews progress on our initiatives quarterly, including our workforce gender metrics and race and ethnicity representation as well as the impact of DEI events and activities throughout the organization. To learn more about our DEI efforts, see www.elanco.com/en-us/careers/why-work-for-elanco/diversity-inclusion.
Our Annual Report on Form 10-K for the year ended December 31, 2021 (our “2021 Annual Report”) and our 2020 ESG Summary Report provide additional information relating to our human capital resources, including with respect to our DEI practices and initiatives.
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Corporate Governance
PUBLIC POLICY ENGAGEMENT
We engage with governments around the world on public policy issues that are core to our business, including access to medicines, innovation, and trade. We are committed to conducting our engagement in a transparent and constructive manner. We strive to work with policy makers to advance the health of animals by bringing innovative and valuable animal health products to market.
We believe our engagement serves our business interests and creates stronger, more informed public policies. Our engagement continues to be guided by our annual public policy agenda. In the U.S., we work to advance that agenda by:
•	supporting a government affairs program designed to educate and influence government officials on key public policy priorities of our business;
•	political contributions through the Elanco Political Action Committee (the “Elanco PAC”); and
•	membership and participation in trade associations and coalitions.
The Elanco PAC is a non-partisan, employee-run organization that provides opportunities for eligible employees to participate in the political process in the United States through voluntary employee contributions. Political contributions are aligned with the interests and values of Elanco and our customers – contributions are extended to candidates who support sound policies that are intended to benefit the health of animals and the people that care for them.
The Audit Committee oversees our public policy practices through periodic discussions and reviews, including reviews of the Elanco PAC. Management also informs the Nominating and Corporate Governance Committee of our lobbying priorities and activities at least annually.
More information about our public policy engagement activities, including our participation in trade associations, can be found in our Public Policy Advocacy and Political Contributions Disclosure at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Public Policy Advocacy and Political Contributions Disclosure” link.
Director Independence
Our Board has established that, for a director to qualify as independent, a director must have no material relationship with Elanco other than as a director or, either directly or indirectly, as a partner, significant shareholder or officer of an organization that has a material relationship with Elanco. In making this determination, our Board considers all relevant facts and circumstances and has adopted the categorical independence standards for directors established in the NYSE listing standards.
The Nominating and Corporate Governance Committee has reviewed the applicable legal and NYSE listing standards for Board and committee member independence. A summary of the responses to annual questionnaires completed by each of the directors and a report of transactions with director-affiliated entities are made to the committee. On the basis of this review, the committee delivers a recommendation to our full Board, which then makes its independence determination.
Our Board has determined that each of our directors, other than Mr. Simmons, is independent of Elanco and its management. Mr. Simmons is not independent because he serves as our President and Chief Executive Officer.
In making these determinations, our Board considered that, in the ordinary course of business, relationships and transactions may occur between Elanco and our subsidiaries, on the one hand, and entities affiliated with directors or their family members, on the other hand. Dr. Kochevar is employed at an academic institution, Mr. Garcia’s domestic partner is affiliated with a law firm, and Mr. McDonald is employed by a for-profit company, with which we have had relationships or transactions in the ordinary course of business. We reviewed our transactions and any payments to each of these entities and found that these transactions and payments were made below the level set forth in applicable independence standards.
In addition to the above standards for director independence, each director who serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee satisfies the additional standards established by the SEC and NYSE, as applicable, for such committee membership.
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Corporate Governance
MICHAEL J. HARRINGTON
In prior years, our Board determined that Michael J. Harrington was not independent because, at the time of our separation from Lilly in 2018, Mr. Harrington served as Lilly’s Senior Vice President and General Counsel. Mr. Harrington resigned from this role in January 2020 and is no longer affiliated with Lilly.
Our Board considered the facts that (a) more than three years have passed since we were an affiliate of Lilly and (b) based upon representations made by Mr. Harrington, he is not a party to any relationship that would automatically disqualify him from being considered independent under NYSE listing standards.
Based on this, and such other facts and circumstances as it deemed appropriate, our Board has determined that there are no continuing relationships that would interfere with Mr. Harrington’s exercise of independent judgment. Consequently, our Board has determined that Mr. Harrington is now an independent director under NYSE listing standards.
Notwithstanding this, Mr. Harrington does not currently serve on the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee.
Related Party Transactions
Our Board has adopted a written policy, which is referred to as the “related person transaction policy,” for the review of any transaction, arrangement or relationship in which we are a participant and one of our executive officers, directors, director nominees or beneficial holders of more than 5% of Elanco’s total equity (or their immediate family members), each of whom is referred to as a “related person,” has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which is referred to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel, who will report it to the Audit Committee. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit Committee. In approving or rejecting such proposed transactions, the Audit Committee considers all relevant facts and circumstances. The Audit Committee will approve only those transactions that, in light of known circumstances, are deemed to be in our best interests. In the event that any member of the Audit Committee is not a disinterested person with respect to the related person transaction under review, that member will be excluded from the consideration of such related person transaction; provided, however, that such Audit Committee member may be counted in determining the presence of a quorum at the meeting of the Audit Committee at which such transaction is acted upon.
TRANSACTIONS WITH SACHEM HEAD
On December 13, 2020, in addition to appointing Mr. Doyle to our Board, we entered into a Cooperation Agreement with Sachem Head, a shareholder holding more than 5% of our common stock (the “Cooperation Agreement”). Pursuant to the Cooperation Agreement, we appointed Mr. Ferguson and Mr. Herendeen to our Board and certain committees thereof, and the parties further agreed to the following:
•
We agreed to include Mr. Ferguson and Mr. Herendeen on the slate of nominees recommended by our Board in our proxy statement and proxy card relating to the Annual Meeting, subject to certain conditions being met, and to support each in a manner no less rigorous and favorable than the manner in which we support our other nominees, in the aggregate;

•
Sachem Head agreed that, in the event it and its affiliates’ aggregate economic exposure is less than 4.5% of the shares of our common stock outstanding (as calculated pursuant to the Cooperation Agreement), then it will cause Mr. Ferguson to resign immediately and Mr. Herendeen to resign effective as of immediately prior to the next annual meeting;

•
Sachem Head is subject to certain standstill restrictions until the later of (a) the date that is five calendar days after the date on which neither Mr. Ferguson nor any Sachem Head insider or affiliate continues to serve on our Board and (b) the date that is forty-five days before the closing of the non-proxy access shareholder director nomination window for the 2023 Annual Meeting;

•
Sachem Head also agreed that, during the standstill period, Sachem Head will vote its shares of our common stock in favor of all directors nominated by our Board, in favor of any advisory vote on executive compensation, against any directors that are not nominated by our Board and against any proposals to remove any director; and

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Corporate Governance
•
subject to certain exceptions, if Mr. Ferguson or Mr. Herendeen ceases to serve as a member of our Board before his term expires, Sachem Head is entitled to recommend another individual to be appointed to our Board and, subject to certain conditions, our Board shall appoint such individual to the same class of our Board on which Mr. Ferguson or Mr. Herendeen, as applicable, served.

Concurrently with the execution of the Cooperation Agreement, we and Sachem Head entered into a confidentiality agreement pursuant to which, among other things, Sachem Head and Mr. Ferguson agreed to certain confidentiality obligations regarding information they may receive about Elanco.
TRANSACTIONS WITH AARON SCHACHT
On October 5, 2021, we announced that Aaron Schacht, our Executive Vice President, would transition to a new role leading the potential carve-out of our microbiome R&D platform (the “Microbiome Platform”). On December 31, 2021, Mr. Schacht, and certain other employees supporting the Microbiome Platform, separated from Elanco.
On January 7, 2022, we subsequently entered into an agreement with MBRD Service Company, LLC (“MBRD”), an affiliate of Mr. Schacht, pursuant to which Mr. Schacht has led an external team responsible for the continuing development of the Microbiome Platform on our behalf as well as continued to advise on the potential carve-out of the Microbiome Platform. Under the agreement, through March 15, 2022, we have paid to MBRD service fees of approximately $750,000, which Mr. Schacht has represented to us will be used to pay compensation to Mr. Schacht’s team and related expenses for the development work. We may also be required to pay a contingent fee to MBRD upon the successful consummation of the carve-out transaction. These transactions with MBRD and Mr. Schacht were pre-approved by the Audit Committee consistent with our related party transaction policy described above.
Code of Conduct
At Elanco, all employees have a shared responsibility as owners of our company to embrace a culture of doing it right every day. We have a team of ethics and compliance professionals, led by our Chief Compliance Officer, who are responsible for designing, implementing, and continuously monitoring our ethics and compliance program. Additionally, we have a global network of Ethics and Compliance Partners and Champions that support program implementation and execution locally. Our Integrated Controls Committee, comprised of cross-functional senior leaders, provides program oversight. The Chief Compliance Officer provides quarterly reports to senior leaders and the Audit Committee.
We have adopted the Elanco Code of Conduct that applies to our Chief Executive Officer, Chief Financial Officer, and other senior financial and executive officers, as well as our Board and other employees. It is available at www.elanco.com/en-us/about-us/governance/e-and-c. We have also adopted a Financial Code of Ethics that contains the ethical principles by which our Chief Executive Officer, Chief Financial Officer, and other financial officers are expected to conduct themselves when carrying out their duties and responsibilities. It is available at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Financial Code of Ethics” link. Any amendments to or waivers from the Elanco Code of Conduct or our Financial Code of Ethics will be disclosed on our website within the time period required by applicable law following the date of such amendment or waiver.
Other Information
We have adopted Corporate Governance Guidelines in accordance with the corporate governance rules of the NYSE, which serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas, including the role of our Board, Board composition, director independence, director selection, qualification and election, director compensation, executive sessions, key Board responsibilities, Chief Executive Officer evaluation, succession planning, risk management, Board leadership and operation, conflicts of interest, and other information. You can learn more about our corporate governance by visiting www.elanco.com/en-us/about-us/governance/corporate, where you will find our Corporate Governance Guidelines, each standing Board committee charter, and other corporate governance-related information.
Each of the above documents, along with the Elanco Code of Conduct and our Financial Code of Ethics, is available in print upon request to our Corporate Secretary through the means described in “Other Information—Communicating With Us” below.
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Non-Employee Director Compensation
Non-Employee Directors receive compensation for their service to our Board. As an Elanco employee, Mr. Simmons, our President and Chief Executive Officer, does not receive compensation for his service as a director.
The Compensation Committee annually reviews the total compensation of our Non-Employee Directors and each element of our Non-Employee Director compensation program. As part of this process, the Compensation Committee evaluates market data provided by its independent compensation consultant, WTW, and makes a recommendation to our Board. Our Board determines the form and amount of Non-Employee Director compensation after reviewing the Compensation Committee’s recommendation. Our Amended and Restated 2018 Elanco Stock Plan (the “2018 Stock Plan”) provides for an annual limit of $800,000 for all compensation paid to a Non-Employee Director.
In November 2021, our Board, upon the recommendation of the Compensation Committee, agreed to increase the compensation of its Non-Employee Directors as set forth below. This increase was the first increase to our Non-Employee Director compensation since 2019.
SUMMARY OF NON-EMPLOYEE DIRECTOR ANNUAL COMPENSATION(1)
Role	Cash ($)	Deferred Stock Units ($)
All Non-Employee Directors	90,000	210,000
Chairman of the Board	150,000	—
Chair of the Audit Committee	25,000	—
Chair of the Compensation Committee	20,000	—
Other Committee Chairs	16,000	—
(1)	As of December 31, 2021.
Cash Retainers. Until November 2021, our Non-Employee Directors each received an annual cash retainer of $70,000, the Chairman of our Board received an additional annual cash retainer of $100,000, the Chair of the Audit Committee received an additional annual cash retainer of $18,000, and the Chair of the other four standing committees of our Board received an additional annual cash retainer of $16,000. In November 2021, our Board approved an increase in the annual cash retainer payable to Non-Employee Directors to $90,000, an increase in the additional cash retainer payable to the Chairman of the Board to $150,000, an increase in the additional cash retainer payable to the Chair of the Audit Committee to $25,000, and an increase in the additional cash retainer payable to the Chair of the Compensation Committee to $20,000. The additional annual cash retainer payable to the Chair of the other three standing committees of our Board remained at $16,000. These increases were effective immediately. All cash retainers are paid in monthly installments.
Equity-Based Awards. A substantial portion of each Non-Employee Director’s annual retainer is in the form of equity awards. Pursuant to the Elanco Animal Health, Inc. Directors’ Deferral Plan (the “Directors’ Deferral Plan”), Non-Employee Directors are granted deferred stock units (“DSUs”) on or about November 30 of each year. Each DSU is the economic equivalent of one share of our common stock. These DSU awards are fully vested on the grant date and are subject to mandatory deferral under the terms of the Directors’ Deferral Plan until the second January following the recipient’s departure from service on our Board. In November 2021, the number of DSUs underlying each DSU award was determined by dividing $210,000 (increased from $180,000 in 2020) by the per share closing price of our common stock on the date of grant.
Other Compensation. Our directors may be reimbursed for reasonable out-of-pocket travel expenses incurred in connection with attendance at Board and committee meetings and other Board-related activities.
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Non-Employee Director Compensation
Directors’ Deferral Plan. Under the Directors’ Deferral Plan, a Non-Employee Director’s annual award of DSUs is credited to a deferred stock account (as described below). The Directors’ Deferral Plan also allows Non-Employee Directors to defer receipt of all or part of their cash compensation until after their service on our Board has ended. Each director can choose to invest their deferred cash compensation in one or both of the following two accounts:
•
Deferred Stock Account. This account allows the director to invest the director’s cash compensation into a deferred common stock equivalent. Funds in this account are credited as hypothetical shares of our common stock based on the closing stock price on pre-set dates. The number of shares credited in respect of deferred cash compensation is calculated by the amount deferred divided by the closing stock price on pre-set dates. In addition, the annual equity award described above is credited to this account. Deferred stock accounts are also credited for dividends as if the credited shares were actual shares, with such credited dividends credited in additional shares.

•
Deferred Compensation Account. Funds in this account earn interest each year at a rate of 120 percent of the applicable federal long-term rate, compounded monthly, as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

Amounts under both accounts are paid in a lump sum in January of the second plan year following the plan year in which the director separates from service or in annual installments over between two and ten years beginning at the same time the lump sum payment would be made. Amounts credited to the director’s deferred stock account would generally be paid in shares of Elanco company stock and amounts credited to the director’s deferred compensation account would be paid in cash.
Stock Ownership Guidelines. Our Corporate Governance Guidelines state that directors should hold meaningful equity ownership positions in Elanco, and that our Board will consider from time to time equity ownership requirements for Non-Employee Directors. To help facilitate this, as described above, a significant portion of Non-Employee Director compensation is made in the form of company equity. Mr. Simmons, our President and Chief Executive Officer, is subject to and is compliant with the stock ownership guidelines applicable to our executive officers, as more fully described in “Compensation Discussion and Analysis—Governance and Other Matters—Stock Ownership and Holding Guidelines” below.
2021 NON-EMPLOYEE DIRECTOR COMPENSATION
The following table shows information regarding the compensation earned or paid during 2021 to Non-Employee Directors who served on our Board during the year. Mr. Simmons’s compensation is shown in the table entitled “Summary Compensation Table” and the related tables under “Executive Compensation Tables” below.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kapila K. Anand	92,500	210,003	302,503
John P. Bilbrey	89,333	210,003	299,336
William F. Doyle	73,333	210,003	283,336
Scott D. Ferguson	73,333	210,003	283,336
Art A. Garcia	73,333	210,003	283,336
Michael J. Harrington	73,333	210,003	283,336
Paul Herendeen	73,333	210,003	283,336
R. David Hoover	197,667	210,003	407,670
Deborah T. Kochevar	89,333	210,003	299,336
Lawrence E. Kurzius	90,000	210,003	300,003
Kirk P. McDonald	73,333	210,003	283,336
Denise Scots-Knight	73,333	210,003	283,336
(1)
As discussed in “—Equity-Based Awards” above, on November 30, 2021, each Non-Employee Director received an award of 7,307 shares of Elanco stock. These awards are mandatorily deferred under the Directors’ Deferral Plan and will not be issued until the second January following the director’s departure from service. In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of such stock award ($210,003), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The grant date fair value of DSUs is measured based on the closing price of our common stock on the date of grant ($28.74). See Note 14 – Stock-Based Compensation found in Part II, Item 8, “Financial Statements and Supplementary Data in the Notes to Consolidated Financial Statements in our 2021 Annual Report.

The following Elanco DSUs were outstanding as of December 31, 2021: K. Anand, 25,725; J. Bilbrey, 29,725; W. Doyle, 7,307; S. Ferguson, 7,307; A. Garcia, 20,247; M. Harrington, 22,471; P. Herendeen, 7,307; R.D. Hoover, 43,877; D. Kochevar, 21,208; L. Kurzius, 33,285; K. McDonald, 21,208; D. Scots-Knight, 22,195. These numbers include, where applicable, the annual equity grant discussed in “—Equity-Based Awards” as well as DSUs earned by directors who have elected to defer their cash compensation into Elanco shares.
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Executive Officers
This section describes the experience and other attributes, as of March 1, 2022, of our executive officers other than Mr. Simmons, whose biography can be found in “Proposal No. 1: Election of Directors—Other Continuing Directors” above.
Ramiro M. Cabral

Mr. Cabral, 50, serves as our Executive Vice President and President of Elanco International. He leads our international commercial operations, having assumed additional responsibility for our European operations in January 2022. Mr. Cabral joined Lilly (our former parent company) in 1998. He has served in positions of increasing responsibility for Lilly and Elanco, including as our Executive Vice President, Elanco International and Global Customer Value from July 2018 to December 2018; Vice President and Chief Marketing Officer of Elanco from August 2017 to June 2018; and Vice President and Head of Operations, Elanco EMEA, from 2013 to July 2017. Mr. Cabral earned his veterinary degree at UNICEN, Argentina in 1995 and his Master of Business Administration from Purdue University in 2005.

Ellen de Brabander, Ph.D.

Dr. de Brabander, Ph.D., 59, serves as our Executive Vice President, Innovation and Regulatory Affairs. Dr. de Brabander joined Elanco in October 2021 and is responsible for our global R&D organization as well as overseeing business development and regulatory affairs. She is a highly experienced R&D leader with a proven background of accomplishments in animal health research and development. From March 2014 to October 2021, Dr. de Brabander served as senior vice president for research and development with PepsiCo, a global food and beverage company, most recently having company-wide responsibility for food safety, quality, regulatory, and R&D digital transformation. Prior to PepsiCo, she led R&D organizations for Merial (now Boehringer Ingelheim Animal Health), Intervet (now Merck Animal Health), and DSM. Dr. de Brabander earned her doctorate in bio-organic chemistry from Leiden University in The Netherlands and completed her post-doctoral work in molecular biology at the Massachusetts Institute of Technology. She has lived in six different countries, is the co-author of more than 60 publications in scientific journals, holds 18 patents, and has received multiple awards for her research, including the Golden Medal from the Royal Dutch Chemical Society in 2000 for Best Chemist Under 40.

David S. Kinard

Mr. Kinard, 55, serves as our Executive Vice President, Human Resources, Corporate Communications and Administration. Mr. Kinard brings valuable leadership experience within the pharmaceutical industry and years of managing human resources programs to this position. He assumed his current role in August 2020 and has led our Human Resources function since our spin-off from Lilly in 2018. Mr. Kinard joined Lilly in 1997 and served in a wide variety of positions, including as Vice President of Human Resources of Lilly International and as a human resources leader in other Lilly businesses and functions. He holds a bachelor’s degree in social science and broadcast communications and a master’s degree in organizational behavior from Brigham Young University.

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Executive Officers
Marcela A. Kirberger

Ms. Kirberger, 55, serves as our Executive Vice President, General Counsel and Corporate Secretary. Ms. Kirberger is responsible for the global strategy and operations of our legal team, including commercial, intellectual property, regulatory legal, labor & employment, M&A and business development legal, and the office of the corporate secretary. She also oversees Corporate Affairs, Ethics & Compliance, and ESG matters for Elanco. Prior to joining Elanco in June 2021, Ms. Kirberger held US, regional and global leadership roles within Fortune 500 life sciences companies, including as General Counsel and Corporate Secretary at Roche Diagnostics NA, a diagnostics company, from August 2019 to June 2021; and General Counsel and Chief Compliance Officer at Leica Microsystems GmbH, a global medical device manufacturer and subsidiary of Danaher Corporation, from October 2017 to July 2019. She also worked at Sandoz International, a pharmaceutical company and a division of Novartis International AG, where she was Global Head of Biopharma from October 2016 to September 2017 and Global Compliance Officer from July 2014 to January 2017. Ms. Kirberger began her career as a securities litigator at Lowenstein Sandler in New Jersey. A native of Argentina, she earned her law degrees from Rutgers School of Law in Newark, New Jersey, and the Catholic University of Argentina in Buenos Aires. Ms. Kirberger is admitted to the New York and New Jersey bars and speaks fluent Spanish and conversational German.

James M. Meer

Mr. Meer, 52, serves as our Senior Vice President, Chief Accounting Officer. Prior to joining Elanco in September 2018, Mr. Meer served as the Chief Financial Officer of Healthx, Inc., a healthcare technology company, which he joined in June 2017. He served as Senior Vice President of Finance at Appirio, an information technology consulting company, from 2014 to 2017, and as Vice President and Corporate Controller at Salesforce (previously ExactTarget), a cloud-based software company, from 2011 to 2014. Prior to 2011, Mr. Meer held various financial, accounting and strategy positions at 3M (previously Aearo Technologies), Hillrom, Hillenbrand Industries, and Ernst & Young LLP.

Dr. José Manuel Correia de Simas

Dr. Simas, 54, serves as our Executive Vice President, U.S. Farm Animal Business. Dr. Simas rejoined Elanco in this role in April 2020, after serving as President of Trouw Nutrition USA, an animal nutrition company, from 2018 to March 2020. In this role, he led its strategic change agenda to improve business quality and manufacturing productivity while building key capabilities in marketing, innovation, manufacturing, and commercial excellence. Dr. Simas originally joined Elanco (then-owned by Lilly) in 2000 as product manager for our Rumensin product, and throughout his career has served in key roles within our business, including senior director of Latin America and Global Aquaculture, senior director of our U.S. Beef business and area director for Central, Eastern Europe, North Africa and Middle East. He received a bachelor’s degree from the Federal University of Lavras in Brazil and holds a master’s degree and a doctorate in animal nutrition and physiology from the University of Arizona, as well as a post doctorate from the University of São Paulo, Brazil.

David A. Urbanek

Mr. Urbanek, 55, serves as our Executive Vice President, Manufacturing and Quality. In this role, Mr. Urbanek and his team have led the rightsizing of our manufacturing footprint and centralization of resources. During his nearly 35-year career with Elanco and our former parent company, Lilly, he has held multiple leadership roles in pharmaceutical manufacturing in both drug product and bulk manufacturing. Mr. Urbanek became our Vice President of Animal Health Manufacturing in February 2017. Before joining Elanco, he held leadership roles in Lilly’s manufacturing division, including senior director of emerging markets manufacturing, senior director of global diabetes manufacturing, and senior director of external drug products operations. Prior to those roles, Mr. Urbanek was the general manager of operations for Lilly divisions in Ireland, England, Germany and the U.S. He received his bachelor’s degree in mechanical engineering from the Rose-Hulman Institute of Technology and obtained his Master of Business Administration from Indiana University.

39 2022 Proxy Statement

Executive Officers
Todd S. Young

Mr. Young, 50, serves as our Executive Vice President and Chief Financial Officer. Mr. Young oversees our financial operations, including our treasury, investor relations and tax functions, information technology, corporate strategy and transformation. He joined Elanco in November 2018 and brings significant financial leadership experience in pharmaceutical and healthcare as well as a focus on strategic and commercial decision-making to his position. Prior to joining Elanco, Mr. Young served as Executive Vice President and Chief Financial Officer at ACADIA Pharmaceuticals Inc., a biopharmaceutical company, from August 2016 to October 2018, where he oversaw their financial functions as well as information technology and facilities. Prior to that, he served in roles of increasing responsibility at Baxter International Inc. and its spin-off company, Baxalta, a biopharmaceutical leader in hematology, immunology and oncology, most recently as Baxalta’s Senior Vice President and Treasurer. Mr. Young received his bachelor’s degree in economics from Grinnell College and a Juris Doctor from the University of Michigan.

40 2022 Proxy Statement

Proposal No. 2: Ratification of Selection of Independent Auditor
The Audit Committee has reappointed Ernst & Young LLP (“EY”) as our independent registered public accounting firm for 2022. EY has served as our independent auditor since 2017, when we were still a wholly owned subsidiary of Lilly.
The Audit Committee, which consists entirely of independent directors, reviews the performance of our independent registered public accounting firm annually. In making the determination to reappoint EY for 2022, the Audit Committee considered, among other factors, the firm’s qualifications and experience, the communication and interactions with the firm over the course of the year, and the firm’s independence, objectivity, and professional skepticism. These criteria are assessed against an internal and external scorecard and are discussed with management during a private session as well as in executive session. The Audit Committee also periodically considers whether a rotation of our independent registered public accounting firm is advisable.
Based on this year’s assessment of EY’s performance, the Audit Committee believes that the continued retention of EY to serve as our independent registered public accounting firm is in our best interests as well as those of our shareholders. EY has gained institutional knowledge and expertise regarding our global operations, accounting policies and practices, and internal control over financial reporting, in particular through our separation from Lilly in 2018 and our becoming an independent company. The Audit Committee believes that our audit and other fees are competitive with those of our peer companies in part because of EY’s familiarity with us and our operations.
At the Annual Meeting, our shareholders are being asked to ratify the appointment of EY as our independent registered public accounting firm for 2022. Although ratification of this appointment is not required, we value the opinion of our shareholders and, in the event of a negative vote on this proposal, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our best interests.
Representatives of EY are expected to attend the Annual Meeting and will be available to respond to questions. Those representatives will have the opportunity to make a statement if they wish to do so.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our principal independent auditor for 2022.
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Proposal No. 2
fees paid to independent registered public accounting firm
The following table shows the fees incurred for services rendered on a worldwide basis by EY for 2021 and 2020.
	2021 ($)	2020 ($)
Audit Fees(1)	11,509,055	9,915,354
Audit-Related Fees(2)	490,546	397,218
Tax Fees(3)	23,490	21,407
All Other Fees	—	—
Total Fees	12,023,091	10,333,979
(1)
Fees primarily related to professional services rendered in connection with the audit of Elanco’s annual consolidated and subsidiary financial statements and internal control over financial reporting, reviews of quarterly financial statements, and audit services provided in connection with statutory and regulatory filings and audit procedures related to our acquisition of Bayer Animal Health and Kindred Biosciences, Inc (“KindredBio”).

(2)
Fees primarily related to professional services that are reasonably related to the performance of the audit or review of Elanco’s financial statements, including services related to employee benefit plan, audit, or attestation services required by statutes or regulations; and services related to a pre-implementation review of our new enterprise resource planning software system.

(3)	Fees primarily related to tax compliance services.
services performed by the independent registered public accounting firm
The Audit Committee pre-approves all services performed by Elanco’s independent registered public accounting firm, in part to assess whether the provision of such services might impair the auditor’s independence. The Audit Committee’s policy and procedures are as follows:
•
Audit Services. The Audit Committee approves the annual audit services engagement and, if necessary, any changes in terms, conditions, and fees resulting from changes in audit scope, company structure, or other matters. Audit services for 2021 and 2022 included and will include internal controls attestation work under Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee may also pre-approve other audit services, which are those services that only the independent registered public accounting firm can reasonably provide.

•
Audit-Related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or reviews of the financial statements, and that are traditionally performed by the independent registered public accounting firm. The Audit Committee believes that the provision of these services does not impair the independence of the firm.

•
Tax Services. The Audit Committee believes that, in appropriate cases, the independent registered public accounting firm can provide tax compliance services, tax planning, and tax advice without impairing its independence.

•
Other Services. The Audit Committee may approve other services to be provided by the independent registered public accounting firm if (i) the services are permissible under SEC and Public Company Accounting Oversight Board (“PCAOB”) rules, (ii) the committee believes the provision of the services would not impair the independence of the auditor, and (iii) management believes that the auditor is the best choice to provide the services.

•
Approval Process. At the beginning of each audit year, management requests prior committee approval of the annual audit, statutory audits, and quarterly reviews for the upcoming audit year as well as any other services known at that time. Management will also present at that time an estimate of all fees for the upcoming audit year. As specific engagements are identified thereafter, they are brought forward to the committee for approval.

For each engagement, management provides the Audit Committee with information about the services and fees, sufficiently detailed to allow the committee to make an informed judgment about the nature and scope of the services and the potential for the services to impair the independence of the firm. After the end of the audit year, management provides the Audit Committee with a summary of the actual fees incurred for the completed audit year.
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Proposal No. 2
Audit Committee Report
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Elanco under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, this section entitled “Audit Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
Three independent directors comprise the Audit Committee. The Audit Committee operates under a written charter adopted by our Board. In addition, our Board has determined that each of our Audit Committee members satisfy the financial expertise requirements of the NYSE and that the Chair of the Audit Committee, Kapila K. Anand, has the requisite experience to be designated as an “audit committee financial expert” as that term is defined by the rules of the SEC.
The Audit Committee reviews Elanco’s financial reporting process on behalf of our Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that Elanco’s consolidated financial statements were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the audited financial statements and related disclosures with management and the independent registered public accounting firm, including a review of the significant management judgments underlying the financial statements and disclosures.
The independent registered public accounting firm reports to the Audit Committee, which has sole authority to approve and replace the firm (subject to shareholder ratification).
The Audit Committee has discussed with Elanco’s independent registered public accounting firm the matters required to be discussed with the Audit Committee by generally accepted auditing standards, the PCAOB and the NYSE, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence and has discussed with the firm the auditor’s independence from Elanco and its management. In concluding that the auditor is independent, the Audit Committee determined, among other things, that the non-audit services provided by the auditor were compatible with its independence and were pre-approved. Consistent with the requirements of the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted policies to ensure the independence of Elanco’s independent registered public accounting firm, such as prior committee approval of non-audit services and required audit partner rotation.
The Audit Committee discussed with Elanco’s internal auditor, chief compliance officer, and independent auditors the overall scope and plans for their respective audits. The Audit Committee periodically meets with the internal and independent auditors, with and without management present, and in private sessions with members of senior management (such as the chief financial officer and the chief accounting officer) to discuss the results of their examinations, their evaluations of Elanco’s internal controls, and the overall quality of Elanco’s financial reporting. The Audit Committee also meets at least quarterly in executive session.
Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its charter, the Audit Committee recommended to our Board that the audited consolidated financial statements of Elanco be included in Elanco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the SEC.
Respectfully submitted,
Kapila K. Anand (Chair)
John P. Bilbrey
Art A. Garcia

March 13, 2022
43 2022 Proxy Statement

Proposal No. 3: Advisory Vote to Approve Executive Compensation
As required by Section 14A of the Exchange Act, our shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”), as disclosed pursuant to the SEC’s compensation disclosure rules, which includes the section entitled “Compensation Discussion and Analysis” and the section entitled “Executive Compensation Tables,” which includes both the executive compensation tables and the accompanying narrative disclosure.
Our executive compensation programs are designed to help achieve the goals of attracting, engaging, and retaining highly talented individuals who are committed to our core values of integrity, excellence, and respect for people, while balancing the long-term interests of shareholders and customers. The Compensation Committee, which consists entirely of independent directors, has examined our executive compensation program and believes it aligns with our compensation philosophy and objectives as well as the pay practices of our peer group. The Compensation Committee has also determined that the specific pay decisions for the NEOs are appropriate given our performance, the executives’ contributions, and our shareholders’ interests.
While this vote is advisory and non-binding, our Board and the Compensation Committee value the opinion of our shareholders and will take into account the voting results when making future compensation decisions. We currently ask our shareholders to vote on NEO compensation on an annual basis.
We encourage shareholders to read the sections entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” for more information about the details of our executive compensation program and the decisions made by the Compensation Committee in 2021.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the approval of the compensation of the company’s named executive officers on an advisory basis.
44 2022 Proxy Statement

Compensation Discussion and Analysis
This section describes the compensation programs applicable to our NEOs and their compensation thereunder in 2021, including a description of our compensation philosophy, the elements of each program, the factors that the Compensation Committee considered in setting NEO compensation, and how our financial results affected payouts to each NEO in 2021. The NEOs for 2021 are:
•	Jeffrey N. Simmons, President, Chief Executive Officer and Director
•	Todd S. Young, Executive Vice President, Chief Financial Officer
•	Ramiro Cabral, Executive Vice President and President, Elanco International
•	Joyce Lee, Former Executive Vice President and President, U.S. Pet Health and Commercial Operations
•	Aaron L. Schacht, Former Executive Vice President, Innovation, Regulatory and Business Development
EXECUTIVE DEPARTURES
On October 5, 2021, we announced that Mr. Schacht would transition to a new role leading the potential carve-out of our Microbiome Platform. On November 30, 2021, we announced a restructuring program designed to simplify our organizational structure, including integrating our centralized marketing organization and consolidating our commercial operations for Elanco International and Elanco Europe, and focus our investments on growth. On December 31, 2021, Mr. Schacht and Ms. Lee exited Elanco. As discussed further in “Other Benefits—Elanco Executive Severance Plan” below, Mr. Schacht and Ms. Lee received only the severance payments to which they were entitled under the applicable executive severance plan.
2021 PERFORMANCE AND RESULTS(1)
Notwithstanding challenges from inflation, supply chain disruptions, COVID-19, and competition, 2021 represented a historic year of strong performance for Elanco. We completed our independent company standup, continued our integration of the Bayer Animal Health business that we acquired in 2020, and recorded our highest revenue and adjusted EBITDA levels as a public company. Highlights for the full year 2021 included:
•
Our revenue in 2021 was $4,765 million, which represented year-over-year growth of 46%. This growth was significantly impacted by our 2020 acquisition of Bayer Animal Health, products from which contributed $1,311 million of incremental revenue in 2021. However, even when excluding the impact of this acquisition, our annual revenue grew 7% as compared to our pro forma combined company estimates.

	○	Compared to our 2020 pro forma combined company estimates, revenue grew 7% from 2020, including 10% in Pet Health and 6% in Farm Animal.
	○	Our sales growth was widespread across our business, including in all three of our geographic regions and in four out of five species.
•
Our GAAP net loss was $472 million, which represented year-over-year improvement of 16%. Adjusted EBITDA was $1,057 million, which represented year-over-year improvement of nearly 100%, again primarily due to the additional EBITDA derived from the 2020 acquisition of Bayer Animal Health, but also due to continued productivity improvements, a disciplined approach to managing operating expenses, and delivering on synergies.

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Compensation Discussion and Analysis
•
Adjusted gross margin increased 460 basis points to 56.6% of revenue, as we continue to progress towards our 2023 target of 60% adjusted gross margin. Adjusted EBITDA margin improved 610 basis points to 22.2% of revenue, the highest level in our history.

•	We realized $226 million of adjusted EBITDA synergies, exceeding our original expectation by $60 million.
•	Galliprant®, a product for canine osteoarthritis pain and inflammation, became our 10th blockbuster brand, registering over $100 million in revenue in 2021.
•	We achieved our net leverage ratio target of 5.5x adjusted EBITDA while funding our approximately $440 million acquisition of Kindred Biosciences, Inc.
(1)	Includes non-GAAP financial measures. See Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to reported GAAP financial measures.
EXECUTIVE COMPENSATION PHILOSOPHY AND PRACTICES
Our executive compensation programs are designed to help achieve the goals of attracting, engaging, and retaining highly talented individuals who are committed to our core values of integrity, excellence, and respect for people, while balancing the long-term interests of shareholders and customers. These programs are based on the following objectives:
•	Attract, retain, motivate, and reward top talent. Programs have clear line-of-sight to financial and operational goals that support the business strategy of innovation and profitable growth.
•	Pay for performance. Programs provide the opportunity to earn above median compensation if superior results are achieved and below median compensation if below target results are achieved.
•	Create sustained, long-term shareholder value. Programs emphasize sustainable performance, such that employees’ interests are aligned with shareholders.
We intend to achieve these objectives by:
•
Providing an executive compensation program that includes base salaries and short-term and long-term incentive plans that are generally provided to other employees of ours or similarly situated executives in a competitive talent market.

•
Targeting compensation, in aggregate, at the median (50th percentile) of the competitive market, which is comprised of similarly sized companies within the life sciences industry, with consideration of other industries, as appropriate.

○
In certain situations, where there is scarcity of talent for a critical role and there is a need to offer a more competitive compensation package to attract such scarce talent, we may exceed the targeted median positioning of the market.

•	Delivering senior executive pay with a greater emphasis on equity and lower weighting on cash to promote an ownership mentality and help ensure shareholder alignment.
•	Promoting a team-based approach through the alignment of pay with our results while enabling leadership to differentiate pay throughout the year to recognize performance.
•	Requiring that senior executives maintain a meaningful stock ownership interest to align their financial interests with those of shareholders and other stakeholders.
•	Limiting perquisites and other non-performance-based elements.
•	Ensuring the program does not incentivize excessive risk taking.
•	Considering shareholder and other stakeholder feedback through annual say-on-pay results and other sources when designing our compensation and benefit programs.
•	Designing the program with consideration of the industry in which we operate and the impact of market conditions.
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Compensation Discussion and Analysis
In addition to strong alignment of pay with our performance, we maintain sound governance practices, including the following:
What We Do	What We Do Not Do

✔ Balances short- and long-term strategic objectives and directly links compensation to shareholder value
✔ Ties more than 90% of target CEO compensation to our performance
✔ Compensation Committee has discretion to adjust downward (but not upward) any performance-based equity award payout
✔ Robust stock ownership guidelines for NEOs and senior management
✔ Clawback policy that allows recovery of compensation in the event of certain acts of misconduct by NEOs and senior management
✔ Regular shareholder engagement to obtain feedback on executive compensation and other matters
✔ Independent compensation consultant that performs no other work for us or our senior management

✘ No pay design features that may have the potential to encourage excessive risk-taking
✘ No excise tax gross-ups on NEO compensation
✘ No employment agreements with any NEO
✘ No hedging or pledging of our securities by any NEO
✘ No single trigger change in control vesting or payments
✘ No repricing of stock options without shareholder approval
✘ No supplemental executive retirement, health or insurance benefits for NEOs
✘ No significant perquisites
✘ No guaranteed short-term incentives or equity awards
✘ No dividends paid on unvested equity awards

EXECUTIVE COMPENSATION PROCESS
We seek to maintain a market-competitive executive compensation program that is consistent with our compensation philosophy and attracts and retains executives who perform at a high level and contribute to our success.
The Compensation Committee, which consists entirely of independent directors, determines our compensation philosophy and executive compensation program design, and is the decision-making body on all matters relating to the compensation paid to the NEOs.
Each year, the Compensation Committee considers individual performance assessments, compensation recommendations from senior leadership, our company performance, our peer group data, and input from its compensation consultant when making executive compensation determinations and setting pay levels for NEOs. At the time of our initial separation from Lilly, most of our executive officers were substantially below peer group median compensation levels relative to their roles in a newly-independent public company. In order to smooth the impact on our executive compensation budget, and at the advice of the Compensation Committee’s independent compensation consultant, we utilized a “glidepath” approach to gradually bring these executives closer to market median compensation over a several-year period.
For 2021, each NEO’s individual performance assessment was based on the achievement of objectives established at the start of each year, including the demonstration of our values and leadership behaviors. Our company performance for 2021 was considered in two ways: (a) overall performance in the prior year based on a variety of metrics, which was a factor in establishing target compensation; and (b) performance against specific goals that were established at the beginning of the performance period and, if met, will determine payouts under our incentive programs.
The Compensation Committee also considers the compensation levels and the mix of compensation for comparable executives at companies in our peer group, which is more fully described in “—Compensation Benchmarking” below. In 2020, the size of our business significantly expanded due to our acquisition of Bayer Animal Health, the largest acquisition in the animal health industry. That year, the Compensation Committee updated the peer group we use to reflect the increased size of our business. Market median compensation derived from this new peer group also altered the “glidepath” trajectory described above for our NEOs and other executive officers. Due to the mid-year 2020 timing of the Bayer Animal Health acquisition, 2021 represented the first opportunity to change executive officer compensation based on the updated “glidepaths.” See “—Compensation Benchmarking” below for more information about how the Compensation Committee uses our peer group in making executive compensation decisions.
After this benchmarking review, the Compensation Committee attempts to establish compensation relative to the peer group median for each NEO. However, consistent with our compensation philosophy, the Compensation Committee can differentiate pay levels from
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Compensation Discussion and Analysis
those at peer companies based on the results of the aforementioned assessments as well as other factors the Compensation Committee believes are relevant, including, but not limited to, scarcity of talent for a critical role.
Finally, the Compensation Committee determines the specific metrics to be used to measure company performance for purposes of the annual cash incentive program and long-term performance share awards. The specific metrics selected for 2021 are described further in “—2021 NEO Compensation” below. The Compensation Committee believes that the use of certain non-GAAP metrics, such as adjusted EBITDA, to measure company performance is appropriate because it aligns pay with performance objectives that are commonly used by shareholders and other members of the investment community to evaluate our performance, and helps avoid inappropriate windfalls or penalties due to factors outside of management’s control. Both the goals and the financial performance are presented on a consistent non-GAAP basis.
Role of the Compensation Consultant
The Compensation Committee directly engages an independent compensation consultant, WTW, who reports directly to the chair of the Compensation Committee. The consultant meets regularly, and as needed, with the Compensation Committee, and has direct access to the chair during and between meetings. Among other duties, the consultant advises the Compensation Committee on competitive pay practices, assists with the determination of the peer group for compensation purposes, and provides and analyzes compensation levels relative to market benchmarks. During 2021, WTW performed no other services for us or our executive officers.
The Compensation Committee has the sole authority to retain and terminate its independent compensation consultant and approve its fees, which we pay. The Compensation Committee also considers the independence of the consultant in accordance with SEC and NYSE rules.
Role of the Chief Executive Officer and Senior Management
The Compensation Committee also works with Mr. Simmons, our Chief Executive Officer, as well as our Executive Vice President, Human Resources, Corporate Communications and Administration and other members of senior management, to oversee our executive compensation program. At the Compensation Committee’s request, Mr. Simmons plays a key role in the process as it relates to executive officers other than himself. For the NEOs other than Mr. Simmons, he:
•	recommends adjustments to annual base salaries and target annual cash incentive amounts;
•	recommends equity incentive awards under our long-term incentive plans;
•	prepares an evaluation of each executive officer; and
•	prepares an analysis of performance objective achievements.
The Compensation Committee considers Mr. Simmons’ evaluation and his direct knowledge of each NEO’s performance and contributions when making compensation decisions. However, Mr. Simmons is not present during Compensation Committee voting or deliberations regarding his own compensation, and the Compensation Committee solely determines and approves (subject to ratification by the independent members of our Board) each element of Mr. Simmons’ compensation.
Compensation Benchmarking
To provide the appropriate context for executive pay decisions, the Compensation Committee, in consultation with its independent compensation consultant, assesses the compensation practices and pay levels of our peer group. For 2021 executive compensation benchmarking, the Compensation Committee selected a peer group whose median revenues were broadly similar to ours after our 2020 acquisition of Bayer Animal Health, with none having revenue more than approximately 2.4 times our revenue on a pro forma combined company basis. The Compensation Committee also believed these companies share important characteristics to us, such as being our direct competitors, operating in a similar business model, or employing people with the unique skills required to operate an established biopharmaceutical company like ours.
Based on the advice of its independent compensation consultant, the following group of 18 companies was identified by the Compensation Committee as our peer group for 2021 executive compensation benchmarking.
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Compensation Discussion and Analysis
Agilent Technologies, Inc.	Endo International plc	Regeneron Pharmaceuticals, Inc.
Alexion Pharmaceuticals, Inc.	Hologic, Inc.	STERIS plc
Baxter International Inc.	IDEXX Laboratories, Inc.	Varian Medical Systems, Inc.
Boston Scientific Corporation	Incyte Corporation	Zimmer Biomet Holdings, Inc.
Charles River Laboratories International, Inc.	Jazz Pharmaceuticals plc	Zoetis Inc.
DENTSPLY SIRONA Inc.	Perrigo Company plc
Edwards Lifesciences Corporation
The Compensation Committee periodically reviews our peer group and adds or removes companies in the peer group when appropriate to help ensure companies in the peer group are similar in size to us and appropriately reflect how we conduct our business. In 2021, the Compensation Committee added Vertex Pharmaceuticals, Inc. to our peer group for purposes of 2022 executive compensation benchmarking.
Role of Shareholders
Shareholders are provided the opportunity to cast an annual advisory vote on the compensation of NEOs. Most recently, 97% of votes cast supported the say-on-pay proposal at our 2021 annual meeting of shareholders, and there were no significant changes to our executive compensation program from 2020 to 2021.
We are committed to continued engagement with our shareholders on various corporate governance topics, including ESG matters, executive compensation, and related trends. The Compensation Committee considers the feedback we receive during these discussions, as well as the results of say-on-pay votes, when reviewing our executive compensation program. For more information about our shareholder engagement efforts, see “Corporate Governance—Shareholder Outreach” above.
2021 NEO COMPENSATION
Our executive pay program consists of three primary components: (1) annual base salary, (2) an annual cash incentive, and (3) long-term equity incentive awards. These components have each been tailored to incentivize and reward specific aspects of company performance that the Compensation Committee believes are central to delivering long-term value.
Specifically, the Compensation Committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable. Generally, a substantial majority of the NEOs’ total target direct compensation is variable and directly affected by our company-wide performance. The below charts show the percentage of 2021 fixed (base salary) and variable (annual cash bonus and equity award) direct earnings for our CEO and certain other NEOs at target.

(1)	Excludes Mr. Schacht and Ms. Lee, who exited Elanco as of December 31, 2021.
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Compensation Discussion and Analysis
2021 Annual Base Salary
The Compensation Committee sets appropriate levels of base salary to help ensure that we can attract, retain, motivate, and reward a leadership team that will sustain long-term growth for shareholders while maintaining affordability within our business plan. Base salaries are based on each person’s level of contribution, responsibility, expertise, and competitiveness with respect to our peer group data.
During 2021, base salaries for each of the NEOs were modestly increased by 2%. These increases were established based on a number of factors, including peer group benchmarking, general external trends, and experience in their roles.
Name	2020 Annual Base Salary ($)	2021 Annual Base Salary ($)
Mr. Simmons	1,025,000	1,046,000
Mr. Young	568,000	580,000
Mr. Schacht	597,000	609,000
Ms. Lee	540,000	551,000
Mr. Cabral	465,000	475,000
2021 Annual Cash Incentive
Each NEO was eligible to participate in our annual cash incentive program for 2021. This program is a variable, at-risk program that is designed to reward the achievement of our financial goals and innovation objectives for the year. In doing so, it provides a direct link between the NEOs’ short-term incentives and our annual results. The annual cash incentive program for 2021 retained the same general structure as the program for 2020, with no adjustments to the types of metrics or relative weights or increases to the threshold, target, and maximum payout opportunities for each NEO.
As with 2020, for 2021, revenue (as measured in accordance with generally accepted accounting principles) and adjusted EBITDA were used as the financial performance measures under the annual cash incentive program. The Compensation Committee also considered the achievement of certain innovation progress objectives in the calculation of the cash incentive program payouts. These financial and innovation-related metrics were selected because the Compensation Committee believes they reflect commonly recognized measures of profitability growth and drive long-term shareholder value creation.
In the final calculation, revenue was weighted at 30%, adjusted EBITDA was weighted at 40%, and achievement of the innovation progress objectives was weighted at 30%, each as approved by the Compensation Committee. The objectives were linearly interpolated for achievement between threshold, target, and maximum goals.
Each NEO target incentive amount is set as an approximate percentage of his or her base salary. Modest adjustments to target incentive amounts were approved for 2021 to better align with market and peer group practices, as more fully discussed in “—Executive Compensation Process” above. For 2021, the target for Mr. Simmons, our President and Chief Executive Officer, was 125%. For the other NEOs, targets ranged from 70% to 75%. If the maximum performance level is reached, the payout opportunity is capped at 200% of the target payout opportunity. If the threshold goal is not reached for a performance measure, there is no payout for that performance measure. Bonus targets for 2020 and 2021 are shown in the table below as a percentage of the NEO’s base salary.
Name	2020 Bonus Target (%)	2021 Bonus Target (%)
Mr. Simmons	120	125
Mr. Young	70	75
Mr. Schacht	60	70
Ms. Lee	65	70
Mr. Cabral	65	70
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Compensation Discussion and Analysis
The Compensation Committee establishes threshold, target, and maximum performance goals under the annual cash incentive program based on our annual operating plan and other factors relevant to the fiscal year. In doing so, the Compensation Committee may consider financial results from prior years, but also may focus on macroeconomic conditions, industry trends, and the effect of long-term strategic investments, such as our acquisition of the Bayer Animal Health business in 2020.
Our annual cash incentive program allows the Compensation Committee to make adjustments based on the effects of acquisitions, divestitures, restructurings or special charges or gains, changes in corporate capitalization, accounting changes, and/or events that are treated as extraordinary items for accounting purposes. The Compensation Committee may also reduce (but not increase) the actual payout of any individual’s annual cash incentive based on our performance and the Compensation Committee’s subjective assessment of the NEO’s overall individual performance.
Based on these considerations, in February 2021, the Compensation Committee set annual threshold, target, and maximum cash incentive plan goals at the levels described below. The target revenue goal represented an approximately 40% increase, and the target adjusted EBITDA goal represented an approximately 89% increase, year-over-year from 2020.
As discussed in “—2021 Performance and Results” above, the significant increases represented by these target growth rates was primarily driven by the inclusion of the Bayer Animal Health business for all twelve months in our full year 2021 results. As we acquired the Bayer Animal Health business in August 2020, we only recognized five months of contribution from the business in our full year 2020 results, as compared to the twelve months of contribution we recognized in full year 2021.
However, even when excluding the impact of this acquisition, the Compensation Committee believed these targets represented continued strong financial performance for Elanco in 2021. Based on our pro forma combined company estimates, our revenue and adjusted EBITDA targets still represented underlying growth of 3-4% and 20-25%, respectively, when excluding the impact of the Bayer Animal Health acquisition. Both the revenue and adjusted EBITDA targets were aligned with our Board-approved business plan for 2021, exceeded the midpoint of the financial guidance ranges we provided for full year 2021 in March 2021, and equaled or exceeded our long-term growth algorithm that we shared with investors in December 2020. The Compensation Committee also set innovation progress targets that it believed were appropriately rigorous for 2021.
For 2021, we reported revenue of $4,765 million (which included $1,311 million of incremental contribution from Bayer Animal Health products) and adjusted EBITDA of $1,057 million. This represented 46% and 100% growth year-over-year, respectively, which exceeded the target goal for each financial performance measure by 4% and 6%, respectively.

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Similar to 2020, our 2021 innovation project target was 3.0 on a scale of 1.0 to 5.0 and was comprised of the following factors: (i) achievement of certain product approvals and submissions; (ii) increase of pipeline value; (iii) launch equivalents; and (iv) a qualitative assessment of overall innovation performance carried out by Ellen de Brabander, our Executive Vice President of Innovation and Regulatory Affairs, and members of her leadership team. Based on a weighted outcome of these factors, the Compensation Committee determined that we achieved a 3.3 score, which correlated to a 115% multiple related to innovation progress for use in the calculation of the 2021 annual cash incentive program. This above-target score was primarily driven by our strong performance on pipeline approvals and submissions, with 16 major approvals and 12 major submissions relative to a goal of ten for each.
The Compensation Committee determined that no downward or other adjustments to the payouts would be made based on our 2021 performance and the individual contributions of the relevant NEOs. Accordingly, bonus payouts equal to 132% of the target payout opportunity were approved for each NEO.
Metric	2021 Achievement (%)	Metric Weighting (%)	2021 Weighted Achievement (%)
Revenue	145	30	44
Adjusted EBITDA	136	40	+ 54
Innovation Progress	115	30	+ 35
Resulting 2021 Bonus Payout Multiple			132
Consequently, the 2021 annual cash incentive payments paid to the NEOs were as follows:
	2021 Base Salary ($)	2021 Target Bonus (%)	2021 Company Achievement (%)	2021 Bonus Payout ($)
Mr. Simmons	1,046,000	125	132	1,725,900
Mr. Young	580,000	75	132	574,200
Mr. Schacht	609,000	70	132	562,716
Ms. Lee	551,000	70	132	509,124
Mr. Cabral	475,000	70	132	438,900
Because Mr. Schacht and Ms. Lee were employed by Elanco through December 31, 2021, they were each eligible to receive their 2021 cash incentive payment. Similarly to the other NEOs, and given that each was employed by Elanco for the entirety of calendar year 2021, the Compensation Committee did not exercise downward discretion or apply other adjustments to their 2021 cash incentive payments.
Long-Term Incentive Awards
The long-term incentive component of the NEOs’ compensation is designed to align this critical compensation element with our key financial incentives and focus leaders on achieving certain determined company performance objectives. In 2021, NEOs received annual grant equity awards with the following characteristics:
•
Elanco Performance Awards (“Elanco PAs”) (75% of total award opportunity): These awards have the potential to vest at 0% to 200% of target after a two-year performance period beginning on the first day of the calendar year of grant and are earned based on our net income over the performance period.

•
Elanco Restricted Stock Units (“Elanco RSUs”) (25% of total award opportunity): These awards have the potential to vest in roughly one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with us.

The Compensation Committee has the discretion to adjust downward (but not upward) any equity award payout. No dividends accrue on either the Elanco PAs or the Elanco RSUs prior to payout or vesting, as applicable.
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Compensation Discussion and Analysis
2021 Target Grant Values
Our policy with respect to the annual equity award for all eligible employees, including the NEOs, is to grant the award and set the grant price at the Compensation Committee’s regularly scheduled meeting during the first quarter of each year. For the 2021 equity awards, we set the total target values for the NEOs based on internal pay equity, our company-wide performance, individual performance, and our peer group data. As described in “Executive Compensation Process” above, we continue to work to better align our executive compensation with market practices to reflect the “glidepath” approach for each NEO and other executive officer. Total target values for the 2021 equity grants to the NEOs were set as follows, the levels of which remained below the peer group medians:
Name	2021 Annual Equity Grant ($)
Mr. Simmons	9,261,000
Mr. Young	2,109,000
Mr. Schacht	1,859,000
Ms. Lee	1,143,000
Mr. Cabral	1,279,000
In light of their qualified terminations on December 31, 2021, and pursuant to the terms of their respective Elanco RSU and Elanco PA grant agreements, Mr. Schacht and Ms. Lee were each eligible to receive approximately one-third of the Elanco RSUs awarded to them in 2021 upon their termination date (since they were employed by Elanco for approximately one-third of the vesting period), and will be eligible to receive one-half of the Elanco PAs awarded to them in 2021 upon the applicable vesting date in 2023 (since they were employed by Elanco for one-half of the performance period).
Elanco PAs
In March 2021, each NEO received Elanco PAs under our 2021 long-term incentive plan. These awards represent a substantial, at-risk component of NEO compensation directly tied to our long-term financial performance.
The Elanco PAs granted in 2021 have a two-year performance period from the beginning of 2021 through the end of 2022. Due to the transformational nature of our 2018 initial public offering, our 2019 full separation from Lilly, our former parent company, and our 2020 acquisition of Bayer Animal Health, the Compensation Committee believed it was appropriate to set the performance period at two years until a more consistent pattern of performance could be better established.
The target number of Elanco PAs granted to an NEO was determined by dividing 75% of the target equity grant value applicable to such NEO by the closing stock price at the date of grant. The grant date fair values for these awards are reported in the table below.
Name	Payout Date	Target Payout ($)(1)
Mr. Simmons	February 2023	6,945,757
Mr. Young	February 2023	1,581,752
Mr. Schacht	February 2023	1,394,254
Ms. Lee	February 2023	857,267
Mr. Cabral	February 2023	959,261
(1)
All awards had a fair market value of $33.65 per share based on their grant date of March 1, 2021, with the exception of the award to Mr. Simmons, which was granted on March 5, 2021 and had a fair market value of $31.13 per share. Mr. Simmons’s award was granted at a later date than the other NEOs’ because his award required the approval of our full Board, which occurred at its meeting on March 4, 2021. All other NEO awards were approved by the Compensation Committee at its meeting on February 24, 2021.

In February 2021, the Compensation Committee established two one-year net income targets for the 2021-2022 performance period, which were based on our Board-approved business plan at that time. The Compensation Committee chose net income, which was the
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Compensation Discussion and Analysis
same metric as in 2020, because it believes it is an effective measure of long-term earnings, including management of expenses, interest incurred on outstanding debt, and gross margin expansion. These net income targets are subject to adjustments, which may include impacts of divestitures, acquisitions, non-GAAP adjustments, or other adjustments approved by the Compensation Committee.
Payouts for the Elanco PAs granted in 2021 range from 0% to 200% of target, subject to continuous employment through the vesting date and based on our achievement of the net income targets, which the Compensation Committee believes are rigorous and challenging. The specific net income metrics for the 2021-2022 performance period, and the range of awards related to the achievement of such metrics, are reflective of our confidential business plan, the disclosure of which would cause us competitive harm.
In 2020, we granted Elanco PAs to the NEOs (other than Ms. Lee, who was not with Elanco at the time of grant) that were subject to a two-year performance cycle that ended December 31, 2021. The following describes the performance objectives, outcomes, and shares earned under these 2020 Elanco PA grants.

As previously disclosed, in August 2020, the Compensation Committee reset the 2020 performance objectives to avoid the likely over-performance that would have resulted from our acquisition of the Bayer Animal Health business, had those original full year 2020 targets been maintained, because such targets would have been too easy to achieve. While the 2020 performance periods were split
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Compensation Discussion and Analysis
into the first half (January – June) and the second half (July – December), the weighting on the periods was set at 7/12ths for the first half, to align with the seven months of the year pre-acquisition, and 5/12ths for the second half, to align with the five months of the year post-acquisition. The performance goals for the full year 2021 performance period were approved in December 2020 upon finalization of the 2021 business plan.
For the NEOs who participated in these 2020 awards (which excludes Ms. Lee), the number of our shares earned under the performance-based awards is set forth in the table below. Details on the vesting schedule of these awards are set forth below in “Executive Compensation Tables—Outstanding Equity Awards at December 31, 2021.”
Name	Target Shares	Shares Paid Out
Mr. Simmons	185,206	229,655
Mr. Young	44,520	55,205
Mr. Schacht	37,069	45,966
Mr. Cabral	26,080	32,339
Elanco RSUs
On March 1, 2021, each NEO also received Elanco RSUs under our 2021 long-term incentive plan. These time-based awards are designed to align the interests of the NEOs with the interests of our shareholders by promoting the retention of the executive team over the longer term.
Elanco RSUs vest over a three-year period, with 33% of the award vesting on the first anniversary of the grant date, 33% of the award vesting on the second anniversary of the grant date, and 34% of the award vesting on the third anniversary of the grant date, subject to continuous service through each vesting date. The target number of Elanco RSUs granted to an NEO was determined by dividing 25% of the target equity grant value applicable to such NEO by the closing stock price at the date of grant. The grant date fair values for these awards are reported in the table below.
Name	Vesting Date	Grant Date Fair Market Value(1)
Mr. Simmons	March 2024	$2,315,263
Mr. Young	March 2024	$527,262
Mr. Schacht	March 2024	$464,774
Ms. Lee	March 2024	$285,756
Mr. Cabral	March 2024	$319,776
(1)
All awards had a fair market value of $33.65 per share based on their grant date of March 1, 2021, with the exception of the award to Mr. Simmons, which was granted on March 5, 2021 and had a fair market value of $31.13 per share. Mr. Simmons’s award was granted at a later date than the other NEOs’ because his award required the approval of our full Board, which occurred at its meeting on March 4, 2021. All other NEO awards were approved by the Compensation Committee at its meeting on February 24, 2021.

OTHER BENEFITS
Benefits are an important part of retention and financial security for all employees, and each of the benefits described below are designed to provide a market-competitive executive compensation program. In addition to the below, the NEOs are eligible to participate in our health and welfare programs, the Elanco 401(k) Plan, matching gifts program, and other employee benefit programs on the same basis as other employees.
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Compensation Discussion and Analysis
Elanco Executive Severance Plan
The NEOs are eligible to participate in the Elanco Executive Severance Pay Plan and Summary (the “Elanco Executive Severance Plan”), which defines the circumstances an NEO is entitled to receive severance benefits in the event his or her employment with us is terminated under certain circumstances. A description of the Elanco Executive Severance Plan and the benefits to which an NEO may be entitled is set forth in the narrative disclosure accompanying the table in “Executive Compensation Tables—Potential Payments Upon Termination or Change in Control (as of December 31, 2021)” below.
Under the Elanco Executive Severance Plan, in connection with their separation on December 31, 2021, we entered into a Severance Agreement and Release of Claims with each of Mr. Schacht and Ms. Lee, pursuant to which Mr. Schacht was entitled to receive a lump-sum payment of $1,059,630, and Ms. Lee was entitled to receive a lump-sum payment of $947,924, as severance benefits. As required under the Elanco Executive Severance Plan, such severance payments were contingent on the NEO’s execution of a release of claims in favor of Elanco and their agreement to certain other customary post-employment covenants. Pursuant to SEC regulations, these payments, while made in 2022, are reflected in the “Summary Compensation Table” and other applicable executive compensation tables below as 2021 compensation for Mr. Schacht and Ms. Lee, respectively. Mr. Schacht and Ms. Lee received only those severance payments to which they were entitled under the Elanco Executive Severance Plan.
2018 Change in Control Severance Pay Plan for Select Employees
The NEOs are eligible to participate in the Elanco 2018 Change in Control Severance Pay Plan for Select Employees, which provides severance benefits to an NEO in the event his or her employment with us is terminated following a change in control. A description of the Elanco 2018 Change in Control Severance Pay Plan for Select Employees and the benefits to which an NEO may be entitled is set forth in “2018 Change in Control Severance Pay Plan for Select Employees” below.
The Elanco 401(k) Plan and Other Retirement Benefits
We provide retirement benefits to eligible employees, which includes the NEOs, through the Elanco 401(k) Plan, a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code. Participants may elect to contribute a portion of their base salary to the plan, and we provide matching contributions on employees’ contributions up to 6% of base salary (subject to IRS limits). In addition, we provide a non-elective contribution in the amount of 3% of base salary earnings, contingent on active employment on December 31 of each year. The employee contributions, our contributions, and earnings thereon are paid out in accordance with elections made by the participant under the terms and conditions of the Elanco 401(k) Plan.
The Elanco Deferred Compensation Program
The NEOs may defer receipt of all or part of their annual cash incentive bonus under The Elanco Deferred Compensation Plan, which allows participants to save for retirement in a tax-effective way at minimal cost to us. Under this unfunded plan, amounts deferred by the participant are credited at an interest rate of 120% of the applicable federal long-term rate, as described in more detail in “Executive Compensation Tables—Nonqualified Deferred Compensation” below.
GOVERNANCE AND OTHER MATTERS
Employment Agreements
We do not have employment agreements with any of the NEOs. We do not provide excise tax payments, reimbursements, or gross-ups to any of the NEOs.
Stock Ownership and Holding Guidelines
Our Board has adopted stock ownership guidelines for our executive officers, which are designed to further promote long-term shareholder value creation and help ensure our senior executives remain focused on both short- and long-term objectives. Mr. Simmons, our Chief Executive Officer, is required to own Elanco common stock with a value equal to at least six times his annual base salary. Each of the other NEOs is required to own Elanco common stock with a value equal to at least three times their annual base salary. All of the NEOs are required to hold at least 50% of all equity awards granted until their stock ownership requirements are satisfied, which allows them to build toward their respective ownership requirements. As of the last annual measurement date, each of the NEOs was in compliance with the stock ownership guidelines or was making appropriate progress towards meeting the applicable ownership level within a reasonable period of time.
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Compensation Discussion and Analysis
Anti-Hedging and Anti-Pledging Policy
We have a formal policy under which Non-Employee Directors and employees are not permitted to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that hedge or offset any decrease in the market value of a company’s equity securities granted to the employee or director as compensation or held directly or indirectly by the employee or director. Additionally, our Corporate Governance Guidelines state that our directors are prohibited from hedging their Elanco stock and from pledging, or using as collateral, their Elanco stock.
Executive Compensation Recovery Policy
All of our incentive awards generally are subject to forfeiture upon termination of employment prior to the end of the performance or vesting period or for disciplinary reasons. In addition, the Compensation Committee has adopted an executive compensation recovery policy that gives the Compensation Committee broad discretion to claw back incentive payouts from any member of our senior management, which includes the NEOs, whose misconduct caused or contributed to Elanco having to restate all or a portion of its financial statements or resulted in a material violation of law or policy that causes significant harm to Elanco (or who failed in his or her supervisory responsibility to manage or monitor conduct or risks appropriately and such failure contributed materially to the harm caused to Elanco).
Our recovery policy covers any incentive compensation awarded or paid to an employee at a time when he or she is a member of our senior management. Subsequent changes in status, including retirement or termination of employment, do not affect our rights to recover compensation under the policy. Recovery can extend back as far as three years.
Tax Deductibility of Compensation Expense
Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a publicly-held company can deduct in any tax year on compensation paid to “covered employees,” including the NEOs. While the Compensation Committee may consider tax deductibility as one of many factors in determining executive compensation, the Compensation Committee will award compensation that it determines is consistent with the goals of our executive compensation program even if such compensation is not tax deductible by us, if it determines that payment of such compensation is consistent with our business needs.
Compensation Risk Oversight
We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. The Compensation Committee, in collaboration with its independent compensation consultant, WTW, identified no material risks in our executive compensation programs in 2021. In their 2021 annual risk incentive of our incentive compensation plans, WTW used certain evaluation criteria for incentive awards to determine whether or not these incentive plans were reasonably likely to incentivize risk-taking among those who participate in them, including, among others, the following:
•	The metrics used to determine payout under the incentive plans;
•	Whether or not the metrics used to determine payout under the incentive plans were balanced;
•	The maximum incentive pay multiple;
•	The funding thresholds under the incentive plans;
•	The performance period for each plan;
•	The level of management that may exercise discretion as to the ultimate payout under the incentive plans; and
•	Any deferrals, holdbacks, or clawback mechanisms under the incentive plans.
The Compensation Committee believes that there are several features in our compensation programs and policies that mitigate excessive risk-taking. For instance, the Compensation Committee has discretion to adjust incentive payments, if needed, including to reflect decisions that executives make that may impact our reputation. A large percentage of senior management compensation has historically been paid in the form of long-term equity awards over a multiple-year cycle, a compensation structure that is intended to
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Compensation Discussion and Analysis
align incentives with appropriate risk taking. Moreover, senior management is subject to share ownership and retention policies, and we retain broad discretion to recover incentive awards in the event of certain significant misconduct. Our general risk management controls also serve to preclude our decision makers from taking excessive risk to earn the incentives provided under our compensation programs.
CHANGES TO EXECUTIVE COMPENSATION PROGRAM FOR 2022
For 2022, the Compensation Committee has approved a new financial metric, “Elanco Cash Earnings” (also known as “ECE”), as the sole company performance measure under our annual cash incentive program. This measure will replace the 2021 metrics of revenue, adjusted EBITDA and innovation performance described above. The Compensation Committee selected this cash-based economic profit measure because it incentivizes both growth and return on capital invested in our business, and because it believes that it will positively correlate with total shareholder return.
Elanco Cash Earnings is defined as adjusted EBITDA, plus adjusted R&D expense (which is considered an investment for these purposes) excluding depreciation, minus marginal taxes, minus a cost of capital charge. The Compensation Committee believes that this metric better aligns with our growth and value creation strategy, which is to drive innovation over relatively long product cycles through ongoing prudent investments in R&D. By requiring our business to earn more than our cost of capital on an annual basis over time, the Compensation Committee believes leadership will be further incented to invest in profitable innovation, prudently manage expenses, efficiently use our assets, and otherwise take actions designed to create long-term, sustainable shareholder value. This is also designed to create a more significant ownership mentality within Elanco by further aligning our management’s interests with those of our shareholders.
The Compensation Committee has also approved a new financial metric, Target Adjusted EBITDAR, as the sole company performance measure for Elanco PAs under our long-term incentive program. This measure will be used instead of Net Income, which was used for Elanco PAs in 2021 and 2020. Target Adjusted EBITDAR is defined as prior year’s Adjusted EBITDAR (Adjusted EBITDA plus R&D expense excluding depreciation), plus the pre-tax required return on the incremental gross operating assets invested in the business. The final payout multiple per grant will be determined by averaging the payout multiple of each of the two performance years. The Compensation Committee believes that this multi-year linkage will further reinforce a culture of long-term ownership and rewards continuous improvement.
To further incentivize shareholder value creation, beginning in 2022 we are changing the mix of equity awards granted to our executive leadership under our long-term incentive plan. In 2022, the mix will be 50% performance stock units, 25% Elanco RSUs, and 25% stock options. The introduction of stock options rewards overperformance in value creation and aligns our internal pay-for-performance strategy with continued equity appreciation for shareholders. Stock option awards will vest annually in three equal tranches over a three-year period. We believe this mix of equity awards is aligned with those of several companies in the peer group we use to benchmark our executive compensation program, as further described in “—Executive Compensation Process—Compensation Benchmarking” above.
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Compensation Discussion and Analysis
Compensation Committee Report
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Elanco under the Securities Act or the Exchange Act, this section entitled “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.
The Compensation Committee is primarily responsible for reviewing, approving and overseeing Elanco’s compensation plans and practices, and works with management and the Committee’s independent compensation consultant to establish Elanco’s compensation philosophy and programs. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Elanco’s 2021 Annual Report on Form 10-K for the year ended December 31, 2021 (incorporated by reference) and in this Proxy Statement.
Respectfully submitted,

Lawrence E. Kurzius (Chair)
R. David Hoover
Kirk P. McDonald
Denise Scots-Knight
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Executive Compensation Tables
The following table summarizes compensation awarded to, earned by and/or paid to our NEOs in connection with their service to Elanco during 2021, 2020 and 2019, as applicable.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Jeffrey Simmons President and Chief Executive Officer	2021	1,046,000	9,261,019	1,725,900	27,096	12,060,015
	2020	1,025,000	6,860,048	1,045,500	28,272	8,958,820
	2019	1,000,000	13,534,347	1,248,000	19,422	15,801,769
Todd Young Executive Vice President and Chief Financial Officer	2021	580,000	2,109,014	574,200	28,696	3,291,910
	2020	568,000	1,649,020	337,960	28,960	2,583,940
	2019	550,000	1,202,567	400,400	121,165	2,274,132
Aaron Schacht(1) Former Executive Vice President, Innovation, Regulatory and Business Development	2021	609,000	1,859,028	562,716	1,087,226	4,117,970
	2020	597,000	1,373,054	329,843	28,472	2,328,369
	2019	434,167	2,101,855	270,920	19,367	2,826,309
Joyce Lee(2) Former Executive Vice President, U.S. Pet Health and Commercial Operations	2021	551,000	1,143,023	509,124	976,705	3,179,852
Ramiro Cabral(3) Executive Vice President and President, Elanco International	2021	475,000	1,279,037	438,900	27,209	2,220,146
(1)	Mr. Schacht departed Elanco on December 31, 2021.
(2)	Ms. Lee departed Elanco on December 31, 2021. She was not a named executive officer prior to 2021.
(3)	Mr. Cabral was not a named executive officer prior to 2021.
(4)
This column shows the grant date fair value of the Elanco RSUs and Elanco PAs awarded to the NEOs in 2019, 2020 and 2021, computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date and the assumptions in Note 14: Stock-Based Compensation to our consolidated and combined financial statements included in our 2021 Annual Report. The grant date fair value for Elanco PAs included in the “Stock Awards” column are based on the probable payout outcome anticipated at the time of grant which, for the Elanco PAs, was at target value.

The table below shows the target and maximum payouts for the 2021 Performance Awards included in this column of the “Summary Compensation Table.”
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Executive Compensation Tables
Name	Payout Date	Target Payout ($)	Maximum Payout ($)
Mr. Simmons	February 2023	6,945,757	13,891,513
Mr. Young	February 2023	1,581,752	3,163,504
Mr. Schacht	February 2023	1,394,254	2,788,508
Ms. Lee	February 2023	857,267	1,714,535
Mr. Cabral	February 2023	959,261	1,918,521
(5)
This column shows payments under the Elanco Corporate Bonus Plan (the “Elanco Bonus Plan”) for performance in 2021, 2020 and 2019. See “Compensation Discussion and Analysis—2021 Annual Cash Incentive” above for details on 2021 payouts for the NEOs under the Elanco Bonus Plan.

(6)
The amounts in this column consist solely of (i) Elanco contributions to the Elanco 401(k) Plan for each NEO, which equaled $26,100 to each NEO ($17,400 of matching contributions and $8,700 of outright contributions), and which was consistent with the benefits available to similarly-situated, U.S.-based Elanco employees; and (ii) any recognition program awards, imputed life insurance income, or Health Savings Account contributions. For Mr. Schacht and Ms. Lee, this column also includes severance amounts of $1,059,630 and $947,924, respectively. There were no other reportable perquisites, personal benefits, or tax reimbursements or gross-ups paid to any NEOs for 2021.

GRANTS OF PLAN-BASED AWARDS DURING 2021
The following table summarizes the grants of plan-based awards to the NEOs during 2021 under each of the following plans: the Elanco Bonus Plan (a non-equity incentive plan) and the 2018 Stock Plan, which provides for the grant of Elanco PAs and Elanco RSUs. To receive a payout under the Elanco PAs and Elanco RSUs, a participant must remain employed with Elanco through the end of the relevant performance period or vesting date (except in the case of death, disability, retirement, or redundancy). No dividends, if any were to be declared and paid, would accrue on either the Elanco PAs or the Elanco RSUs prior to payout or vesting, as applicable.
		Elanco compensation committee		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Award	Grant Date(2)	Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Simmons	2021 Elanco Bonus Plan			78,450	1,307,500	2,615,000
	2021 Elanco PAs(3)	3/5/2021	2/24/2021				—	223,121	446,242		6,945,757
	2021 Elanco RSUs(4)	3/5/2021	2/24/2021							74,374	2,315,263
Mr. Young	2021 Elanco Bonus Plan			26,100	435,000	870,000
	2021 Elanco PAs(3)	3/1/2021	2/24/2021				—	47,006	94,012		1,581,742
	2021 Elanco RSUs(4)	3/1/2021	2/24/2021							15,669	527,262
Mr. Schacht	2021 Elanco Bonus Plan			25,578	426,300	852,600
	2021 Elanco PAs(3)	3/1/2021	2/24/2021				—	41,434	82,868		1,394,254
	2021 Elanco RSUs(4)	3/1/2021	2/24/2021							13,812	464,774
Ms. Lee	2021 Elanco Bonus Plan			23,142	385,700	771,400
	2021 Elanco PAs(3)	3/1/2021	2/24/2021				—	25,476	50,952		857,267
	2021 Elanco RSUs(4)	3/1/2021	2/24/2021							8,492	285,756
Mr. Cabral	2021 Elanco Bonus Plan			19,950	332,500	665,000
	2021 Elanco PAs(3)	3/1/2021	2/24/2021				—	28,507	57,014		959,261
	2021 Elanco RSUs(4)	3/1/2021	2/24/2021							9,503	319,776
(1)
These columns show the threshold, target and maximum payouts for performance under the Elanco Bonus Plan. Bonus payouts range from 0% to 200% of target. The threshold, target and maximum amounts represents a weighted average of the amounts approved by the Compensation Committee.

(2)
The annual grant date for Elanco awards is established in advance of the grant date by the Compensation Committee. Elanco equity awards to new hires and other off-cycle grants are generally effective on the first trading day of the quarter the hire or approval date.

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(3)
This row shows the range of payouts for 2021 Elanco PAs. These performance awards will pay out in February 2023, with payouts ranging from 0% to 200% of target. The grant date fair value of the Elanco PAs is based on the probable payout outcome at the time of grant. The grant date fair value assuming payout at target and maximum are listed for these awards in Note 2 to the “Summary Compensation Table” above.

(4)
This row shows the shares underlying the 2021 Elanco RSUs. One-third of these shares vested on March 1, 2022, one-third of these shares will vest on March 1, 2023, and the remainder of these shares will vest on March 1, 2024.

(5)
This column shows the grant date fair value of the Elanco PAs computed in accordance with FASB ASC Topic 718, based upon the probable outcome of the performance conditions as of the grant date, as well as the grant date fair value of the Elanco RSUs. See also Notes 3 and 4 of this table.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The closing price of our common stock on December 31, 2021, which was $28.38, was used to calculate the values in the table below.
		Option Awards				Stock Awards
Name	Award	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Simmons	Elanco Options(1)	109,642		31.61	10/20/2028
	2019 Elanco RSUs(2)					11,544	327,619
	2020 – 2021 Executive PAs(4)							185,206	5,256,146
	2020 Elanco RSUs(5)					41,364	1,173,910
	2021 – 2022 Executive PAs(6)							223,121	6,332,174
	2021 Elanco RSUs(7)					74,374	2,110,734
Mr. Young	2019 Own Our Future Award(3)					83	2,356
	2019 Elanco RSUs(2)					3,339	94,761
	2020 – 2021 Executive PAs(4)							44,520	1,263,478
	2020 Elanco RSUs(5)					9,943	282,182
	2021 – 2022 Executive PAs(6)							47,006	1,334,030
	2021 Elanco RSUs(7)					15,669	444,686
Mr. Schacht	Elanco Options(1)	21,086		31.61	10/20/2028
	2020 – 2021 Executive PAs(4)							37,069	1,052,018
	2021 – 2022 Executive PAs(6)							20,717	587,948
Ms. Lee	2021 – 2022 Executive PAs(6)							12,738	361,504
Mr. Cabral	Elanco Options(1)	21,086		31.61	10/20/2028
	2019 Elanco RSUs(2)					1,203	34,141
	2020 – 2021 Executive PAs(4)							26,080	740,150
	2020 Elanco RSUs(5)					5,825	165,314
	2021 – 2022 Executive PAs(6)							28,507	809,029
	2021 Elanco RSUs(7)					9,503	269,695
(1)	An award of nonqualified stock options granted after our 2018 initial public offering, which award vested on October 20, 2021 followed by a seven-year exercise period ending October 20, 2028.
(2)	Elanco RSUs granted on March 1, 2019. One-third of the shares underlying this grant vested on March 1, 2020, one-third of the shares vested on March 1, 2021, and the remainder vested on March 1, 2022.
(3)	Reflects the “all employee” award granted to Mr. Young on March 1, 2019. The award cliff vested on March 1, 2022.
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(4)	Elanco PAs granted for the 2020-2021 performance period, to the extent earned, are scheduled to vest as soon as administratively practicable following the close of the performance period.
(5)	Elanco RSUs granted on March 2, 2020. One-third of the shares underlying this grant vested on March 2, 2021, one-third vested on March 2, 2022, and the remainder will vest on March 2, 2023.
(6)
Elanco PAs granted for the 2021-2022 performance period, to the extent earned, are scheduled to vest as soon as administratively practicable following the close of the performance period. In accordance with SEC regulations, the number of shares and payout value for the Elanco PAs reflect the target payout for this grant since our performance over the two-year period cannot be determined at this time. The estimated outstanding awards for Mr. Schacht and Ms. Lee reflect their pro-rated tenure with Elanco during this period of performance due to their respective terminations on December 31, 2021. These pro-rated award amounts for Mr. Schacht and Ms. Lee will vest on the standard award schedule following the end of the two-year performance period.

(7)	Elanco RSUs granted on March 1, 2021. One-third of the shares underlying this grant vested on March 2, 2022, one-third will vest on March 2, 2023, and the remainder will vest on March 2, 2024.
STOCK VESTED IN 2021
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Simmons	108,382(2)	3,402,091
Mr. Young	23,738(3)	738,525
Mr. Schacht	25,011(4)	776,009
Ms. Lee	12,134(5)	345,361
Mr. Cabral	14,549(6)	466,420
(1)	Amounts reflect the market value of Elanco’s common stock on the day the stock award vested.
(2)
For Mr. Simmons, this represented 20,473 shares vested from the Founders Award granted after our 2018 initial public offering, which vested on October 20, 2021; 19,374 shares vested from the performance-based Replacement Award to replace unvested Lilly shares, which vested on February 1, 2021; 50,722 shares vested from the 2019 - 2020 Executive PAs, which vested February 22, 2021; 6,320 shares vested from the second tranche of the 2019 Elanco RSUs, which vested on March 1, 2021; and 11,493 shares vested from the first tranche of the 2020 Elanco RSUs, which vested on March 2, 2021.

(3)
For Mr. Young, this represented 18,274 shares vested from the 2019-2020 Executive PAs, which vested on February 22, 2021; 2,290 shares vested from the second tranche of the 2019 Elanco RSUs, which vested on March 1, 2021; and 3,174 shares vested from the first tranche of the 2020 Elanco RSUs, which vested on March 2, 2021.

(4)
For Mr. Schacht, this represented 4,914 shares vested from the Founders Award granted after our 2018 initial public offering, which vested on October 20, 2021; 10,057 shares vested from the 2019 - 2020 Executive PAs, which vested on February 22, 2021; 1,252 shares vested from the second tranche of the 2019 Elanco RSUs, which vested on March 1, 2021; 2,911 shares vested from the first tranche of the 2020 Elanco RSUs, which vested on March 2, 2021; and several accelerated, pro-rated vesting events due to Mr. Schacht’s qualifying termination on December 31, 2021, which included 1,064 shares vested from the third tranche of the 2019 Elanco RSUs, 2,334 shares from the second tranche of the 2020 Elanco RSUs, and 2,479 shares vested from the first tranche of the 2021 Elanco RSUs, all of which vested on December 31, 2021.

(5)
For Ms. Lee, this represented 2,773 shares vested from Elanco replacement awards to replace unvested, forfeited Bayer shares in connection with our acquisition of Bayer Animal Health, which vested on November 30, 2021; and several accelerated, pro-rated vesting events due to Ms. Lee’s qualifying termination, which included 7,708 shares vested from Bayer replacement awards and 1,653 shares vested from 2021 Elanco RSUs, all of which vested on December 31, 2021.

(6)
For Mr. Cabral, this represented 4,984 shares vested from the Founders Award granted after our 2018 initial public offering, which vested on October 20, 2021; 6,884 shares vested from the 2019 - 2020 Executive PAs, which vested on February 22, 2021; 832 shares vested from the second tranche of the 2019 Elanco RSUs, which vested on March 1, 2021; and 2,049 shares vested from the first tranche of the 2020 Elanco RSUs, which vested on March 2, 2021.

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NONQUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Mr. Cabral	128,456	1,595	130,051
(1)	The amounts in this column are also included in the “Summary Compensation Table” above in the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
The “Nonqualified Deferred Compensation” table above shows information about the Elanco Deferred Compensation Plan. Our executives may defer receipt of all or part of their cash bonus under the Elanco Deferred Compensation Plan. Of the NEOs, only Mr. Cabral has participated in the Elanco Deferred Compensation Plan. Amounts deferred by executives under the plan are credited with interest at 120% of the applicable federal long-term rate as established the preceding December by the U.S. Treasury Department under Section 1274(d) of the Code with monthly compounding. Deferral elections for bonuses earned in 2021, payable in 2022, were made in the fourth quarter of 2020. Participants may elect to receive the funds in a lump sum or in up to ten annual installments following termination of employment, but may not make withdrawals while employed by us, except in the event of hardship as approved by the Compensation Committee. All deferral elections and associated distribution schedules are irrevocable. The Elanco Deferred Compensation Plan is unfunded and amounts deferred under the plan are subject to forfeiture in the event of our bankruptcy.
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PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL (AS OF DECEMBER 31, 2021)
The following table describes the potential payments and benefits under our compensation and benefit plans, and arrangements to which the applicable NEOs would have been entitled upon a hypothetical termination of employment on December 31, 2021, in the circumstances described in the table, except that in the case of Mr. Schacht and Ms. Lee, the table shows their actual entitlements in connection with their separation of employment on December 31, 2021. The closing price of our common stock on December 31, 2021, which was $28.38, was used to calculate the values in the table below. The narrative following the tabular disclosure below contains more detail on the treatment of certain equity awards upon a qualifying termination (defined as a termination due to death, disability, site or plant closing, restructuring, or failure to locate a position on reallocation) of employment for the NEOs. Other than the payments and benefits described below, any agreement to provide severance payments or benefits would be at the discretion of the Compensation Committee. These benefits are contingent upon each executing a release of claims in favor of Elanco and agreeing to certain other customary post-employment covenants.
	Cash Severance Payment(1) ($)	Continuation of Medical / Welfare Benefits (present value) ($)	Value of Acceleration of Equity Awards ($)	Total Termination Benefits ($)
Mr. Simmons
• Termination due to death	—	—	12,034,511(3)	12,034,511
• Termination due to disability, reduction in force, or other qualified reason not in connection with change-in-control	4,707,000	62,442(5)	9,751,930(3)	14,521,372
• Non-qualified discharge not in connection with change-in-control	4,707,000	62,442(5)	—(6)	4,769,442
• Change-in-control	4,707,000	48,866(2)	15,200,583(4)	19,956,449
Mr. Young
• Termination due to death	—	—	2,754,478(3)	2,754,478
• Termination due to disability, reduction in force, or other qualified reason not in connection with change-in-control	1,015,000	30,672(5)	2,250,260(3)	3,295,932
• Non-qualified discharge not in connection with change-in-control	1,015,000	30,672(5)	—(6)	1,045,672
• Change-in-control	2,030,000	47,767(2)	3,421,493(4)	5,499,260
Mr. Schacht
• Termination due to disability, reduction in force, or other qualified reason not in connection with change-in-control	1,035,300	24,330(5)	—	1,059,630(7)
Ms. Lee
• Termination due to disability, reduction in force, or other qualified reason not in connection with change-in-control	936,700	10,924(5)	—	947,924(7)
Mr. Cabral
• Termination due to death	—	—	1,613,829(3)	1,613,829
• Termination due to disability, reduction in force, or other qualified reason not in connection with change-in-control	807,500	31,605(5)	1,315,354(3)	2,154,459
• Non-qualified discharge not in connection with change-in-control	807,500	31,605(5)	—(6)	839,105
• Change-in-control	1,615,000	49,091(2)	2,018,329(4)	3,682,420
(1)
As of December 31, 2021, the NEOs were entitled to severance under The Elanco Change-in-Control Severance Pay Plan for Select Employees upon an involuntary retirement or termination without cause under the Elanco Executive Severance Plan.

(2)	See “Elanco Executive Change-in-Control Severance Pay Plan for Select Employees” below for a discussion of payments following a change in control.
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(3)
For Mr. Simmons, the amount includes 2019 Elanco RSUs, 2020 – 2021 Elanco PAs, 2020 Elanco RSUs, 2021 – 2022 Elanco PAs, and 2021 Elanco RSUs. For Mr. Young, the amount includes 2019 Elanco RSUs, the 2019 “all employee” award, 2020 – 2021 Elanco PAs, 2020 Elanco RSUs, 2021 – 2022 Elanco PAs, and 2021 Elanco RSUs. For Mr. Cabral, the amount includes 2019 Elanco RSUs, 2020 – 2021 Elanco PAs, 2020 Elanco RSUs, 2021 – 2022 Elanco PAs, and 2021 Elanco RSUs.

(4)
Includes the acceleration of Elanco RSUs and PAs, Lilly Replacement RSUs and PAs, and 2019 Founders’ Awards, as applicable, upon the event of certain qualifying terminations following a change-in-control.

(5)	See “Elanco Executive Severance Plan” below for a discussion of payments following a termination not related to a change in control.
(6)	Termination due to performance is not considered a qualifying termination under Elanco’s Stock Plan and Grant Award Agreements.
(7)
Mr. Schacht’s and Ms. Lee’s service with Elanco terminated on December 31, 2021. In connection with their qualified terminations, we entered into a Severance Agreement and Release of Claims with each of them, pursuant to which each is entitled to receive severance benefits under the Elanco Executive Severance Plan. The amounts shown for Mr. Schacht and Ms. Lee are the actual amounts paid to each of them in connection with their qualified terminations on December 31, 2021. These benefits were contingent upon each executing a release of claims in favor of Elanco and agreeing to certain other customary post-employment covenants.

Equity Acceleration in Connection with a Change-in-Control
Upon a change-in-control of Elanco, unvested Elanco RSUs will continue to vest and pay out upon the earlier of (i) the completion of the original award period, (ii) upon a covered termination of employment as described below, or (iii) if the successor entity does not assume, substitute or otherwise replace the award, upon the change in control. Elanco PAs will be deemed earned at target upon a change-in-control.
Elanco Change-in-Control Severance Pay Plan for Select Employees
In connection with our initial public offering in 2018, our Board adopted change-in-control severance pay plans for nearly all Elanco employees, including a plan that applies to the NEOs. These severance pay plans are intended to preserve employee morale and productivity, and encourage retention in the face of the disruptive impact of an actual or rumored change-in-control. In addition, these severance pay plans are intended to align our participating employees’ and our shareholders’ interests by enabling our executives to evaluate corporate transactions that may be in the best interests of our shareholders without undue concern over whether the transactions would jeopardize the participating employee’s own employment.
The basic elements of the select plan applicable to the NEOs include:
•
Double trigger. Unlike “single trigger” plans that pay out immediately upon a change in control, the select plan requires a “double trigger” — a change-in-control followed by an involuntary loss of employment within two years. This is consistent with our intent to provide employees with financial protection resulting from a loss of employment.

•
Covered terminations. Our participating NEOs are eligible for payments under our severance pay plan if, within two years of the change-in-control, their employment is terminated (i) without “Cause” by Elanco; or (ii) for “Good Reason” (e.g., a relocation or material reduction in title, work responsibilities, salary, variable pay potential, or benefits coverage) by the employee, each as is defined in the plan.

•	Severance payment. NEOs are eligible for two years’ base salary plus two times their target bonus for the then-current year.
•
Benefit continuation. Basic employee benefits such as health and life insurance would continue for 18 months following a participating NEO’s termination of employment, unless he or she becomes eligible for coverage with a new employer during that 18-month period.

•
No gross-ups. In some circumstances, the payments or other benefits received by a participating employee in connection with a change in control could exceed limits established under Section 280G of the Code resulting in an excise tax payment. We would not reimburse or gross-up employees for these taxes. However, the amount of benefits related to a change-in-control would be reduced to the maximum amount that would not result in an excise tax if the effect would be to deliver a greater after-tax benefit than the employee would receive if his or her benefits were not so reduced.

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Elanco Executive Severance Pay Plan
In November 2020, we adopted the Elanco Executive Severance Pay Plan and Summary for our senior employees, including the NEOs. We adopted this plan following the Compensation Committee’s discussions with its independent compensation consultant, WTW, to fill a gap in our compensation programs and align them with market practices. Under the plan, severance benefits are payable to eligible employees if their employment is terminated by us without cause and in certain other specified circumstances that are not in connection with a change in control. The plan does not provide for benefits upon voluntary separation of service by the employee.
The severance benefits provided under the plan are as follows:
•
A lump sum severance payment equal to the sum of (i) two times the amount of base salary for the CEO, or one times the base salary for other executives; plus (ii) two times (with respect to the CEO) or one times (with respect to other executives) the amount of their target annual cash incentive bonus for the year of termination or, if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable for the most recently completed calendar year; plus (iii) a lump sum payment equal to 24 months (with respect to CEO) or 12 months (with respect to other executives) of Elanco contributions paid for active employees for medical and dental coverage.

•	Outplacement services for up to twelve months following the termination date.
Payments of (i) any accrued but unpaid base salary through the date of termination; (ii) any accrued but unpaid bonuses, subject to certain conditions; and (iii) all benefits and rights accrued under the employee benefit plans.
CEO Pay Ratio
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our President and Chief Executive Officer, Jeffrey N. Simmons.
We have identified our median employee, using our employee population on December 31, 2020, by use of a “consistently applied compensation measure” or “CACM.” We chose a CACM that closely approximates the annual total direct compensation of our non-contingent employees. Specifically, we identified the median employee by looking at annual base pay, bonus opportunity at target, and the grant date fair value for standard equity awards. We then identified the median paid employee and calculated his or her total annual compensation in accordance with the requirements of the “Summary Compensation Table” above. We used the same median employee in 2021 as we did in 2020, because we believe there has not been any change in our employee population or employment compensation arrangements that we believe would significantly alter our pay ratio calculation.
In applying the CACM, we did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis, and we chose not to include one-time equity awards when choosing the median employee, since the grant of such awards is not a recurring event. We also chose not to exclude any employees when determining our median employee.
For 2021, the annual total compensation of our median employee was $92,634. Mr. Simmons’s annual total compensation for 2021, as reported in the “Summary Compensation Table” above, was $12,060,015. The ratio of Mr. Simmons’s total compensation to the median employee’s total compensation was 130:1.
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Proposal No. 4: Approval of the Elanco Animal Health Incorporated Employee Stock Purchase Plan
We are asking our shareholders to approve the adoption of the Elanco Animal Health Incorporated Employee Stock Purchase Plan (the “ESPP”). The ESPP was adopted, subject to shareholder approval, by our Board in February 2022. The Compensation Committee and our Board believe that the ESPP will help encourage our employees to acquire shares of our common stock, which will help foster an ownership mentality among our employees and better align their interests with those of our shareholders. The Compensation Committee and our Board also believe that the ESPP will help us attract, retain, and motivate talent in an increasingly competitive employment market.
If the ESPP is approved by our shareholders at the Annual Meeting, we expect that the first offering period will commence in the third quarter of 2022. If the ESPP is not approved by our shareholders, then the ESPP will not become effective.
The following is a summary of the principal features of the ESPP, which we believe supports the delivery of a plan that values compliance and good governance while maximizing shareholder value and competitive employee compensation opportunities. This summary does not purport to be a complete description of the ESPP and is qualified in its entirety by reference to the full text of the ESPP, which is included as Appendix B to this Proxy Statement.
Administration. The ESPP may be administered, at our expense, by our Board or a committee thereof, and is expected to initially be administered by the Compensation Committee. The Compensation Committee may delegate its duties under the ESPP to our employees or to outside firms, banks or other financial institutions. All questions of interpretation or application of the ESPP are determined in the sole discretion of the plan administrator, and its decisions are final, conclusive, and binding upon all persons.
Share Reserve. If shareholders approve this Proposal No. 4, 625,000 shares of our common stock will be authorized for issuance under the ESPP.
Eligibility. Any natural person who is regularly employed by us or any of our designated subsidiaries is eligible to participate in the ESPP, excluding employees whose customary employment is (a) fewer than twenty hours per week, (b) as a student or intern, or (c) is not for more than five months in a calendar year. Participation is subject to certain limitations imposed by Section 423(b) of the Code, including (i) the requirement that no person may be granted rights under this ESPP (and all plans qualified under Code Section 423(b) maintained by us or any of our subsidiaries) to purchase more than $25,000 worth of shares of our common stock (valued at the time each right is granted) for each calendar year in which rights are outstanding, and (ii) the requirement that no person who owns or holds options to purchase, or who as a result of participation in the ESPP would own or hold options to purchase, five percent or more of our or any of our subsidiaries’ outstanding stock is eligible to participate in the ESPP. Non-Employee Directors are not eligible to participate in the ESPP. The plan administrator may exclude additional categories of employees from the ESPP, including highly compensated employees, Section 16 reporting officers, non-U.S. employees, or employees with fewer than two years of service with us. As of February 28, 2022, approximately 2,600 of our employees were eligible to participate in the ESPP, of which eight were executive officers.
Participation in an Offering. While the plan administrator has discretion to establish different offering periods, shares will be offered under the ESPP through consecutive offering periods of approximately three months that generally begin with the first business day of each fiscal quarter of each year. Under the ESPP, in no event may an offering period exceed 27 months. To participate in the ESPP, eligible employees must authorize payroll deductions in whole dollar amounts up to the greater of ten percent of base salary or $15,000. Generally, the maximum number of shares that may be purchased in an offering period will be 2,000 shares of our stock. Once an eligible employee becomes a participant in the ESPP, the employee will automatically participate in each successive offering period until such time as the employee withdraws from, or is no longer eligible to participate in, the ESPP.
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Purchase Price. The purchase price per share of our common stock under the ESPP will be determined by the plan administrator but will not be less than 85% of the fair market value of our common stock on the last day of the relevant offering period. The fair market value of a share of our common stock on these measurement dates will be equal to the closing price per share as reported on the NYSE.
Shares Purchased. The number of shares of our common stock a participant purchases during each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s paychecks during the offering period by the purchase price per share. In the event that the ESPP’s available share reserve limits the number of shares of our common stock that may be issued and sold during any offering period, the number of shares that each participant purchases in that offering period will be reduced in proportion to the respective amounts which would otherwise have been purchasable by each such participant if enough shares had been available to enable all participants to purchase the full amount that elected. Any cash not applied to the purchase of fractional shares will be returned to the participant in one cash lump sum payment within thirty (30) days after the purchase date, without any interest thereon.
Withdrawal. A participant may withdraw from an offering under the ESPP at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not subsequently participate in the same offering. A participant will automatically be withdrawn from an offering under the ESPP upon a termination of employment with us or a designated subsidiary of ours and, in certain cases, following a leave of absence or a temporary period of ineligibility.
Transferability. No option grants under the ESPP will be transferable by the participant, except by will or the laws of inheritance following a participant’s death.
Adjustments. In the event any change is made in our capitalization during an offering period, such as a stock split or stock dividend, that results in an increase or decrease in the number of shares of common stock outstanding without receipt of consideration by us, appropriate adjustments will be made to the purchase price, the number of shares subject to purchase under the ESPP, the number of shares authorized for issuance under the ESPP, and the maximum number of shares that may be purchased by a participant during any offering period, in each case as determined by the plan administrator to preserve the economic incentive provided by the ESPP and the offering.
Corporate Transactions. In the event that all or substantially all of our assets or outstanding voting stock are disposed of by means of a sale or merger in which we will not be the surviving corporation, all outstanding options will be assumed or substituted by the successor corporation. In the event that options are not assumed or substituted, or in the event that we are liquidated, all outstanding options will automatically be exercised immediately prior to the effective date of such transaction. Unless otherwise provided by the plan administrator, the purchase price will generally be equal to 85% of the lesser of the fair market value of our common stock on (i) the first day of the relevant offering period or (ii) the date immediately prior to consummation of the transaction.
Amendments, Suspension, and Termination. Our Board may, at any time, amend, suspend, or terminate the ESPP; however, such amendment, suspension, or termination may not make any change in an option previously granted that would adversely affect the rights of any participant. No amendment may be made to the ESPP without the approval or ratification of our shareholders if such amendment would require shareholder approval under Code Section 423 or any other applicable law or regulation, such as an amendment to increase the maximum number of shares under the plan or to change the classes of employees eligible to participate in the ESPP. Upon termination of the ESPP, the remaining balance, if any, in each participant’s account under the ESPP will be refunded to the participant as soon as practicable thereafter.
U.S. Federal Income Tax Consequences
The following summary is intended only as a general guide as to federal income tax consequences, under current U.S. tax law, of participation in the ESPP and does not attempt to describe all potential tax consequences. This discussion is intended for the information of our shareholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who participate in the ESPP. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the desired rules is applicable. Accordingly, participants are advised to consult their own tax advisors with respect to the tax consequences of participating in the ESPP.
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Proposal No. 4
The ESPP is intended to be an “employee stock purchase plan” within the meaning of Code Section 423. Under this type of plan, no taxable income will be reportable by a participant, and no deductions will be allowable to us, due to the grant of the option at the beginning of the offering or at the purchase of shares at the end of an offering. A participant will, however, recognize taxable income in the year in which the shares purchased under the ESPP are sold or otherwise made the subject of disposition.
A sale or other disposition of shares purchased under the ESPP will be a “disqualifying disposition” if such sale or disposition occurs prior to the later of (i) two years after the date the option is granted (i.e., the commencement date of the offering period to which the option pertains) and (ii) one year from the date of the purchase of the applicable shares.
If the participant makes a disqualifying disposition of shares purchased under the ESPP, the excess of the fair market value of the shares on the date of purchase over the purchase price will be treated as ordinary income to the participant at the time of such disposition, and any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be a capital gain (or loss) to the participant. We will be entitled to an income tax deduction for the amount treated as ordinary income to the participant for the taxable year in which the disposition occurs, although the income tax deduction may be limited by the deductibility of compensation paid to certain of our officers under Code Section 162(m). In no other instance will we be allowed a deduction with respect to the participant’s disposition of the purchased shares.
If the participant sells or otherwise disposes of shares purchased under the ESPP after satisfying the holding period outlined above (i.e., a qualifying disposition), then the participant will realize ordinary income in the year of disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of disposition over the purchase price for the shares or (ii) the greater of (a) the fair market value of the shares on the date the option relating to the disposed shares was first granted over the purchase price and (b) the fair market value of the shares on the day immediately prior to the consummation of the transaction over the purchase price. Any additional gain (or loss) on the disposition (after adding the amount treated as ordinary income to the participant’s basis in the shares) will be long-term capital gain (or loss) to the participant. We will not be entitled to an income tax deduction for any amount with respect to the issuance or exercise of the option or the sale of the underlying shares.
Specific Benefits
The benefits that will be received or allocated to eligible employees under the ESPP cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant. As of March 31, 2022, the fair market value of a share of our common stock based on the closing stock price on the NYSE was $•.

Recommendation of the Board The Board unanimously recommends a vote “FOR” the approval of the Elanco Animal Health Incorporated Employee Stock Purchase Plan.
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Proposal No. 5: Management Proposal to Amend Elanco’s Articles of Incorporation to Eliminate Supermajority Voting
Under our current Articles of Incorporation and Bylaws, the affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of our outstanding capital stock is required to amend certain provisions of the Articles of Incorporation relating to the removal of directors and the amendment of Article 9 of the Articles of Incorporation.
For Proposal No. 5, the proposed amendments to the Articles of Incorporation would eliminate all provisions that require a supermajority (66 2/3%) vote. Our Board has approved certain conforming changes to our Bylaws, contingent on the effectiveness of this proposed amendment to our Articles of Incorporation.
With respect to Proposal No. 5, the proposed amendments to the Articles of Incorporation are included with this proxy statement as Appendix C.
In proposing these amendments to the Articles of Incorporation and seeking to evolve our governance structure, our Board considered shareholder feedback and evolving governance practices, as well as the terms of our existing supermajority provisions, which require only a 66 2/3% vote rather than an 80% vote or higher as some companies’ supermajority provisions do. Our Board also considered that we only recently became an independent publicly-held corporation with a widely dispersed shareholder base. Notwithstanding these factors, our Board unanimously concluded, on the recommendation of the Nominating and Corporate Governance Committee, that the proposed changes contemplated by this Proposal No. 5 should be made.
If this Proposal No. 5 is approved by the requisite vote of our shareholders at the Annual Meeting, the proposed amendments to the Articles of Incorporation would become effective upon the filing of the amended and restated Articles of Incorporation with the Secretary of State of the State of Indiana, which we would file promptly following the Annual Meeting if our shareholders approve the amendments. If this Proposal No. 5 is not approved by the requisite votes of our shareholders at the Annual Meeting, the amendments to the Articles of Incorporation would not become effective and the provisions that require a supermajority vote would continue to apply.
The affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of all the outstanding shares of Voting Stock (as defined in the Articles of Incorporation), voting together as a single class, is required to approve the elimination of the supermajority provisions of the Articles of Incorporation.
As noted below, we are also submitting a proposal (Proposal No. 6) to amend our Articles of Incorporation to eliminate certain provisions applicable to Lilly, our former parent company. Approval of this Proposal No. 5 is not contingent on approval of Proposal No. 6. If Proposal No. 5 is approved by the requisite vote of our shareholders, but Proposal No. 6 is not, then we would promptly file an amended and restated Articles of Incorporation with the Secretary of State of the State of Indiana following the Annual Meeting solely reflecting the amendments in Appendix C (but not Appendix D).

Recommendation of the Board The Board unanimously recommends a vote “FOR” the management proposal to eliminate the supermajority voting provisions from our Articles of Incorporation.
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Proposal No. 6: Management Proposal to Amend Elanco’s Articles of Incorporation to Eliminate Legacy Parent Provisions
Our current Articles of Incorporation include certain legacy provisions that are specific to Lilly, our former parent company, which were implemented at the time of our separation from Lilly in 2018, including:
•	Establishing that no fiduciary duty shall be deemed to exist between Lilly and Elanco;
•	Regulating and defining the conduct of certain of the business and affairs of Elanco in relation to Lilly;
•	Addressing certain agreements and transactions with Lilly; and
•	Regulating certain corporate opportunities.
In light of our current ownership structure, our Board believes the Lilly provisions are no longer applicable or relevant to us. Therefore, our Board unanimously concluded, on the recommendation of the Nominating and Corporate Governance Committee, that the proposed changes contemplated by this Proposal No. 6 should be made.
For Proposal No. 6, the proposed amendments to the Articles of Incorporation would eliminate all provisions that specifically relate to Lilly. These proposed amendments to the Articles of Incorporation are included with this proxy statement as Appendix D.
If this Proposal No. 6 is approved by the requisite votes of our shareholders at the Annual Meeting, the proposed amendments to the Articles of Incorporation would become effective upon the filing of the amended and restated Articles of Incorporation with the Secretary of State of the State of Indiana, which we would file promptly following the Annual Meeting if our shareholders approve the amendments. If this Proposal No. 6 is not approved by the requisite votes of our shareholders at the Annual Meeting, the amendments to the Articles of Incorporation would not become effective and the provisions that relate to Lilly would continue to apply.
The affirmative vote of a majority of the votes cast (more shares voted “For” than “Against”) is required to approve the elimination of the legacy provisions of the Articles of Incorporation specific to Lilly.
As noted above, we are also submitting a proposal (Proposal No. 5) to amend our Articles of Incorporation to eliminate supermajority voting. Approval of this Proposal No. 6 is not contingent on approval of Proposal No. 5. If Proposal No. 6 is approved by the requisite vote of our shareholders, but Proposal No. 5 is not, then we would promptly file an amended and restated Articles of Incorporation with the Secretary of State of the State of Indiana following the Annual Meeting solely reflecting the amendments in Appendix D (but not Appendix C).

Recommendation of the Board The Board unanimously recommends a vote “FOR” the management proposal to eliminate the legacy parent provisions from our Articles of Incorporation.
72 2022 Proxy Statement

Stock Ownership Information
Security Ownership of Directors and Executive Officers
The following table shows the shares of our common stock beneficially owned as of March 7, 2022 by each director and NEO individually, and by all of our executive officers and directors as of such date as a group. Shares reported as beneficially owned include shares held indirectly. It also includes shares subject to stock options exercisable, and RSUs subject to conversion in shares of common stock, within sixty days of March 7, 2022. As of such date, none of these shares were pledged as security.
Name	Shares Beneficially Owned(1)	Total Stock-Based Ownership(2)	Percent of Class
Kapila K. Anand	3,200	28,925	*
John P. Bilbrey	24,222(3)	54,597	*
William F. Doyle	—	7,307	*
Scott D. Ferguson	27,835,500(4)	27,842,807	5.9%
Art A. Garcia	3,525	23,772	*
Michael J. Harrington	13,000	35,471	*
Paul Herendeen	—	7,307	*
R. David Hoover	145,920(5)	190,582	*
Deborah T. Kochevar	1,000	22,208	*
Lawrence E. Kurzius	10,000	43,960	*
Kirk P. McDonald	—	21,208	*
Denise Scots-Knight	—	22,195	*
Jeffrey N. Simmons	697,266	1,096,788	*
Todd S. Young	88,286(6)	155,429	*
Ramiro Cabral	81,210	137,774	*
Joyce Lee	12,134(6)	12,134(6)	*
Aaron L. Schacht	112,774	112,774	*
All directors and executive officers as a group (21 persons)	29,152,734(8)	30,157,823	6.4%
*	Less than 1% of the outstanding shares of common stock.
(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or that will become exercisable within 60 days: 109,642 shares for Mr. Simmons, 49,333 shares for Mr. Young, and 21,086 shares for Mr. Cabral.

(2)
This column shows the individual’s total Elanco stock-based holdings, including securities shown in the “Shares Beneficially Owned” column (as described above), plus stock-based holdings that cannot be converted into shares of our common stock within 60 days, including, as applicable, RSUs subject to time-based vesting conditions and DSUs held by directors. The number does not include (i) performance-based awards granted to executive officers that are subject to performance-based vesting conditions, or (ii) the annual award of DSUs to be credited to non-employee directors in November 2021 under the Directors’ Deferral Plan based on service during 2021.

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Stock Ownership Information
(3)	Includes 24,222 shares held indirectly through a revocable trust.
(4)
Mr. Ferguson has shared voting and investment power over all of the shares, which he shares with Sachem Head and Uncas GP LLC (each as to all shares reported) and with Sachem Head GP LLC (as to 11,000,000 of such shares).

(5)	Includes 130,920 shares held indirectly through revocable trusts.
(6)	Includes 7,000 shares held indirectly through a retirement account.
(7)	Based solely on our records as of December 31, 2021.
(8)
Includes the shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to non-qualified stock options currently exercisable or exercisable within 60 days held by Mr. Simmons, Mr. Cabral and Mr. Young as reported in footnote 2 above and with respect to non-qualified stock options to acquire 42,172 shares currently exercisable or that will become exercisable within 60 days held by two other executive officers.

Security Ownership of Certain Beneficial Owners
The following table shows all entities that are the beneficial owners of more than 5% of our common stock as of March 7, 2022.
Name	Number of Shares	Percent of Class
The Vanguard Group(1)	40,801,815	8.6%
T. Rowe Price Associates, Inc.(2)	34,674,308	7.3%
PRIMECAP Management Company(3)	30,158,966	6.4%
Aristotle Capital Management, LLC(4)	29,210,842	6.2%
Sachem Head Capital Management(5)	27,835,500	5.9%
BlackRock, Inc.(6)	26,187,956	5.5%
(1)
As of December 31, 2021, based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group (“Vanguard”). Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355. Represents (i) 39,866,936 shares for which Vanguard has sole dispositive power, (ii) 934,879 shares for which Vanguard has shared dispositive power, (iii) no shares for which Vanguard has sole voting power, and (iv) 379,635 shares for which Vanguard has shared voting power.

(2)
As of December 31, 2021, based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2022 by T. Rowe Price Associates, Inc. (“T. Rowe Price”). T. Rowe Price’s business address is 100 E. Pratt Street, Baltimore, MD 21202. Represents (i) 34,674,308 shares for which T. Rowe Price has sole dispositive power, (ii) no shares for which T. Rowe Price has shared dispositive power, (iii) 17,586,994 shares for which T. Rowe Price has sole voting power, and (iv) no shares for which T. Rowe Price has shared voting power.

(3)
As of December 31, 2021, based on information set forth in a Schedule 13G/A filed with the SEC on February 10, 2022 by PRIMECAP Management Company (“PRIMECAP”). PRIMECAP’s business address is 177 E. Colorado Blvd., 11th Floor, Pasadena, CA 91105. Represents (i) 30,158,966 shares for which PRIMECAP has sole dispositive power, (ii) no shares for which PRIMECAP has shared dispositive power, (iii) 29,127,362 shares for which PRIMECAP has sole voting power, and (iv) no shares for which PRIMECAP has shared voting power.

(4)
As of December 31, 2021, based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2022 by Aristotle Capital Management, LLC (“Aristotle”). Aristotle’s business address is 11100 Santa Monica Blvd., Suite 1700, Los Angeles, CA 90025. Represents (i) 29,210,842 shares for which Aristotle has sole dispositive power, (ii) no shares for which Aristotle has shared dispositive power, (iii) 26,321,807 shares for which Aristotle has sole voting power, and (iv) no shares for which Aristotle has shared voting power.

(5)
As of December 31, 2021, based on information set forth in a Schedule 13D/A filed with the SEC on December 15, 2020 by Sachem Head. Sachem Head’s business address is 250 West 55th Street, 34th Floor, New York, NY 10019. Represents (i) no shares for which Sachem Head has sole dispositive power, (ii) 27,835,500 shares for which Sachem Head has shared dispositive power, (iii) no shares for which Sachem Head has sole voting power, and (iv) 27,835,500 shares for which Sachem Head has shared voting power. Uncas GP LLC has shared voting power and shared dispositive power over 27,835,500 shares, and Sachem Head GP LLC has shared voting power and shared dispositive power over 11,000,000 shares. Scott D. Ferguson has shared voting power and shared dispositive power over all of the shares reported.

(6)
As of December 31, 2021, based on information set forth in a Schedule 13G/A filed with the SEC on February 8, 2022 by BlackRock, Inc. (“BlackRock”). BlackRock’s business address is 55 East 52nd Street, New York, NY 10055. Represents (i) 26,187,956 shares for which BlackRock has sole dispositive power, (ii) no shares for which BlackRock has shared dispositive power, (iii) 22,980,583 shares for which BlackRock has sole voting power, and (iv) no shares for which BlackRock has shared voting power.

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Stock Ownership Information
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities. To our knowledge, no executive officer or director of Elanco failed to file reports required by Section 16(a) on a timely basis, except for (i) one late Form 4 for each of Mr. Bilbrey, Mr. Hoover and Mr. Kurzius to report the receipt of one DSU in connection with a deferral of cash retainer fees; (ii) one late Form 4 for Ms. Anand reporting the receipt of six DSUs in connection with deferrals of cash retainer fees; and (iii) one late Form 3 reporting no holdings and one late Form 4 reporting an initial RSU grant for Dr. de Brabander.
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Equity Compensation Plan Information
The following table shows information, as of December 31, 2021, regarding shares of our common stock authorized for issuance under our equity compensation plans. As of such date, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by shareholders.
	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	3,517,576(2)	$31.61	14,405,911
(1)
The weighted-average exercise price is calculated based solely on the exercise prices of the outstanding stock options and do not reflect the shares that will be issued upon the vesting of outstanding awards of RSUs, which have no exercise price.

(2)
This number includes 278,326 stock options, 2,977,387 shares underlying RSUs granted under the 2018 Stock Plan, and 261,863 DSUs, which includes 39,591 DSUs earned by directors who have elected to defer their cash compensation into Elanco shares. These shares will be fully vested upon departure from our Board.

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General Information About the Annual Meeting
Online Meeting
We will conduct the Annual Meeting solely via the Internet through a live audio webcast. We continue to use the virtual annual meeting format to facilitate shareholder attendance and participation, as we believe this format enables shareholders to participate fully from any location around the world, at no cost to them.
You are entitled to attend and participate in the virtual Annual Meeting only if you held your shares as of the close of business on March 21, 2022 (the “Record Date”) or if you hold a valid proxy for the Annual Meeting. If you were not an Elanco shareholder as of such date, you may still view the meeting online. Applicable shareholders who wish to participate in the Annual Meeting, or other interested participants who wish to view but not participate in the Annual Meeting, may do so by visiting www.virtualshareholder
meeting.com/ELAN2022.
To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) provided to them, or their proxy card, to log into www.virtualshareholdermeeting.com/ELAN2022. If you are a beneficial shareholder and your voting instruction form or Notice of Internet Availability indicates that you may vote those shares through the www.proxyvote.com website, then you may access, participate in, and vote at the Annual Meeting with the 16-digit access code indicated on that voting instruction form or Notice of Internet Availability. Otherwise, beneficial shareholders who do not have a control number or access code should contact their bank, broker, or other nominee (preferably at least 5 days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in, or vote at the Annual Meeting.
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 7:45 a.m. Eastern Time. If you have difficulties during the check-in time or during the Annual Meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log-in page.
Shareholders have multiple opportunities to submit questions to us for the Annual Meeting. Shareholders who wish to submit a question in advance may do so at either www.proxyvote.com or on our Annual Meeting website at www.virtualshareholder
meeting.com/ELAN2022. Shareholders also may submit questions live during the meeting.
We reserve the right to eject an attendee or cut off speaking privileges for behavior likely to cause disruption or annoyance or for failure to comply with reasonable requests or the rules of conduct for the meeting, including time limits applicable to attendees who are permitted to speak. We also reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Elanco business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.
77 2022 Proxy Statement

General Information About the Annual Meeting
Who Can Vote
You are entitled to vote at the Annual Meeting if our records show that you held your shares as of the Record Date. At the close of business on that date, a total of • shares of our common stock were outstanding and entitled to vote. In addition to shareholders of record of our common stock, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.
•	Shareholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are the shareholder of record with respect to those shares.
•
Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name” (a “beneficial shareholder”). As a beneficial shareholder, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

Voting Before or During the Annual Meeting
There are four ways to vote:
•
Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•	Online During the Annual Meeting. You may vote online during the Annual Meeting by visiting www.virtualshareholder
meeting.com/ELAN2022, entering the control number found in your Notice of Internet Availability, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. Voting online during the meeting will replace any previous votes.
•
Telephone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by calling the toll-free number found on the card or form. The availability of telephone voting may depend on the voting procedures of the organization that holds your shares.

•
Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone or, if they received printed copies of these materials, by mailing their proxy cards. The online polls will close at 11:59 p.m. Eastern Time on May 17, 2022.
Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting begins. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or, if applicable, by voting online during the virtual Annual Meeting.
Quorum for the Annual Meeting
In order to have a quorum at the Annual Meeting, holders of a majority of the outstanding shares entitled to vote at the Annual Meeting must be present or represented by proxy for the transaction of business. Your shares will be counted for purposes of determining if there is a quorum if you are entitled to vote and you are present at the Annual Meeting, or if you have properly voted by proxy online, by phone, or by submitting a proxy card or voting instruction form by mail prior to the Annual Meeting.
Broker non-votes (as described below) and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.
78 2022 Proxy Statement

General Information About the Annual Meeting
Voting Standards
Each share of common stock is entitled to one vote at the Annual Meeting. To be elected (Proposal No. 1), the director nominees must receive a plurality of the votes cast by the holders of shares entitled to vote in the election at the meeting, provided a quorum is present. A “plurality of the votes cast” means that the individuals with the highest number of votes are elected as directors up to the maximum number of directors to be elected. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors.
For Proposal Nos. 2, 3, 4 and 6, each proposal will be approved if the votes cast for the proposal exceed those cast against the proposal at the meeting. Abstentions or broker non-votes with respect to these proposals, if any, and will have no effect on the outcome of the vote. Brokers have discretionary authority with respect to Proposal No. 2 and Proposal No. 6. Brokers do not have discretionary authority with respect to Proposal No. 3 and Proposal No. 4.
For Proposal No. 5, the management proposal to eliminate supermajority voting, approval requires the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of all of the outstanding shares of our common stock entitled to vote generally in the election of directors pursuant to our Articles of Incorporation. Accordingly, abstentions and broker non-votes have the same effect as “against” votes. Brokers do not have discretionary authority with respect to Proposal No. 5.
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
No. 1 – Election of Directors	For, against, or abstain on each nominee.	Plurality of votes cast.	No effect.	No effect. No broker discretion to vote.
No. 2 – Ratification of Independent Auditor	For, against, or abstain.	More votes “for” than “against.”	No effect.	Brokers have discretion to vote.
No. 3 – Advisory Vote on Executive Compensation	For, against, or abstain.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
No. 4 – Approval of ESPP	For, against, or abstain.	More votes “for” than “against.”	No effect.	No effect. No broker discretion to vote.
No. 5 – Amendments to Eliminate Supermajority Voting	For, against, or abstain.	66 2/3% of outstanding shares.*	Same effect as vote against.	Same effect as vote against. No broker discretion to vote.
No. 6 – Amendments to Eliminate Legacy Parent Provisions	For, against, or abstain.	More votes “for” than “against.”	Same effect as vote against.	Brokers have discretion to vote.
*	The affirmative vote of at least 66 2/3% of the votes entitled to be cast by the holders of all of the outstanding shares of our common stock entitled to vote generally in the election of directors.
If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a shareholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as our Board recommends on each proposal and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.
If you are a beneficial shareholder and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine matters.” For the Annual Meeting, only Proposal No. 2 and Proposal No. 6 are considered routine matters.
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General Information About the Annual Meeting
Cost of Proxy Solicitation
We are providing these proxy materials in connection with the solicitation by our Board of proxies to be voted on at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally, electronically, and by telephone. None of these employees will receive any additional compensation for doing this. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $20,000 plus reimbursement of expenses. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial shareholders and obtaining their voting instructions.
Shareholder List
Our list of shareholders as of the Record Date will be available for inspection for five business days prior to the Annual Meeting. If you want to inspect the shareholder list, please contact our Investor Relations department at investor@elanco.com to schedule an appointment. In addition, the list of shareholders will also be available during the Annual Meeting through the meeting website for those shareholders who choose to attend.
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Submission of Shareholder Proposals or Nominations
Rule 14a-8 Proposals for Inclusion in the Proxy Statement for the 2023 Annual Meeting
Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), some shareholder proposals may be eligible for inclusion in our proxy statement for the 2023 Annual Meeting). These proposals must be received by our Corporate Secretary at our principal offices, through one of the means discussed in the “Communicating With Us” section below, by no later than the close of business (5:00 p.m. Eastern Time) on •, 2022. Proposals submitted for inclusion in our proxy statement for the 2023 Annual Meeting must comply with all requirements of Rule 14a-8.
Director Nominations (Including Proxy Access Nominations) or Other Proposals for Presentation at the 2023 Annual Meeting
Beginning with the 2023 Annual Meeting, we have adopted proxy access, which permits a shareholder, or group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years, to submit director nominees for up to two individuals or 20% of our Board (whichever is greater) for inclusion in our proxy statement if the shareholder(s) and the nominee(s) meet the requirements in our Bylaws.
In addition, under our Bylaws, a shareholder may nominate a candidate for election to our Board (other than pursuant to the proxy access provisions of our Bylaws) or to propose any business for presentation at the 2023 Annual Meeting (other than proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws.
A shareholder who desires to nominate a candidate for election to our Board (whether pursuant to the proxy access provisions of our Bylaws or otherwise) or to propose any business for presentation at the 2023 Annual Meeting (other than proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary at our principal executive offices, through one of the means discussed in the “Communicating with Us” section below, by no earlier than January 18, 2023 and no later than the close of business (5:00 p.m. Eastern Time) on February 17, 2023. The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal (as applicable) and information about the shareholder’s ownership of and agreements related to our stock.
If the 2023 Annual Meeting is advanced or delayed more than 30 days from the anniversary of the Annual Meeting, a shareholder seeking to nominate a candidate for election to our Board or propose any business at our 2023 Annual Meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the close of business (5:00 p.m. Eastern Time) on the later of 120 days in advance of the 2023 Annual Meeting or, if later, 10 days following the date on which public disclosure of the date of the meeting was first made.
All director nominations and shareholder proposals must comply with the requirements of our Bylaws, including, with respect to director nominations, the eligibility requirements contained therein. A copy of our Bylaws is available on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Bylaws” link. The Chair may refuse to acknowledge or introduce any such matter at the 2023 Annual Meeting if notice of the matter is not received within the applicable deadlines or does not comply with our Bylaws. If a shareholder does not meet these deadlines or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the 2023 Annual Meeting.
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Other Information
Communicating With Us
To communicate with our Board (or any individual member), make a proposal or director nomination, introduce business at an annual meeting of shareholders, revoke a prior proxy instruction, or request copies of our governance-related documents, please contact us via e-mail to elanco_corporate_secretary@elancoah.com or by mail to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Corporate Secretary.
The Corporate Secretary regularly forwards to the addressee all correspondence other than mass mailings, advertisements, and other materials not relevant to our business. However, we reserve the right not to forward to Board members any abusive, threatening, or otherwise inappropriate materials.
Notice of Internet Availability
We use the Internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability to our shareholders with instructions on how to access the proxy materials online at www.proxyvote.com or request a printed copy of the materials. Our proxy materials are also available at investor.elanco.com/financials/annual-reports.
Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by e-mail. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce our printing and mailing costs.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as brokers and banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice of Internet Availability or Proxy Statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.
Several brokers and banks with accountholders who are Elanco shareholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to Elanco shareholders, a single Proxy Statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate Proxy Statement, please notify your broker, contact Broadridge Financial Solutions at 1-866-540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or send a written request to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Investor Relations or via e-mail at investor@elanco.com. Shareholders who currently receive multiple copies of the Proxy Statement at their address and would like to request “householding” of their communications should contact their broker or bank.
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Other Information
Legal Matters
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our long-term financial targets and ESG goals and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties that are discussed in our most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. We assume no obligation to update any forward-looking statements or information, which speak only as of their respective dates.
Information in “Proxy Statement Summary” and “Proposal No. 3: Advisory Vote to Approve Executive Compensation—Compensation Discussion and Analysis—2021 Performance and Results” is reproduced from our 2021 Annual Report and speaks as of February 28, 2022, the date we filed our 2021 Annual Report.
Website references and their hyperlinks throughout this document are provided for convenience only, and the content on the referenced websites, including but not limited to the content contained in our 2020 ESG Summary Report, is not incorporated herein by reference into this Proxy Statement, nor does it constitute a part of this Proxy Statement.
Financial Matters
Our financial statements for the year ended December 31, 2021 are included in our 2021 Annual Report, which we provide to our shareholders at the same time as this Proxy Statement. Our 2021 Annual Report and this Proxy Statement are also posted on our website at investor.elanco.com/financials/annual-reports. If you have not received or do not have access to the 2021 Annual Report, please send a written request to Elanco Animal Health Incorporated, 2500 Innovation Way, Greenfield, IN 46140, Attention: Investor Relations.
Matters to be Presented
We know of no other matters to be submitted to shareholders at the Annual Meeting, other than the proposals identified in this Proxy Statement. If any other matters properly come before shareholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby on such matters in accordance with their best judgment. If the meeting is adjourned or postponed, the persons named on the proxy can vote such shares at the adjournment or postponement as well.
By order of the Board of Directors,

Marcela A. Kirberger
Executive Vice President, General Counsel and
Corporate Secretary
83 2022 Proxy Statement

Appendix A Reconciliation of GAAP Information to Non-GAAP Information
In this Proxy Statement, we use non-GAAP financial measures, such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted gross margin and net debt. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency regarding our operating performance. Reconciliation of non-GAAP financial measures and reported GAAP financial measures are included in this Appendix A and are posted on our website at www.elanco.com. The primary material limitations associated with the use of such non-GAAP measures as compared to U.S. GAAP results include the following: (i) they may not be comparable to similarly titled measures used by other companies, including those in our industry, (ii) they exclude financial information and events, such as the effects of an acquisition or amortization of intangible assets, that some may consider important in evaluating our performance, value or prospects for the future, (iii) they exclude items or types of items that may continue to occur from period to period in the future and (iv) they may not exclude all unusual or non-recurring items, which could increase or decrease these measures, which investors may consider to be unrelated to our long-term operations. These non-GAAP measures are not, and should not be viewed as, substitutes for U.S. GAAP reported measures. We encourage investors to review our unaudited condensed consolidated and combined financial statements in their entirety and caution investors to use U.S. GAAP measures as the primary means of evaluating our performance, value and prospects for the future, and non-GAAP measures as supplemental measures.
Pro Forma Combined Company Revenue
Due to the significant impact of the inclusion in our full year 2021 results of the legacy Bayer Animal Health portfolio, which we acquired in 2020, we will, from time to time, present year-over-year revenue growth on a pro forma combined company basis. The following calculation of 2020 pro forma combined company revenue represents a good faith summary to provide better financial context about our historical performance.
2020 Reference Base(1)
($ in millions)
Elanco Reported Revenue	3,273
Bayer Animal Health (Prior to Close)(2)	1,249
Less: Divestitures from Combined Company(3)	(82)
Pro Forma Combined Company Revenue	4,441
(1)
This reference base is materially correct based on the public filings of Elanco and Bayer AG; however, due to certain data limitations, including foreign exchange rates, these numbers may have some non-material differences to actuals. This reference base is a good faith summary to provide better financial context to investors about our performance in 2021. The reference base assumes that the Bayer Animal Health acquisition and related divestitures closed on January 1, 2020 and that accounting reclassifications were completed. Numbers may not add due to rounding.

(2)
Includes revenue from Bayer Animal Health for the first seven months of 2020, which has been adjusted for differences in accounting methodologies between GAAP and International Financial Reporting Standards (IFRS), and for foreign exchange rates less revenue from products that were included in Elanco and Bayer AG reported revenue prior to being divested, in most cases, as of August 1, 2020.

(3)
Divestitures from legacy Elanco include: Osumia, Capstar, StandGuard, Vecoxan, Itrafungol, and Clomicalm. Divestitures from legacy Bayer Animal Health include: Drontal (in certain markets), Profender, Avenge, Maggo, and Zapp Encore.

A-1 2022 Proxy Statement

Appendix A
Adjusted EBITDA / Adjusted EBITDA Margin
We define adjusted EBITDA as net income (loss) adjusted for interest expense (income), income tax expense (benefit), tax valuation allowances, and depreciation and amortization, further adjusted to exclude purchase accounting adjustments to inventory, integration costs of acquisitions, severance, asset impairment, gain on sale of assets, facility exit costs and other specified significant items, such as unusual or non-recurring items that are unrelated to our long-term operations adjusted for income tax expense associated with the excluded financial items. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenue. The following is a reconciliation of U.S. GAAP Net Income to EBITDA and adjusted EBITDA and a calculation of adjusted EBITDA margin for the year ended December 31, 2021 and 2020.
	($ in millions)
	2021	2020
Reported net loss	(472)	(560)
Net interest expense	236	150
Income tax benefit	(95)	(112)
Depreciation and amortization	716	517
EBITDA	385	(5)
Non-GAAP Adjustments:
Cost of sales	64	96
Asset impairment, restructuring and other special charges	628	623
Accelerated depreciation(1)	(6)	(17)
Other income, net	(14)	(168)
Adjusted EBITDA	1,057	529
Adjusted EBITDA Margin	22.2%	16.1%
(1)
Represents depreciation of certain assets that was accelerated during the periods presented. This amount must be added back to arrive at Adjusted EBITDA because it is included in Asset impairment, restructuring, and other special charges but it has already been excluded from EBITDA in the “Depreciation and amortization” row above.

Net Debt
We define net debt as gross debt less cash and cash equivalents on our balance sheet. We define gross debt as the sum of the current portion of long-term debt and long-term debt excluding unamortized debt issuance costs. We define the net leverage ratio as gross debt less cash and cash equivalents divided by adjusted EBITDA. This calculation does not include Term Loan B covenant-related adjustments that reduce this leverage ratio. The following is a reconciliation of gross debt to net debt for the year ended December 31, 2021:
($ in millions)
Long-term debt	6,258
Current portion of long-term debt	61
Less: Unamortized debt issuance costs	(82)
Total gross debt	6,401
Less: Cash and cash equivalents	638
Net Debt	5,763
Net Debt Leverage Ratio	5.5x
Adjusted Gross Margin
We define adjusted gross margin as adjusted gross profit divided by total revenue and adjusted gross profit as total revenue less adjusted cost of sales.
A-2 2022 Proxy Statement

Appendix B Elanco Animal Health Incorporated Employee Stock Purchase Plan
ARTICLE i. PURPOSE, SCOPE AND ADMINISTRATION OF THE PLAN
The purpose of the Elanco Animal Health Incorporated Employee Stock Purchase Plan, as it may be amended from time to time (the “Plan”), is to assist employees of Elanco Animal Health Incorporated, an Indiana corporation, and any successor corporation thereto (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan that is intended to qualify as an “employee stock purchase plan” under Code Section 423, and to help such employees provide for their future security and encourage them to remain in the employment of the Company and its Subsidiaries.
ARTICLE ii. DEFINITIONS
Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
2.1
“Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.2	“Administrator” means the Committee, or such individuals to whom authority to administer the Plan has been delegated under Section 7.1.
2.3	“Board” means the Board of Directors of the Company.
2.4	“Code” means the Internal Revenue Code of 1986, as amended.
2.5	“Committee” means the committee of the Board (or any successor committee) appointed or designated to administer the Plan.
2.6	“Common Stock” means the common stock of the Company, no par value.
2.7	“Company” has the meaning set forth in Article I.
2.8
“Designated Subsidiary” means each Subsidiary that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan. As of the Effective Date, Designated Subsidiaries include the U.S. Subsidiaries of the Company that employ Employees. After the Effective Date, Designated Subsidiaries also shall include any new U.S. Subsidiary that is established or acquired and employs Employees.

2.9	“Effective Date” means February 22, 2022, the date the Plan was approved by the Board.
2.10
“Eligible Employee” means an Employee who, after the grant of an Option, would not be deemed for purposes of Code Section 423(b)(3) to possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. The rules of Code Section 424(d) with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding

B-1 2022 Proxy Statement

Appendix B
options shall be treated as stock owned by the Employee. An Eligible Employee shall not include an Employee whose customary employment is fewer than twenty (20) hours per week or an Employee whose customary employment is as a student or intern or for not more than five months in a calendar year.
Notwithstanding the foregoing, the Administrator may exclude from participation in the Plan as an Eligible Employee (x) any Employee who is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Code Section 414(q)), or a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer and/or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; and/or (y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether such Employee also is a citizen of the United States or a resident alien (within the meaning of Code Section 7701(b)(1)(A))) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Plan or the Option to violate the requirements of Code Section 423; and/or (z) any Employee who has been employed by the Company or a Designated Subsidiary for less than a period specified by the Administrator (such period not to exceed two years); provided that any exclusion in clause (x), (y) and/or (z) shall be applied in an identical manner for each Offering Period commencing after the date of the Administrator’s action to all Employees of the Company and all Designated Subsidiaries, in accordance with Treasury Regulation Section 1.423-2(e).
2.11
“Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Code Section 3401(c) and is treated as an employee in the personnel records of the Company or a Designated Subsidiary. The term “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Code Section 3401(c). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period specified in Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three (3)-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

2.12	“Enrollment Date” means the first date of each Offering Period.
2.13	“Enrollment Period” means the time period established by the Administrator leading up to an Enrollment Date during which Eligible Employees may elect to participate in an Offering Period.
2.14	“Exercise Date” means the last Trading Day of each Offering Period, except as provided in Section 5.2.
2.15	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.16	“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
(a)
If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) listed on any national market system, or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be:

(A)	if the Common Stock is purchased on the open market, the price paid for such Common Stock; or
(B)
if the Common Stock is not purchased on the open market, the closing sale price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sale price for a share of Common Stock on the date in question, the closing sale price for a share of Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable for such purposes;

(b)
If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices

B-2 2022 Proxy Statement

Appendix B
for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable for such purposes; or
(c)
If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.17	“Grant Date” means the first Trading Day of an Offering Period.
2.18	“New Exercise Date” has such meaning as set forth in Section 5.2(b).
2.19
“Offering Period” means the three (3)-month period as determined by the Board or the Committee; provided, however, that the duration and timing of Offering Periods may be changed by the Board or Committee, in its sole discretion. In no event may an Offering Period exceed twenty-seven (27) months.

2.20	“Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.
2.21	“Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2.
2.22	“Parent” means any entity that is a parent corporation of the Company within the meaning of Code Section 424 and the Treasury Regulations thereunder.
2.23	“Participant” means any Eligible Employee who elects to participate in the Plan.
2.24	“Payday” means the regular and recurring established day for payment of compensation to an Employee of the Company or any Designated Subsidiary.
2.25	“Plan” has the meaning set forth in Article I.
2.26	“Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.
2.27	“Section 423 Option” has the meaning set forth in Section 3.1(b).
2.28	“Subsidiary” means any domestic corporation that is a subsidiary of the Company within the meaning of Code Section 424 and the Treasury Regulations thereunder.
2.29
“Trading Day” means a day on which the principal securities exchange on which the Common Stock is listed is open for trading or, if the Common Stock is not listed on a securities exchange, a business day, as determined by the Administrator in good faith.

2.30	“Withdrawal Election” has the meaning set forth in Section 6.1(a).
ARTICLE III. PARTICIPATION
3.1	Eligibility.
(a)
Any Eligible Employee who elects during an Enrollment Period to participate in the Plan for an Offering Period and is employed by the Company or a Designated Subsidiary on the Enrollment Date for the Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles IV and V and the limitations imposed by Code Section 423(b) and the Treasury Regulations thereunder.

(b)
No Eligible Employee shall be granted an Option under the Plan that permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the

B-3 2022 Proxy Statement

Appendix B
Company, any Parent or any Subsidiary subject to Code Section 423 (any such Option or other option, a “Section 423 Option”), to accrue at a rate that exceeds $25,000 of fair market value of such stock (determined at the time the Section 423 Option is granted) for each calendar year in which any Section 423 Option granted to the Participant is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Code Section 423(b)(8) and the Treasury Regulations thereunder. No Eligible Employee may purchase in any calendar year shares of Common Stock having an aggregate Fair Market Value in excess of $25,000 (determined at the time the Section 423 Option is granted). Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee prior to an Offering Period, the maximum number of shares of Common Stock that may be purchased by each participating employee during any one Offering Period shall be 2,000 shares of Common Stock.
3.2	Election to Participate; Payroll Deductions
(a)
Except as provided in Section 3.3, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company or its designee a payroll deduction authorization no later than the Enrollment Period deadline determined by the Administrator in its sole discretion.

(b)
Subject to Section 3.1(b), and unless alternative contribution limits are set by the Administrator prior to any Offering Period, payroll deductions for each Offering Period shall not exceed the greater of (i) ten percent (10%) of the Participant’s base compensation during the Offering Period, or (ii) $15,000; and are to be expressed as a whole number dollar amount. In addition, the Administrator may establish for any calendar year a contribution limit per Participant that is less than the annual dollar limit set forth in Section 3.1(b) hereof. Amounts deducted from a Participant’s base compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account.

(c)
Following at least one (1) payroll deduction during an Offering Period, a Participant may cancel the Participant’s payroll deduction for such Offering Period upon at least ten (10) calendar days’ prior written notice to the Administrator or its designee. The change will be reflected in payroll deductions as soon as administratively practicable after the notice is received.

(d)
Notwithstanding the foregoing, upon the termination of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage as in effect at the termination of the prior Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.1(a), or unless such Participant becomes ineligible to participate in the Plan.

3.3
Leave of Absence. Payroll deductions for shares that a Participant has an option to purchase may be suspended during any leave of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2), or, if the Participant so elects, periodic payments for such shares may continue to be made in cash. If such Participant returns to active service prior to the last day of the Offering Period, the Participant’s payroll deductions will be resumed and, if the Participant did not make periodic cash payments during the Participant’s period of absence, the Participant shall, by written notice to the Administrator within ten (10) days after the Participant’s return to active service, but not later than the last day of the Offering Period, elect: (a) to make up any deficiency in the Participant’s Plan Account resulting from a suspension of payroll deductions by making an immediate cash payment or through increased payroll deductions; (b) not to make up such deficiency, in which event the number of shares to be purchased by the Participant shall be reduced to the number of whole shares which may be purchased with the amount, if any, then credited to the Participant’s Plan Account plus the aggregate amount, if any, of all payroll deductions to be made thereafter; or (c) withdraw the amount in the Participant’s Plan Account and terminate the Participant’s option to purchase. If any Participant fails to deliver the written notice described above within ten (10) days after the Participant’s return to active service or by the last day of the Offering Period, whichever is earlier, the Participant shall be deemed to have elected the approach described in clause (b) of this Section 3.3.

ARTICLE iv. PURCHASE OF SHARES
4.1
Grant of Option. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations described in Section 3.1(b), the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided, however, that

B-4 2022 Proxy Statement

Appendix B
the maximum number of shares of Common Stock that may be purchased by a Participant in an Offering Period shall be determined by dividing such Participant’s Plan Account balance on such Exercise Date by eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Grant Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3, unless such Option terminates earlier in accordance with Article 6.
4.2
Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on the Exercise Date for an Offering Period shall equal eight-five percent (85%) (or such greater percentage as may be determined by the Committee prior to the commencement of any Offering Period) of the Fair Market Value of a share of Common Stock on the applicable Exercise Date.

4.3	Purchase of Shares.
(a)
Subject to the limitation contained in Section 4.1, on the Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised his or her Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock that can be purchased with the amount in the Participant’s Plan Account. No fractional shares shall be issued upon the exercise of rights granted under this Plan. Any balance that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be returned to the Participant in one cash lump sum payment within thirty (30) days after such Exercise Date, without any interest thereon.

(b)
As soon as practicable following the applicable Exercise Date, the number of shares of Common Stock purchased by a Participant pursuant to Section 4.3(a) shall be delivered (in either share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4
Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No Option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or his or her successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE v. PROVISIONS RELATING TO COMMON STOCK
5.1
Common Stock Reserved. Subject to adjustment as provided in Section 5.2, the number of shares of Common Stock that shall be permitted to be purchased under the Plan shall be six hundred twenty-five thousand (625,000) shares of Common Stock. The shares of Common Stock may be treasury shares, shares acquired on the open market, reacquired shares reserved for issuance under the Plan, or authorized but unissued shares.

5.2	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.
(a)
Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock that have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan that has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company. Such adjustment shall be made by the Administrator, whose determination in that

B-5 2022 Proxy Statement

Appendix B
respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.
(b)
Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1.

(c)
Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof.

5.3
Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account that has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one cash lump sum payment within thirty (30) days after such Exercise Date, without any interest thereon.

5.4
Rights as Shareholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a shareholder of the Company and shall not have any of the rights or privileges of a shareholder. A Participant shall have the rights and privileges of a shareholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of his or her Option.

ARTICLE vi. TERMINATION OF PARTICIPATION
6.1	Cessation of Contributions; Voluntary Withdrawal.
(a)
A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Administrator or its designee in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Administrator or its designee, in which case amounts credited to such Plan Account shall be returned to the Participant in one cash lump sum payment within thirty (30) days after such election is received by the Administrator or its designee, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Offering Period shall terminate. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and his or her Option to purchase under the Plan shall terminate.

(b)
A Participant’s withdrawal from the Plan shall not affect his or her eligibility to participate in any similar plan that may be adopted hereafter by the Company or in succeeding Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

B-6 2022 Proxy Statement

Appendix B
(c)	A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.
6.2
Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, he or she shall be deemed to have elected to withdraw from the Plan, and amounts credited to the Participant’s Plan Account shall be paid in cash to such Participant or, in the case of his or her death, to the person or persons entitled thereto pursuant to applicable law, within thirty (30) days after such cessation of being an Eligible Employee, without any interest thereon.

ARTICLE vii. GENERAL PROVISIONS
7.1	Administration.
(a)
The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee may delegate administrative tasks under the Plan to the services of an Agent and/or employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b)
It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)	To establish Offering Periods;
(ii)	To determine when and how Options shall be granted and the provisions and terms of each Offering Period (which need not be identical);
(iii)	To identify Designated Subsidiaries in accordance with Section 7.2; and
(iv)
To construe and interpret the Plan, the terms of any Offering Period and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering Period or any Option, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effect, subject to Code Section 423 and the Treasury Regulations thereunder.

(c)
The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency (if applicable), payroll tax, withholding procedures and handling of stock certificates that vary with local requirements. In its absolute discretion, the Board or the Committee may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)
The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1, but, unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)
All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the

B-7 2022 Proxy Statement

Appendix B
Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.
7.2
Designation of Subsidiary Corporations. The Administrator, Board or Committee shall designate from among the Subsidiaries, as determined from time to time, the Subsidiary or Subsidiaries that shall constitute Designated Subsidiaries. The Administrator, Board or Committee may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the shareholders of the Company.

7.3
Reports. Individual accounts shall be maintained for each Participant. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4
No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5	Amendment and Termination of the Plan.
(a)
The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time; provided, however, that without approval of the Company’s shareholders within twelve (12) months before or after action by the Board, the Plan may not be amended to increase the maximum number of shares of Common Stock subject to the Plan or change the designation or class of Eligible Employees.

(b)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, to the extent permitted under Code Section 423, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)	altering the Option Price for any Offering Period, including an Offering Period underway at the time of the change in Option Price;
(ii)	shortening any Offering Period so the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and
(iii)	allocating shares of Common Stock.
Such modifications or amendments shall not require shareholder approval or the consent of any Participant.
(c)	Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.
7.6
Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7
Term; Approval by Shareholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such shareholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the shareholders; provided, further, that if such approval has not been obtained by the end of said twelve (12)-month period, all Options previously granted under the Plan shall terminate and be canceled and become null and void without being exercised.

B-8 2022 Proxy Statement

Appendix B
7.8
Effect on Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plan in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other form of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9
Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemption rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemption rule.

7.10
Notice of Disposition of Shares. Each Participant shall give the Administrator or its designee prompt written notice of any disposition or other transfer of any shares of Common Stock acquired pursuant to the exercise of an Option if such disposition or transfer is made (a) within two (2) years after the applicable Grant Date or (b) within one (1) year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11
Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.12	Governing Law. The Plan and all rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of Indiana.
7.13
Notices. All notices or other communications by a participant to the Company or the Administrator (or its designee) under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or the Administrator (or its designee) at the location, or by the person, designated for the delivery thereof.

7.14	Conditions to Issuance of Shares.
(a)
Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)
All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Company deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Company may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c)
The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)
Notwithstanding any other provision of the Plan, unless otherwise determined by the Company or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

B-9 2022 Proxy Statement

Appendix B
7.15
Equal Rights and Privileges. Except with respect to sub-plans designed to be outside the scope of Code Section 423, if any, all Eligible Employees of the Company (or any Designated Subsidiary) shall have equal rights and privileges under the Plan to the extent required under Code Section 423 or the regulations promulgated thereunder so this Plan qualifies as an “employee stock purchase plan” within the meaning of Code Section 423 and the Treasury Regulations thereunder. Any provision of this Plan that is inconsistent with Code Section 423 and the Treasury Regulations thereunder shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Code Section 423 or the Treasury Regulations thereunder.

7.16
Account Transfer Restriction. Unless otherwise determined by the Committee, shares of Common Stock purchased under the Plan shall not be transferable by a Participant from the account established in the Participant’s name under the Plan until the first anniversary of the Exercise Date upon which such shares were purchased by the Participant.

B-10 2022 Proxy Statement

Appendix C Proposed Amendments to Articles of Incorporation (Proposal No. 5)
The proposed amendments to Article 9 of our Articles of Incorporation related to Proposal No. 5 are shown below. Additions are indicated by underlining and deletions are indicated by strike-outs. The full text of our Articles of Incorporation can be found on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Articles of Incorporation” link.
9.
The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and it is expressly provided that the same are intended to be in furtherance and not in limitation or exclusion of the powers conferred by statute:

(a)
The number of directors of the Corporation, exclusive of directors who may be elected by the holders of any one or more series of Preferred Stock pursuant to Article 9(b) (the “Preferred Stock Directors”), shall not be less than five, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

(b)
The Board of Directors (exclusive of Preferred Stock Directors, if any) shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring at each annual meeting. The Board of Directors may assign members of the Board of Directors already in office upon the effectiveness of the Corporation’s registration statement on Form S-1, as amended, filed with the Securities and Exchange Commission in connection with the initial listing of Common Stock on a stock exchange (the “Effective Time”) to such classes as of the Effective Time. The term of office of the initial Class I directors shall expire at the first annual meeting following the Effective Time; the term of office of the initial Class II directors shall expire at the second annual meeting following the Effective Time; and the term of office of the initial Class III directors shall expire at the third annual meeting following the Effective Time. Commencing with the first annual meeting of shareholders following the Effective Time, each class of directors whose term shall then expire shall be elected to hold office for a three-year term. In the case of any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, the vacancy shall be filled by election of the Board of Directors with the director so elected to serve for the remainder of the term of the director being replaced or, in the case of an additional director, for the remainder of the term of the class to which the director has been assigned. All directors shall continue in office until the election and qualification of their respective successors in office, their death, their resignation in accordance with Section 2.7 of the bylaws of the Corporation (as amended, restated or otherwise modified from time to time, the “Bylaws”), their removal in accordance with Article 9(c) below and Section 2.8 of the Bylaws, or if there has been a reduction in the number of directors, until the end of their respective terms. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as possible. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Election of directors need not be by written ballot unless the Bylaws so provide.

(c)
Any director or directors (exclusive of Preferred Stock Directors, if any) may be removed from office at any time, but only for cause and only by the affirmative vote of at least ~~66 2/3% of the votes entitled to be cast by holders~~a majority of all the outstanding shares of Voting Stock (as defined below), voting together as a single class.

(d)
Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class of Voting Stock required by law or these Amended and Restated Articles of Incorporation, the affirmative vote of at least ~~66 2/3% of the votes entitled to be cast by holders~~a majority of all the outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article 9.

(e)
For purposes of these Amended and Restated Articles of Incorporation, the term “Voting Stock” shall mean all shares of any class of capital stock of the Corporation which are entitled to vote generally in the election of directors.

C-1 2022 Proxy Statement

Appendix D Proposed Amendments to Articles of Incorporation (Proposal No. 6)
The proposed deletions to Article 14 of our Articles of Incorporation related to Proposal No. 6 are shown below. The full text of our Articles of Incorporation can be found on our website at www.elanco.com/en-us/about-us/governance/corporate by clicking on the “Articles of Incorporation” link.
~~14.~~	~~Certain Relationships and Transactions.~~
~~(a)~~
~~General. The Corporation has been chartered to succeed to and carry on the animal health business of Lilly separate from the other businesses conducted by Lilly. Notwithstanding the fact that Lilly may continue to hold a significant percentage or even a controlling majority of the Corporation’s stock, no fiduciary duty of any nature shall be deemed to exist between Lilly and the Corporation and no such duty shall be owed one to the other. The Corporation and each person acquiring at any time any shares of capital stock or other equity securities of the Corporation acquires such shares subject to this limitation and agrees there is no expectancy of any fiduciary duty owed by either Lilly or the Corporation to the other. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any shares of capital stock of the Corporation, or any interest therein, shall be deemed to have notice of and to have consented to the provisions of this Article 14.~~

~~In recognition and anticipation that (i) the Corporation will not be a wholly owned subsidiary of Lilly and that Lilly will be a significant shareholder of the Corporation, (ii) directors, officers and/or employees of Lilly may serve as directors and/or officers of the Corporation, (iii) subject to any contractual arrangements that may otherwise from time to time be agreed to between Lilly and the Corporation, Lilly may engage in the same, similar or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, (iv) Lilly may have an interest in the same areas of corporate opportunity as the Corporation and Affiliated Companies thereof, and (v) as a consequence of the foregoing, it is in the best interests of the Corporation that the respective rights and obligations of the Corporation and of Lilly, and the duties of any directors and/or officers of the Corporation who are also directors, officers and/or employees of Lilly, be determined and delineated in respect of any transactions between, or opportunities that may be suitable for both, the Corporation and Affiliated Companies thereof, on the one hand, and Lilly, on the other hand, the sections of this Article 14 shall to the fullest extent permitted by law regulate and define the conduct of certain of the business and affairs of the Corporation in relation to Lilly and the conduct of certain affairs of the Corporation as they may involve Lilly and its directors, officers and/or employees, and the power, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.~~
~~Nothing in this Article 14 creates or is intended to create any fiduciary duty on the part of Lilly, the Corporation, any Affiliated Company, or any shareholder, director, officer or employee of any of them that does not otherwise exist under Indiana law and nothing in this Article 14 expands any such duty of any such person that may now or hereafter exist under Indiana law.~~
~~(b)~~
~~Certain Agreements and Transactions Permitted. The Corporation may from time to time enter into and perform, and cause or permit any Affiliated Company of the Corporation to enter into and perform, one or more agreements (or modifications or supplements to pre-existing agreements) with Lilly pursuant to which the Corporation or an Affiliated Company thereof, on the one hand, and Lilly, on the other hand, agree to engage in transactions of any kind or nature with each other and/or agree to compete, or to refrain from competing or to limit or restrict their competition, with each other, including to allocate, and to cause their respective directors, officers and/or employees (including any who are directors, officers and/or employees of both) to allocate opportunities between or to refer opportunities to each other. Subject to Section 14(d) below, no such agreement, or the performance thereof by the Corporation or any Affiliated Company thereof, or Lilly, shall, to the fullest extent permitted by law, be considered contrary to any fiduciary duty that any director and/or officer of the Corporation or any Affiliated Company thereof who is also a director, officer and/or employee of Lilly may owe to the Corporation or may~~

D-1 2022 Proxy Statement

Appendix D
~~be alleged to owe to such Affiliated Company, or to any shareholder thereof, or any legal duty or obligation Lilly may be alleged to owe on any basis, notwithstanding the provisions of these Amended and Restated Articles of Incorporation stipulating to the contrary. Subject to Section 14(d) below, to the fullest extent permitted by law, no director and/or officer of the Corporation who is also a director, officer and/or employee of Lilly shall have or be under any fiduciary duty to the Corporation or any Affiliated Company thereof to refer any corporate opportunity to the Corporation or any Affiliated Company or to refrain from acting on behalf of the Corporation or any Affiliated Company thereof or of Lilly in respect of any such agreement or transaction or performing any such agreement in accordance with its terms.~~
~~(c)~~
~~Authorized Business Activities. Without limiting the other provisions of this Article 14, Lilly shall have no duty to communicate information regarding a corporate opportunity to the Corporation or to refrain from (i) engaging in the same or similar activities or lines of business as the Corporation or (ii) doing business with any client, customer or vendor of the Corporation. To the fullest extent permitted by law, except as provided in Section 14(d), no officer, director and/or employee of the Corporation who is also a director, officer or employee of Lilly shall be deemed to have breached his or her fiduciary duties, if any, to the Corporation solely by reason of Lilly’s engaging in any such activity.~~

~~(d)~~
~~Corporate Opportunities. Except as otherwise agreed in writing between the Corporation and Lilly, for so long as Lilly owns a majority of all the outstanding shares of Voting Stock, in the event that a director and/or officer of the Corporation who is also a director, officer and/or employee of Lilly acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Lilly, such director and/or officer shall to the fullest extent permitted by law have fully satisfied and fulfilled his or her fiduciary duty, if any, with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director and/or officer acts in a manner consistent with the following policy:~~

~~(i)~~
~~such a corporate opportunity offered to any person who is a director but not an officer of the Corporation and who is also a director, officer and/or employee of Lilly shall belong to the Corporation only if such opportunity is expressly offered to such person solely in his or her capacity as a director of the Corporation and otherwise shall belong to Lilly; and~~

~~(ii)~~
~~such a corporate opportunity offered to any person who is an officer of the Corporation and also is a director, officer and/or employee of Lilly shall belong to the Corporation unless such opportunity is expressly offered to such person solely in his or her capacity as a director, officer and/or employee of Lilly, in which case such opportunity shall belong to Lilly.~~

~~The foregoing policy, and the action of any director or officer of Lilly, the Corporation or any Affiliated Company taken in accordance with, or in reliance upon, the foregoing policy or in entering into or performing any agreement, transaction or arrangement is deemed and presumed to be fair to the Corporation.~~
~~Except as otherwise agreed in writing between the Corporation and Lilly, if a director and/or officer of the Corporation, who also serves as a director, officer and/or employee of Lilly, acquires knowledge of a potential corporate opportunity for both the Corporation and Lilly in any manner not addressed by this Article 14, such director and/or officer shall have no duty to communicate or present such corporate opportunity to the Corporation and shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of fiduciary duty as a director and/or officer of the Corporation by reason of the fact that Lilly pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or does not present such corporate opportunity to the Corporation, and the Corporation to the fullest extent permitted by law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should be presented to the Corporation.~~
~~(e)~~
~~Delineation of Indirect Interests. To the fullest extent permitted by law, no director or officer of the Corporation or any Affiliated Company shall be deemed to have an indirect interest in any matter, transaction or corporate opportunity that may be received or exploited by, or allocated to, Lilly, merely by virtue of being a director or officer or employee of Lilly, unless such director or officer’s role with Lilly involves direct responsibility for such matter, in his or her role with Lilly, such director or officer exercises supervision over such matter, or the compensation of such director or officer is materially affected by such matter. Such director or officer’s compensation shall not be deemed to be materially affected by such matter if it is only affected by virtue of its effect on the value of Lilly capital stock generally or on Lilly’s results or performance on an enterprise-wide basis.~~

D-2 2022 Proxy Statement

Appendix D
~~(f)~~
~~Special Approval Procedures. If, notwithstanding the provisions of this Article 14, it is deemed desirable by Lilly, the Corporation or an Affiliated Company or any other party that the Corporation take action with specific regard to a particular transaction, corporate opportunity or a type or series of transactions or corporate opportunities to ensure, out of an abundance of caution, that such transaction or transactions are not voidable, or that such an opportunity or opportunities are effectively disclaimed, the Corporation may employ any of the following procedures:~~

~~(i)~~
~~the material facts of the transaction and the director’s or officer’s interest are disclosed or known to the Board of Directors of the Corporation or a duly appointed committee of the Board of Directors and the Board of Directors or such committee, as applicable, authorizes, approves, or ratifies the transaction by the affirmative vote or consent of a majority of the directors (or committee members) who have no direct or indirect interest in the transaction and, in any event, of at least two directors (or committee members);~~

~~(ii)~~	~~the material facts of the transaction and the director’s interest are disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such transaction by vote.~~
~~The interested director or directors may be counted in determining the presence of a quorum at such meeting. The presence of, or a vote cast by, a director with a direct or indirect interest in the transaction does not affect the validity of any actions taken under subsection (i) of this section.~~
~~One or more matters, transactions or corporate opportunities approved pursuant to any of the foregoing procedures is not void or voidable and shall not give rise to any equitable relief or damages or other sanctions against any director, officer, or shareholder (including Lilly) of the Corporation on the ground that the matter, transaction or corporate opportunity should have first been offered to the Corporation. Nothing in this Article 14 requires any matter to be considered by the board of directors or the shareholders of the Corporation and, in all cases, officers and directors of the Corporation are authorized to refrain from bringing a matter otherwise addressed in this Article 14 before the Board of Directors or the shareholders for consideration unless such matter is required to be considered by the board of directors or shareholders, as applicable, under Indiana law. This Article 14 shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common, equitable, or statutory law applicable thereto.~~
~~(g)~~	~~Certain Definitions. For purposes of this Article 14:~~
~~“Affiliated Company” in respect of the Corporation shall mean any entity controlled by the Corporation.~~
~~“corporate opportunities” shall include, but not be limited to, business opportunities which the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are ones in which the Corporation would have an interest or a reasonable expectancy, and in which, by embracing the opportunities or allowing such opportunities to be embraced by Lilly, the self-interest of the Corporation’s directors, officers and/or employees will be brought into conflict with that of the Corporation either directly or indirectly by virtue of such director’s, officer’s or employee’s service as a director, officer or employee of Lilly; and~~
~~“Lilly” shall mean Eli Lilly and Company and each other subsidiary of Eli Lilly & Company and each other person that either is controlled directly or indirectly by Eli Lilly and Company (other than the Corporation and any entity that is controlled by the Corporation).~~
D-3 2022 Proxy Statement

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Kapila K. Anand	☐	☐	☐
1b. John P. Bilbrey	☐	☐	☐
1c. Scott D. Ferguson	☐	☐	☐
1d. Paul Herendeen	☐	☐	☐
1e. Lawrence E. Kurzius	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 through 6.

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the company's independent registered public accounting firm for 2022.	☐	☐	☐
3. Advisory vote on the approval of executive compensation.	☐	☐	☐
4. Approval of the Elanco Animal Health Incorporated Employee Stock Purchase Plan.	☐	☐	☐
5. Approval of amendments to the company's Amended and Restated Articles of Incorporation to eliminate supermajority voting requirements.	☐	☐	☐
6. Approval of amendments to the company's Amended and Restated Articles of Incorporation to eliminate legacy parent provisions.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000548527_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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ELANCO ANIMAL HEALTH INCORPORATED
This proxy is solicited on behalf of the Board of Directors
Annual Meeting of Shareholders
May 18, 2022, 8:00 a.m. Eastern Time
Via Internet at www.virtualshareholdermeeting.com/ELAN2022

The shareholder(s) hereby appoint(s) Todd S. Young and Marcela A. Kirberger, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of Elanco Animal Health Incorporated held of record by the undersigned on March 21, 2022, at the Annual Meeting of Shareholders to be held at 8:00 a.m. Eastern Time on May 18, 2022, or at any adjournments or postponements thereof. All previous proxies are hereby revoked.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES SHALL VOTE: (i) FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS, (ii) FOR PROPOSAL NOS. 2, 3, 4, 5 AND 6, AND (iii) IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY

0000548527_2 R1.0.0.24

Continued and to be signed on reverse side